PROSPECTUS	Filed pursuant to Rule 424(b)(3)
Registration No. 333-224467

SINO-GLOBAL SHIPPING AMERICA, LTD.

4,000,000 Shares of Common Stock Issuable upon Exercise of Warrants

This prospectus relates to the resale of up to 4,000,000 shares of the common stock of Sino-Global Shipping America, Ltd., a Virginia corporation (the “Company”), that may be sold from time to time by the selling shareholders named in this prospectus (the “Selling Shareholders”).

The shares of common stock offered under this prospectus consist of 2,000,000 shares of common stock issuable upon the exercise of certain series “A” warrants (the “Series A Warrants”), and 2,000,000 shares of common stock issuable upon the exercise of certain series “B” warrants (the “Series B Warrants”, and together with the Series A Warrants, the “Warrants”), that we issued to the Selling Shareholders, each of whom is an accredited investor, on March 14, 2018, in a private placement pursuant to a Securities Purchase Agreement dated as of March 12, 2018, by and among the Company and the purchasers named therein. The issuance of the Warrants was made in reliance on the exemptions from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) promulgated thereunder.

We will not receive any proceeds from the sale of any of the shares of common stock offered hereby by the Selling Shareholders. To the extent that any of the Warrants are exercised for cash, if at all, we will receive the exercise price for those Warrants.

The Selling Shareholders or their pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through underwriters, broker-dealers or agents, in public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 43 of this prospectus for more information about how the Selling Shareholders may sell or dispose of their shares of common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SINO”. On May 3, 2018, the last reported sale price for our common stock as reported on the Nasdaq Capital Market was $1.11 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 8, 2018

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Shareholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should rely only on the information contained in this prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Some of the industry data contained in this prospectus is derived from data from various third-party sources. We have not independently verified any of this information and cannot assure you of its accuracy or completeness. Such data is subject to change based on various factors, including those discussed under the “Risk Factors” section beginning on page 4 of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision with respect to our securities. You should read this entire prospectus carefully, especially any risk factors contained herein and our financial statements and related notes contained in this prospectus before making an investment decision with respect to our securities. Please see the section titled, “Where You Can Find More Information,” beginning on page 46 of this prospectus. Unless the context indicates otherwise, references to “SINO,” the “Company,” “we,” “us” and “our” or similar terms refer to Sino-Global Shipping America, Ltd., a Virginia corporation and its consolidated subsidiaries.

Our Company

Sino-Global Shipping America, Ltd., a Virginia corporation, was founded in the United States (“US”) in 2001. Sino is a non-asset based global shipping and freight logistics integrated solution provider. Sino provides tailored solutions and value added services to its customers to drive effectiveness and control in related aspects throughout the entire shipping and freight logistics chain. Our current service offerings consist of inland transportation management services, freight logistics services, container trucking services and bulk cargo container services. We suspended our shipping agency and ship management services from the beginning of the fiscal year 2016, primarily due to changes in market conditions. We also suspended our shipping and chartering services primarily as a result of the termination of vessel acquisition in December 2015.

The Company conducts its business primarily through its wholly-owned subsidiaries in the U.S. (New York and California), China (including Hong Kong), Australia and Canada. Currently, a significant portion of our business is generated from clients located in the People’s Republic of China (the “PRC”). In the third quarter of fiscal year 2017, the Company established ACH Trucking Center Corp. in New York as a joint venture with Jetta Global Logistics Inc. The Company owns 51% of ACH Trucking Center Corp. Although the establishment of ACH Center brought benefit for the Company and Jetta Global, it could not satisfy long term development for both the Company and Jetta Global. The Company signed a termination agreement with Jetta Global to terminate the joint venture agreement on December 4, 2017. The organizational structure of the Company is set forth in the chart below.

The Company’s subsidiary in China, Trans Pacific Shipping Limited (“Trans Pacific Beijing”), a wholly owned foreign enterprise, invested in one 90%-owned subsidiary, Trans Pacific Logistics Shanghai Limited (“Trans Pacific Shanghai”, and together with Trans Pacific Beijing, “Trans Pacific”). As PRC laws and regulations restrict foreign ownership of local shipping agency service businesses, the Company provided its shipping agency services in the PRC through Sino-Global Shipping Agency Ltd. (“Sino-China” or “VIE”), a Chinese legal entity, which holds the licenses and permits necessary to operate local shipping agency services in the PRC. Trans Pacific Beijing and Sino-China do not have a parent-subsidiary relationship. Trans Pacific Beijing has contractual arrangements with Sino-China and its shareholders that enable the Company to substantially control Sino-China. Through Sino-China, the Company was able to provide local shipping agency services in all commercial ports in the PRC. In light of the Company’s decision not to pursue the local shipping agency business, the Company has suspended its shipping agency services through its VIE and has not undertaken any business through or with Sino-China since June 2014. Nevertheless, the Company continues to maintain its contractual relationship with the VIE because Sino-China is one of the committee members of the China Association of Shipping Agencies & Non-Vessel-Operating Common Carriers (“CASA”). CASA was approved to form by China Ministry of Communications. Sino-China is also our only entity that is qualified to conduct the shipping agency business in China. We keep the VIE to prepare ourselves if the market turns around.

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Currently, the Company’s inland transportation management services are operated by its subsidiaries in the PRC (including Hong Kong) and the U.S. Our freight logistics services are operated by our subsidiaries in the PRC, New York and California (Los Angeles). Our container trucking services are mainly operated by our subsidiaries and joint venture company in the PRC, New York and California (Los Angeles).

The following table breaks down the revenues for our business segments for the fiscal years ended June 30, 2017 and 2016:

	Fiscal Year 2017			Fiscal Year 2016
Key Services	Revenues	%	GM	Revenues	%	GM
Inland Transportation Management Services	$5,758,600	50.3%	89.2%	$4,340,522	59.4%	68.9%
Freight Logistics Services	$4,815,450	42.1%	22.9%	$--	--%	--%
Container Trucking Services	$871,563	7.6%	25.4%	$--	--%	--%
Shipping Agency and Ship Management Services	$--	--%	--%	$2,507,800	34.3%	13.3%
Shipping and Chartering Services	$--	--%	--%	$462,218	6.3%	54.0%
	$11,445,613	100.0%	56.5%	$7,310,540	100.0%	48.9%

Corporate Information

Our principal executive offices are located at 1044 Northern Boulevard, Suite 305, Roslyn, New York 11576-1514. Our telephone number at this address is (718) 888-1814. Our shares of common stock are traded on the NASDAQ Capital Market under the symbol “SINO.”

Our Internet website, www.sino-global.com, provides a variety of information about our Company. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”) are available, as soon as practicable after filing, at the investors’ page on our corporate website, or by a direct link to our filings on the SEC’s free website (www.sec.gov).

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THE OFFERING

Common Stock offered by the Selling Shareholders:	4,000,000 shares of common stock issuable upon exercise of the Warrants.

Common stock outstanding prior to this offering:	12,533,035 shares as of March 29, 2018

Use of proceeds:	The Selling Shareholders will receive the proceeds from the sale of the shares of common stock offered hereby. We will not receive any proceeds from the sale of the shares of common stock. However, we may receive proceeds in the aggregate amount of up to $7.0 million if all of the Warrants covered by this prospectus are exercised for cash. See “Use of Proceeds” on page 7 of this prospectus.

Risk Factors:	The purchase of our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

NASDAQ Capital Market Symbol:	“SINO”

The number of shares of our common stock outstanding, as set forth in the table above, is based on 12,533,035 shares outstanding as of March 29, 2018, and excludes, as of such date:

●	139,032 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $9.30 per share;

●	141,000 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $3.81 per share, granted under our 2008 Incentive Plan and our 2014 Incentive Plan;

●	8,698,903 shares of common stock that are available for future option grants under our 2008 Incentive Plan and our 2014 Incentive Plan; and

●	4,000,000 shares of common stock issuable upon exercise of the Warrants.

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RISK FACTORS

Investing in our securities has a high degree of risk. Before making an investment in our securities, you should carefully consider the following risks, as well as the other information contained in this prospectus, including our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties of which we are unaware or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our securities could decline and you could lose all or part of your investment. See also the information contained under the heading “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this prospectus.

Since we have broad discretion in how we use any proceeds that we may receive from the exercise of the Warrants, we may use the proceeds in ways with which you disagree.

Our management will have significant flexibility in applying any proceeds we may receive from the exercise of the Warrants. You will be relying on the judgment of our management with regard to the use of these proceeds, and you will not have the opportunity, as part of your investment decision, to influence how the proceeds are being used. It is possible that these proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, prospects, operating results and cash flow.

Because we are a small company, the requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act, and the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with listed equity securities, we must comply with the federal securities laws, rules and regulations, including certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Act, related rules and regulations of the SEC and the NASDAQ, with which a private company is not required to comply. Complying with these laws, rules and regulations occupies a significant amount of the time of our Board of Directors and management and significantly increases our costs and expenses. Among other things, we must:

●	maintain a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	comply with rules and regulations promulgated by the NASDAQ;

●	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

●	maintain various internal compliance and disclosures policies, such as those relating to disclosure controls and procedures and insider trading in our common stock;

●	involve and retain to a greater degree outside counsel and accountants in the above activities;

●	maintain a comprehensive internal audit function; and

●	maintain an investor relations function.

Future sales of our common stock, whether by us or our stockholders, could cause our stock price to decline.

If our existing shareholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline significantly. Similarly, the perception in the public market that our shareholders might sell shares of our common stock could also depress the market price of our common stock. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities. In addition, the issuance and sale by us of additional shares of our common stock or securities convertible into or exercisable for shares of our common stock, or the perception that we will issue such securities, could reduce the trading price for our common stock as well as make future sales of equity securities by us less attractive or not feasible. The sale of shares of common stock issued upon the exercise of our outstanding options and warrants could further dilute the holdings of our then existing shareholders.

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Securities analysts may not cover our common stock and this may have a negative impact on the market price of our common stock.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over independent analysts (provided that we have engaged various non-independent analysts). We do not currently have and may never obtain research coverage by independent securities and industry analysts. If no independent securities or industry analysts commence coverage of us, the trading price for our common stock would be negatively impacted. If we obtain independent securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our common stock, changes their opinion of our shares or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease and we could lose visibility in the financial markets, which could cause our stock price and trading volume to decline.

There has been and may continue to be significant volatility in the volume and price of our common stock on the NASDAQ Capital Market.

The market price of our common stock has been and may continue to be highly volatile. Factors, including timing, progress and results of the development of our newly added bulk cargo container tracking services and our mobile application that will provide a full-service logistics platform between the U.S. and the PRC for short-haul trucking in the U.S.; regulatory matters, concerns about our financial position, operations results, litigation, government regulation, or developments or disputes relating to agreements or proprietary rights, may have a significant impact on the market volume and price of our stock. Unusual trading volume in our shares occurs from time to time.

We have not paid and do not intend to pay dividends on our common stock in the foreseeable future. Any return on investment may be limited to the value of our securities.

We have not paid dividends on our common stock inception, and do not intend to pay any dividends on our common stock in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business. Accordingly, you will need to rely on sales of your shares of common stock after price appreciation, which may never occur, in order to realize a return on your investment.

The trading market for our common stock is not always active, liquid and orderly, which may inhibit the ability of our shareholders to sell common stock.

The trading market for our common stock is not always active, liquid or orderly. The lack of an active market at times may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital through the issuance of our equity securities (or securities that are convertible into or exercisable therefor).

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus, including the documents referred to in this prospectus or statements of our management referring to our summarizing the contents of this prospectus, include “forward-looking statements”. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results may differ materially or perhaps significantly from those discussed herein, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project” and other similar expressions. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements included in this prospectus or our other filings with the SEC include, but are not necessarily limited to, those relating to:

●	Our ability to timely and properly deliver inland transportation management services, freight logistics services, and container trucking services;

●	Our dependence on a limited number of major customers and related parties;

●	Political and economic factors in China;

●	Our ability to expand and grow our lines of business;

●	Unanticipated changes in general market conditions or other factors which may result in cancellations or reductions in the need for our services;

●	The effect of terrorist acts, or the threat thereof, on consumer confidence and spending or the production and distribution of product and raw materials which could, as a result, adversely affect our services, operations and financial performance;

●	The acceptance in the marketplace of our new lines of services;

●	The foreign currency exchange rate fluctuations;

●	Hurricanes or other natural disasters;

●	Our ability to identify and successfully execute cost control initiatives;

●	The impact of quotas, tariffs or safeguards on our customer products that we service;

●	Our ability to attract, retain and motivate skilled personnel; and

●	Our expansion and growth into other areas of the shipping industry.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors with which we are faced that may cause our actual results to differ from those anticipated in our forward-looking statements. Please see the “Risk Factors” contained in our reports and other filings with the SEC or in this prospectus for additional risks which could adversely impact our business and financial performance.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering. The Selling Shareholders will receive all of the proceeds from this offering. However, we may receive proceeds in the aggregate amount of up to approximately $7.0 million if all of the Warrants that are covered by this prospectus are exercised for cash. We cannot predict when, or if, the Warrants will be exercised. It is possible that the Warrants may expire and may never be exercised. We intend to use any proceeds from the exercise of the Warrants for general corporate and working capital purposes.

The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded on the NASDAQ Stock Market under the symbol SINO. The high and low common stock sales prices per share during the periods indicated were as follows:

	High	Low
Fiscal 2016:
First Quarter	$1.60	$0.81
Second Quarter	1.29	0.69
Third Quarter	0.88	0.40
Fourth Quarter	1.33	0.58

Fiscal 2017:
First Quarter	$2.24	$0.64
Second Quarter	6.73	0.97
Third Quarter	4.70	2.34
Fourth Quarter	3.45	2.57

Fiscal 2018:
First Quarter	$3.84	$2.85
Second Quarter	3.40	2.45
Third Quarter	2.80	1.04
Fourth Quarter (through April 24, 2018)	1.44	1.07

Approximate Number of Holders of Our Common Stock

As of March 29, 2018, there are 15 holders of record of our common stock. This number does not include shareholders who hold their shares of common stock in street name.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant. Payments of dividends by Trans Pacific to our company are subject to restrictions including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our company’s financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors. We do not undertake any obligation to update forward-looking statements.

Overview

Second Quarter 2018 Highlights

Revenue in the three months ended December 31, 2017 increased by $3,091,933, or 145.3%, over the comparable period in 2016. The increase was primarily due to:

●	We have expanded the freight logistics segment through cooperating with our major customers. In particular, our subsidiary, Trans Pacific Shanghai, has increased sales to BAO-NYK Shipping PTE. Ltd. (“BAO-NYK”). For the three months ended December 31, 2017, our total sales to BAO-NYK totaled approximately $3.1 million, as compared to $nil for the corresponding period in 2016.

●	Prior to second quarter of fiscal 2018, bulk cargo container services were included in our freight logistics services segment and were operated by our New York subsidiary. Due to the growth of this business line, and to enable our chief operating decision maker to better assess the financial performance of the Company, we separated our bulk cargo container services as a unique segment starting this quarter. We have reclassified $474,855 of revenue from freight logistics services to bulk cargo container services for the six months ended December 31, 2017 for comparison purpose.

Historically, containers shipping from the U.S. to China have low utilization rates. As a result, large shipping lines in China, including COSCO Shipping Lines Co., Ltd (“COSCO Shipping Lines”), have to bear the shipping costs of empty containers and are seeking solutions to work strategically with local logistics companies in the US. With the Chinese government banning the import of environmental wastes by the end of 2017, the empty container rate of COSCO Group's container shipping from the United States to China will be further reduced. Therefore COSCO Beijing signed a strategic cooperation agreement with us to jointly promote bulk cargo container transportation. Bulk freight rate is usually lower than that of container freight rate, however the transit time is much longer and customers have low flexibility in arrangement with freight carriers. COSCO Group headquarters will give us the same container freight rate as bulk freight, even lower than bulk shipping fee, to support our expansion from bulk to container shipping, so as to transport more cargoes from the United States to China. In the first quarter, we cooperated with Guangxi Sinotrans Group for the first trial operation of bulk cargo container. During the quarter, we cooperated with another customer, Sichuan Minmetals Import and Export Company, for trial operation. Based on the two trial runs with positive response, we signed a service agreement with Chengdu Dingxu International Trade Co., Ltd. ("Chengdu Dingxu") to coordinate sulfur suppliers in the United States to supply 100,000 tons of sulfur to Chengdu Dingxu on annual basis. Pursuant to the agreement, we will organize the shipping carriers, help customer to complete the duty and custom declaration and arrange transportation to the destination designated by Chengdu Dingxu. We will not take any title of any of their purchases and we will not take any inventory risks. We will be reimbursed by Chengdu Dingxu once our performance obligations are completed for the money we advanced on these purchases.

First Quarter 2018 Highlights

Sales in the three months ended September 30, 2017 increased by $3,435,609, or 176.7%, over the comparable period in 2016. The revenue generated from the U.S. increased from $1,807,113 in the three months ended September 30, 2016 to $2,352,163 in the three months ended September 30, 2017. The increase was mainly due to:

●	According to our strategic plan in fiscal year 2017, we set our target to provide inland container trucking services and extend to other logistics services between the United States and China, and our new innovative profit model is to use the internet platform to perform the seamless connection for these kinds of services.

●	The Company’s subsidiary, Trans Pacific Shanghai, began providing container trucking services in the second quarter of fiscal year 2017. In addition to the launch of our full-service logistics platform, Trans Pacific Shanghai signed a service agreement with Shanghai International Port (Group) Co. Ltd. to provide freight logistics services and container trucking services to end users, resulting in a significant increase in the subsidiary’s revenues for the three months ended September 30, 2017 as compared to the same period in 2016.

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●	In connection with the joint agreements signed with Sinotrans Guangxi Company and COSCO Shipping Lines Co., Ltd (Beijing) (formerly known as COSFRE Beijing) in the fourth quarter of fiscal year 2017, the Company has taken a leading position to finish a joint trial project with these two state-owned companies during first quarter of fiscal year 2018. The project involves a shift from the current bulk cargo transportation model to a containerized model. The Company has started a trial for the delivery of sulphur by containers from Long Beach, California, in the U.S., to Fangcheng Port, Guangxi, PRC and ultimately to the warehouse of the customer. During the three months ended September 30, 2017, approximately $0.50 million in service revenue was recognized under this business model and was included in the freight logistics services segment. This trial has laid a strong foundation for the Company to provide bulk cargo transport via containerized model for high volume cargo export from the U.S. to China.

●	During the first quarter of fiscal 2018, the Company signed a service agreement with a Chinese trading company in the U.S. to complete a trial involving services on supply chain logistics from a factory in China to a warehouse in the U.S. This also established a strong basis for the Company to provide logistics services within the supply chain for cross-border electronic commerce from China to the U.S. in the future.

●	On September 11, 2017, the Company established a wholly foreign owned enterprise (WFOE) in Ningbo City, China, named Ningbo Saimeinuo Supply Chain Management Co. Ltd. (Ningbo), which is owned by Sino-Global Shipping New York Inc. The new company’s business scope includes supply chain management. The purpose of establishing this WFOE was to obtain the government support in Ningbo in order to help the Company find a feasible profit model in assisting with cross-border e-commerce enterprises in Ningbo and providing logistics services in the U.S. over the whole supply chain from China to the U.S. Ningbo is one of fifteen pilot cities appointed by the Chinese Commerce Department for e-commerce model. The Chinese Commerce Department also invested funds in these fifteen pilot cities. We expect to promote our services over the supply chain to cross-border e-commerce companies in all fifteen pilot cities in China supported by Chinese government.

Fiscal Year 2017 Highlights

Sales for the year ended June 30, 2017 increased by $4,135,073, or 56.6%, from $7,310,540 for the year ended June 30, 2016, to $11,445,613 for the comparable period in 2017. The increase was mainly due to:

●	The Company’s subsidiary, Trans Pacific Shanghai, began providing container trucking services in the second quarter of fiscal year 2017. In addition to the launch of our full-service logistics platform, Trans Pacific Shanghai signed a service agreement with Shanghai International Port (Group) Co. Ltd., resulting in a significant increase in the subsidiary’s revenues. Trans Pacific Shanghai’s revenues generated by its container trucking services and revenues from freight logistic services were $573,341 and $2,964,226 for the year ended June 30, 2017, respectively.

●	Pursuant to the Strategic Cooperation Agreement signed with COSCO Logistics (Americas) Inc. (“COSCO Logistics”), in July 2016, starting in the third quarter of fiscal year 2017, the Company’s subsidiary in Los Angeles, California began providing freight logistic services and container trucking services to COSCO Logistics.

●	Pursuant to an agreement signed in December 2016, the Company and Jetta Global Logistics Inc. (“Jetta Global”) established ACH Trucking Center Corp. (“ACH Center”), a joint venture based in New York that provides trucking services. During the year ended June 30, 2017, ACH Center began to provide freight logistics services and container trucking services to COSCO Beijing International Freight Co., Ltd. (“COSFRE Beijing”) in the New York and New Jersey areas.

●	As an extension of the two agreements the Company signed with Sinotrans Guangxi and COSFRE Beijing, Sino has signed joint project agreements with Sinotrans Guangxi and COSFRE Beijing during the fourth quarter of fiscal year 2017. The project will involve a shift from the current bulk cargo transportation model to a containerized model. The Company has started a trial by facilitating the delivery of Sulphur from Long Beach, California, in the U.S., to Fangcheng Port, Guangxi, PRC and ultimately to the warehouse of the customer. By the end of the fiscal year 2017, there was no revenue or cost of revenue recognized from this business model. Management expects the transportation of cargo via a containerized model to become a new business segment in incoming year.

On February 16, 2017, the Company raised capital by issuing 1.5 million shares of common stock to three institutional investors at a purchase price of $3.18 per share. The aggregate gross proceeds of the sale to the Company totaled $4.77 million, and net proceeds after deducting offering expenses and placement agent fees equaled approximately $4.3 million. The Company will use the funds for working capital and general corporate purposes.

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Other 2017 Highlights:

●	In July 2016, the Company signed a Strategic Cooperation Agreement with COSCO Logistics, which is owned by the PRC’s largest integrated shipping company, China COSCO Holdings Company Ltd. Pursuant to the agreement, both parties will provide logistics services between the PRC and the U.S. and develop shipping customers as an end-to-end global logistics service. Starting in the third quarter of fiscal year 2017, the Company and COSCO Logistics began providing container trucking services on the west coast of the U.S. The Company expects to increase its cooperation with COSCO Logistics and to provide inland transportation services in the U.S. for shipments to and from the PRC. According to the agreement, the two companies will also assess locations in the U.S. to potentially establish warehouse and/or distribution facilities in the coming months and share pricing information for short-haul trucking services across selected regions of the U.S.

●	In December 2016, the Company completed the development of its full-service logistics platform, and a website portal to seamlessly connect shipping customers with short-haul trucking transportation services throughout the U.S. is now accessible through the Company’s website. In connection with the new platform, the Company signed strategic cooperation agreements with one major Chinese shipping company, China Ocean Shipping Company (“COSCO”) (consisting of both COSFRE Beijing and COSCO Qingdao) in December 2016 and January 2017. We believe that the Company’s cooperation with COSCO will increase door-to-door short-haul trucking volumes and boost revenues from inland transportation services in the U.S.

●	On April 20, 2017, the Company signed a Strategic Cooperation Agreement with Ningbo Xinyang Shipping Co., Ltd (“COSCO Xinyang”). This agreement with COSCO Xinyang is a continuation of the Company’s ongoing partnership with COSCO. Pursuant to the agreement with COSCO Xinyang, which is similar with the Company’s previously announced inland transportation agreements with COSCO; Sino-Global will receive a percentage of the total amount of each transportation fee for arranging inland transportation services for COSCO Xinyang’s container shipments into U.S. ports. The Company continues to work to expand its business to provide logistics services to customers who ship goods into the U.S.

Fiscal year 2018 Trends

In fiscal year 2018, we will continue to focus on developing business to increase revenue and cash flow in the United States and continue to use bulk cargo containerized business between container shipping lines of the U.S. to China as the major part of our growth.

We will continue our cooperation with COSCO to promote bulk cargo container shipping. Our goal is to promote shipping of not only sulfur products but also other products that are in high demand in China, such as petroleum coke, alfalfa and DDGS. We expect to ship these bulk container products to reach 400-500 containers per month. Through the implementation of the bulk cargo container transport business, more smaller truck companies can be attracted to join our short-haul container truck online service platform, so that the online service platform can be improved and further upgraded and eventually become a peer-to peer online platform that connects truckers and customers.

Our main objective for the calendar year 2018 is to continuously increase our business in the U.S. and to enhance the core competitiveness of our company in its market sector. To achieve this, we plan to further integrate technology into our business model to yield additional benefits for the Company and our clients. With the aid of specialized technology, we aim to strengthen our profit margins even further and to create efficient profitable opportunities between our logistic service networks in the U.S. and China. Over the long run, we hope to revolutionize and lead the market segment in which we specialize through the precise matching of our clients’ needs with service providers.

In light of the COSCO container shipping route from the U.S. to China, and the rising demand in China for U.S. based products combined with COSCO's empty container shipments rate along these routes (U.S. to China unutilized shipments currently averages around 80-90%), another key objective for 2018 and into fiscal year 2019 is to assist COSCO in the widespread adoption of containerization. We intend to do this by continuing to build relationships and to partner with suppliers.

We have signed two agreements with leading suppliers for trial “bulk-to-container” runs, which were successfully completed, and have started the new calendar year with a significant purchase order that we expect will generate approximately $10 million in gross revenue for the Company. By leveraging our platform and relationships, we believe we can utilize an online-driven platform to take advantage of this trade imbalance on behalf of our primary customers.

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Results of Operations

Fiscal Year Ended June 30, 2017 Compared to Fiscal Year Ended June 30, 2016

Revenues

Total revenues increased by $4,135,073, or 56.6%, from $7,310,540 for the year ended June 30, 2016 to $11,445,613 for the comparable period in 2017. This increase was primarily due to the Company’s efforts to diversify its business in the inland transportation management, freight logistic, and container trucking services, resulting in an increase in revenues since the first and second quarters of fiscal year 2017. The increase was partially offset by the decreased revenue from shipping agency and ship management services sector due to the decrease in the number of ships served, and the decreased revenue from our shipping and chartering services sector as a result of the termination of a planned vessel acquisition.

The following tables present summary information by segment for the years ended June 30, 2017 and 2016:

	For the year ended June 30, 2017
	Shipping Agency and Ship Management Services	Shipping and Chartering Services	Inland Transportation Management Services	Freight Logistic Services	Container Trucking Services	Total
Revenues
- Related party	$-	$-	$2,746,423	$-	$-	$2,746,423
- Third parties	$-	$-	$3,012,177	$4,815,450	$871,563	$8,699,190
Cost of revenues	$-	$-	$620,259	$3,710,364	$649,968	$4,980,591
Gross profit	$-	$-	$5,138,341	$1,105,086	$221,595	$6,465,022
GM%	-%	-%	89.2%	22.9%	25.4%	56.5%

	For the year ended June 30, 2016
	Shipping Agency and Ship Management Services	Shipping and Chartering Services	Inland Transportation Management Services	Total
Revenues
- Related party	$-	$-	$2,269,346	$2,269,346
- Third parties	$2,507,800	$462,218	$2,071,176	$5,041,194
Cost of revenues	$2,175,109	$212,510	$1,350,370	$3,737,989
Gross profit	$332,691	$249,708	$2,990,152	$3,572,551
GM %	13.3%	54.0%	68.9%	48.9%

Revenues

(1) Revenues from Shipping Agency and Ship Management Services

For the years ended June 30, 2017 and June 30, 2016, our revenues generated from the shipping agency segment were nil and $2,507,800, respectively. As the Company has stated in its previous annual report for the fiscal year ended June 30, 2016, management decided to suspend the shipping agency services because the shipping industry is experiencing a downturn. The decline in revenues in this service sector was due to this suspension. As a result, there was a decrease in the total number of ships the Company served from 19 ships for the year ended June 30, 2016 to nil for the year ended June 30, 2017. Our decision to suspend our shipping agency business was based on reduced market demand for imported iron ore as a result of an across-the-board general economic slow-down, decreased manufacturing activities, rising labor costs in the PRC and intense competition in the shipping industry with established and new competitors offering rates that in many cases are lower than the rates we can offer. Rising labor costs and increased overhead costs also reduced our profitability in this segment. However, we plan to resume providing shipping agency services once the shipping industry outlook turns positive.

We did not generate any revenue from providing ship management services for the years ended June 30, 2017 and 2016 as management decided to suspend the ship management business segment at the beginning of fiscal year 2016.

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(2) Revenues from Shipping and Chartering Services

In connection with the termination of the acquisition of Rong Yao International Shipping Limited (“Rong Yao”) on December 7, 2015, the Company realigned its development strategy and temporarily suspended its shipping and chartering services. As a result, we reported nil and $462,218 in revenue from this segment for the years ended June 30, 2017 and 2016, respectively.

Temporary suspension of the two above business sectors are not treated as discontinued operations since management believes they will continue to operate through these segments once the shipping business market recovers and the overall economy improves. Management is still actively identifying new potential relationships with targets for generating ship management service revenue, as well as developing the shipping agency sales network. The Company has also retained the employees who previous handled the business in relation to these two sectors. Although there is no current revenue from these two business sectors, the employees who previously were employed in the shipping agency and ship management business currently participate in the organization and development of inland transportation management services, freight logistics services and container trucking services. Once the shipping agency and ship management services and shipping and chartering services restarts again, the employees who previously worked for these sectors will revert to their previous positions to service theses business segments.

(3) Revenues from Inland Transportation Management Services

In September 2013, the Company executed an inland transportation management service contract with Zhiyuan Investment Group, a related party, whereby the Company agreed to provide certain solutions to help control the potential loss of commodities during the transportation process. The Company also began providing inland transportation management services to a third-party customer, Tengda Northwest, following the quarter ended September 2014. As a result, for the years ended June 30, 2017 and 2016, inland transportation management services revenue generated from related-party was $2,746,423 and $2,269,346, respectively, and revenue generated from third-party was $3,012,177 and $2,071,176, respectively. For the years ended June 30, 2017 and 2016, gross profits from inland transportation management services amounted to $5,138,341 and $2,990,152, respectively.

The increase in total revenues from this segment is due to the increase in the amount of commodities transported through both Zhiyuan Investment Group and Tengda Northwest. For Tengda Northwest, the service fee was RMB 32 per ton. Transported quantities were 648,739 tons for the year ended June 30, 2017 compared to 365,104 tons for the year ended June 30, 2016. For Zhiyuan Investment Group, the service fee was RMB 38 per ton. Transported quantities were 498,210 tons for the year ended June 30, 2017 compared to 442,757 tons for the year ended June 30, 2016.

Overall gross margin for this segment increased to 89.2% for the year ended June 30, 2017 from 68.9% for the year ended June 30, 2016. The increase in gross margin is mainly due to:

1)

Increased efficiency: When the Company takes in a new customer in this segment, the majority of the costs are incurred upfront when the Company uses its professional expertise to assist the customer in setting up efficient and sound procedures and policies to minimize losses in the transportation process. Once the process is set up, marginal cost is needed as the Company is only required to spend labor costs to monitor and improve the operation process and handling specific issues as needed.

The component of the costs associated with inland transportation management services is primarily the salaries of the employees who are assigned to maintain the transportation services. The logistic transportation fees made directly by the end customers to the logistics companies. During the door-to-door transportation progress, the assigned personnel will monitor the progress of transportation, coordinate with the logistics companies and warehouses in order for the products to be transported safely to the agreed destination. The Company has been providing such business services since 2014. Throughout the three years of development, the employees familiarized with the tasks in providing such services and the Company’s network with those logistics companies has matured. The Company has also become more effective and efficient in handling such business. During the year ended June 30, 2017, only two employees in Beijing and Hong Kong were authorized by management in Company headquarters to spend a limited number of hours per day handling inland transportation services. For the same period in 2016, a greater number of employees were assigned to work on such services. The cost of revenues for providing inland transportation management services are measured based on the number of hours allocated to perform such services. As the number of employees assigned for the services decreased and the hours assigned for each employee per day also decreased, the total hours related to perform such services decreased accordingly, which led to the significant decrease in cost of revenues.

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2)	Increased transportation volume: Due to the increase of price in Chrome ore and Chrome iron in the commodity market, our customers have increased demand for shipments resulting increased transportation volume we managed. As discussed above, no substantial costs were incurred to handle the extra volume; economies of scale led to further increases of our gross margin.

(4) Revenues from Freight Logistic Services

Since we formed our new subsidiary, Sino-Global Shipping LA, Inc., in January 2016, we began providing freight logistic services, including cargo forwarding and truck transportation services. During the year ended June 30, 2017, the portion of revenues generated from freight logistic services has increased significantly, and the Company presents the related revenue as a separate business segment. The Company has signed agreements with non-related parties, LJC Trading New York Ltd. and Zhiyuan (Hong Kong) Chromium Group Co., to provide freight logistic services.

Pursuant to the strategic cooperation agreement with COSCO Logistics, signed in July 2016, Sino-Global Shipping LA, Inc. began to provide logistic services to COSCO Logistics beginning the third quarter of fiscal year 2017. These services include cargo forwarding, trucking and customs declaration and filings.

In the third quarter of fiscal year 2017, the Company entered into an agreement with COSFRE Beijing, pursuant to which the Company formed a new joint venture company, ACH Trucking Center, with Jetta Global to provide short-haul trucking transportation and freight logistics services to customers located in the New York and New Jersey areas. Benefitting from the Company’s new logistics platform, strategic cooperation with COSCO Logistics and the new joint venture, revenue generated from freight logistic services was $4,815,450, and the related gross profit was $1,105,086 for the year ended June 30, 2017.

(5) Revenues from Container Trucking Services

Since we completed our website version of short distance container truck service platform in December 2016, we began to generate revenue from short distance trucking and containers services through the service platform and presents this as a new segment, “Container Trucking Services” beginning in the second quarter of 2017. Since the second quarter of fiscal year 2017, the Company has provided container trucking services in the PRC, and began to provide related services in the U.S. beginning in the third quarter of fiscal year 2017. This new business segment is based on a modified and improved version of our freight logistics services business segment. For the year ended June 30, 2017, revenue generated from container trucking services was $871,563 and the related gross profit was $221,595.

Operating Costs and Expenses

Total operating costs and expenses decreased by $215,336 or 2.5%, from $8,559,767 for the year ended June 30, 2016 to $8,344,431 for the year ended June 30, 2017. This decrease was primarily due to the decrease in general and administrative expenses and selling expenses partially offset by the increase in cost of revenues as discussed below.

The following table sets forth the components of the Company’s costs and expenses for the periods indicated:

	For the years ended June 30,
	2017		2016		Change
	US$	%	US$	%	US$	%

Revenues	11,445,613	100.0%	7,310,540	100.0%	4,135,073	56.6%
Cost of revenues	4,980,591	43.5%	3,737,989	51.1%	1,242,602	33.2%
Gross margin	56.5%		48.9%		7.6%

General and administrative expenses	3,152,336	27.5%	4,346,159	59.5%	(1,193,823)	(27.5)%
Selling expenses	211,504	1.8%	475,619	6.5%	(264,115)	(55.5)%
Total Costs and Expenses	8,344,431	72.8%	8,559,767	117.1%	(215,336)	(2.5)%

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Costs of Revenues

Cost of revenues was $4,980,591 for the year ended June 30, 2017, an increase of $1,242,602, or 33.2%, as compared to $3,737,989 for the year ended June 30, 2016. The overall cost of revenues as a percentage of our revenues decreased from 51.1% for the year ended June 30, 2016, to 43.5% for the year ended June 30, 2017. The decrease in the overall costs of revenues in percentage terms for the year ended June 30, 201 7is due to the fact that the majority of our revenues during the year ended June 30, 2017 came from the more profitable inland transportation services and freight logistics services rather than the less profitable shipping agency service sector. Since revenue from shipping agency services has been decreased to nil, inland transportation management services and freight logistic services are now considered to be our essential revenue sources.

General and Administrative Expenses

Our general and administrative expenses consist primarily of salaries and benefits, office rent, office expenses, regulatory filing and listing fees, amortization of stock-based compensation expenses, legal, accounting and other professional service fees. For the year ended June 30, 2017, we had $3,152,336 of general and administrative expenses, as compared to $4,346,159 for the year ended June 30, 2016, a decrease of $1,193,823, or 27.5%. The decrease was mainly due to decreased stock-based compensation for common stock issued to consultants, decreased stock compensation for management, a recovery on allowance for doubtful accounts, and fewer legal fees incurred during the year ended June 30, 2017 compared to the corresponding period in 2016. As a result of the substantial reduction in general and administrative expenses and the increase in revenues, our general and administrative expenses, as a percentage of revenue, decreased from 59.5% for the year ended June 30, 2016 to 27.5% for the corresponding period in 2017.

Selling Expenses

The Company’s selling expenses consist primarily of business development costs and salaries and commissions for our operating staff at the ports at which we provide services. For the year ended June 30, 2017, we had $211,504 of selling expenses as compared to $475,619 for the year ended June 30, 2016, a decrease of $264,115, or 55.5%. The decrease was mainly attributable to the suspension of shipping agency services during the year ended June 30, 2017. No salaries and commissions were made for the operating staff at the ports. On the other hand, the Company clarified responsibilities for the sales personnel and centralized major sales activities functions in our headquarters in order to decrease selling expenses incurred in different subsidiaries in 2016. As a percentage of revenue, our selling expenses decreased from 6.5% for the year ended June 30, 2016, to 1.8% for the corresponding period in 2017.

Operating Income (Loss)

The Company had an operating income of $3,101,182 for the year ended June 30, 2017, compared to an operating loss of $1,249,227 for the comparable period ended June 30, 2016. The increase was mainly due to increased revenue generated from inland transportation management services and freight logistic services with strong gross profit contributions, and the significant decline in general and administrative expenses and selling expenses discussed above.

Financial Income (Expense), Net

The Company’s net financial income was $30,278 for the year ended June 30, 2017, compared to net financial expense of $247,530 for the same period of 2016. We have operations in the U.S., Canada, Australia, Hong Kong and the PRC, and our financial income (expenses) for the years ended June 30, 2017 and 2016 mainly reflects the foreign currency transaction income expressed in USD.

Taxation

The Company’s income tax benefit was $472,084 for the year ended June 30, 2017, compared to an income tax expense of $812,593 for the year ended June 30, 2016. During the year ended June 30, 2017, the amount of net operating loss (“NOL”) utilized was $1,853,000 and the tax benefit derived from such NOL was $630,000; in the corresponding period for the year ended June 30, 2016, the utilization of NOL was nil and no tax benefit was derived from NOL. During the year ended June 30, 2017, the Company provided an allowance against the deferred tax assets based on the Company’s projected taxable income and resulted in a net deferred tax asset of approximately $749,000; in the corresponding period of 2016, the Company provided a 100% valuation allowance against the deferred tax assets and no tax benefit was derived therefrom. The decrease in income tax expense was also attributable to a decrease in the taxable income of Trans Pacific during the year ended June 30, 2017 in comparison to the same period in 2016.

Net Income (Loss)

As a result of the foregoing, the Company had a net income of $3,603,544 for the year ended June 30, 2017, compared to a net loss of $2,301,522 for the year ended June 30, 2016. After the deduction of non-controlling interest, net income attributable to Sino-Global was $3,624,892 for the year ended June 30, 2017; for the year ended June 30, 2016, the Company had a net loss of $1,965,929. Comprehensive income attributable to the Company was $3,491,235 for the year ended June 30, 2017, compared to a comprehensive loss of $2,338,268 for the year ended June 30, 2016.

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The Three Months Ended December 31, 2017 Compared to the Three Months Ended December 31, 2016

Revenues

Revenues increased by $3,091,933, or 145.3%, from $2,128,548 for the three months ended December 31, 2016 to $5,220,481 for the comparable period in 2017. This increase was primarily due to the Company’s efforts to diversify its business in freight logistics services. The revenues generated from freight logistics services increased by $3,079,257, or 595.5%, from $517,066 for the three months ended December 31, 2016 to $3,596,323 for the comparable period in 2017.

This quarter we ended our joint venture with Jetta Global on ACH Trucking Center and created a new segment for bulk cargo container services; see more discussion in the related segments below.

The following tables present summary information by segment for the three months ended December 31, 2017 and 2016:

	For the three months ended December 31, 2017
	Inland Transportation Management Services	Freight Logistics Services	Container Trucking Services	Bulk Cargo Container Services	Total
Revenues
- Related party	$555,246	$-	$-	$-	$555,246
- Third parties	$838,595	$3,596,323	$126,865	$103,452	$4,665,235
Total revenues	$1,393,841	$3,596,323	$126,865	$103,452	$5,220,481
Cost of revenues	$174,025	$3,108,195	$49,848	$43,810	$3,375,878
Gross profit	$1,219,816	$488,128	$77,017	$59,642	$1,844,603
GM%	87.5%	13.6%	60.7%	57.7%	35.3%

	For the three months ended December 31, 2016
	Inland Transportation Management Services	Freight Logistic Services	Container Trucking Services	Bulk Cargo Container Services	Total
Revenues
- Related party	$616,924	$-	$-	$-	$616,924
- Third parties	$834,679	$517,066	$159,879	$-	$1,511,624
Total revenues	$1,451,603	$517,066	$159,879	$-	$2,128,548
Cost of revenues	$87,800	$167,035	$95,961	$-	$350,796
Gross profit	$1,363,803	$350,031	$63,918	$-	$1,777,752
GM%	94.0%	67.7%	40.0%	-	83.5%

(1) Revenues from Inland Transportation Management Services

In September 2013, the Company executed an inland transportation management service contract with Zhiyuan Investment Group, a related party, whereby the Company agreed to provide certain solutions to help control the potential loss of commodities during the transportation process. The Company also began providing inland transportation management services to a third-party customer, Tengda Northwest, following the quarter ended September 2014. The fluctuation in revenue from this segment is due to the change in the quantities of commodities transported by both Zhiyuan Investment Group and Tengda Northwest.

For Tengda Northwest, the service fee charge was RMB 32 per ton. For Zhiyuan Investment Group, the service fee charge was RMB 38 per ton.

Revenue from the inland transportation management services segment decreased $57,762 from $1,451,603 for the three months ended December 31, 2016 to $1,393,841 for the three months ended December 31, 2017. Revenue from related party customers decreased $61,678 from $616,924 for the three months ended December 31, 2016 to $555,246 for the three months ended December 31, 2017 since the transported quantities decreased from 112,000 tons to 97,489 tons. Revenue from third party customers increased $3,916 from $834,679 for the three months ended December 31, 2016 to $838,595 for the three months ended December 31, 2017. The increase was primarily due to the depreciation of USD against RMB from 6.8328 for the three months ended December 31, 2016 to 6.6153 for the corresponding period in 2017.

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For the three months ended December 31, 2017 and 2016, gross profit from inland transportation management services amounted to $1,219,816 and $1,363,803, respectively.

Overall gross margins for this segment decreased to 87.5% for the three months ended December 31, 2017 from 94.0% for the three months ended December 31, 2016. The decrease of gross margins in the current quarter was due to the change of product mix with different service fees per ton.

(2) Revenues from Freight Logistics Services

Since we formed our new subsidiary, Sino-Global Shipping LA, Inc., in January 2016, we began to provide freight logistics services, including cargo forwarding and truck transportation services. Since the revenue increased significantly for providing such services from period to period, the Company has presented the related revenue as a separated business segment since the first quarter of 2017 fiscal year.

During the three months ended December 31, 2017, the portion of revenues generated from freight logistics services has increased significantly. The increase was primarily due to increased orders from one of our clients, BAO-NYK Shipping PTE. Ltd. (“BAO-NYK”), during the current period, as compared to $nil in the corresponding period in 2016. The gross margin decreased to 13.6% from 67.7%, primarily due to the changing variety of services provided between the current period and the corresponding period in 2016. Every single business of freight logistics services has a unique gross margin according to a different service scope. Usually, a business in full-scale scope has a higher gross margin, and business with fragmented scope has a lower gross margin. Our fragmented scope business increased significantly, such as revenue from BAO-NYK, and contributed a much higher portion of revenue in this sector than full-scale businesses, as compared to the prior period.

The revenue generated from freight logistics services was $3,596,323, and the related gross profit was $488,128 for the three months ended December 31, 2017. For the three months ended December 31, 2016, the revenue generated from freight logistics services was $517,066, and the related gross profit was $350,031.

(3) Revenues from Container Trucking Services

Since we completed our web-based short-haul container truck service platform in December 2016, we began generating revenue from short-haul trucking and containers services through the service platform and introduced this Container Trucking Services as a new segment in the second quarter of 2017. Since the second quarter of the fiscal year 2017, the Company has provided container trucking services in the PRC regions and, as of the third quarter of the fiscal year 2017, has begun to provide related services in certain U.S. regions. This new business segment is based on a modified and improved version of our freight logistics services business segment.

On January 5, 2017, we entered into a joint venture agreement and formed a new joint venture company named ACH Trucking Center Corp. (“ACH Center”) with Jetta Global Logistics Inc. (“Jetta Global”). Along with the establishment of ACH Center, we began providing short haul trucking transportation and logistics services to customers located in the New York and New Jersey areas. We hold a 51% ownership stake in ACH Center. Although the establishment of ACH Center brought benefits for us and Jetta Global, it could not satisfy long term development for both us and Jetta Global. We signed a termination agreement with Jetta Global to terminate the joint venture agreement on December 4, 2017. As ACH center’s operating revenue was less than 1% of our consolidated revenue and the termination did not constitute a strategic shift that will have a major effect on our operations and financial results, the results of operations for ACH Center were not reported as discontinued operations. For the three months ended December 31, 2017, revenue from container trucking services decreased by $33,014 from $159,879 for the three months ended December 31, 2016, to $126,865. The decrease was primarily due to the termination of our joint venture agreement with Jetta Global.

(4) Revenues from Bulk Cargo Container Services

For the three months ended December 31, 2017, we shipped 120 containers with 18 tons per container of sulfur from Long Beach, CA in the U.S. to our customers in China. The arrangement included coordinating the customer to sign the purchase contract with sulfur suppliers in the United States, organizing the container shipping, custom clearance; all have been fulfilled when we shipped the product to our customer’s designated port, Qingdao PRC. For the three months ended December 31, 2017, gross revenue generated from bulk cargo container services was $103,452 and the related cost was $43,810 with gross profit of $59,642 or 57.7%. We were the agent in this transaction as we did not take any inventory risk; we reported revenue on a net basis less the cost of sulfur. Due to the integrated and value added services we provide to our customers, the average gross profit was higher than freight logistics.

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Operating Costs and Expenses

Operating costs and expenses increased by $4,364,198 or 371.8%, from $1,173,955 for the three months ended December 31, 2016 to $5,538,153 for the three months ended December 31, 2017. This increase was primarily due to the increase in the cost of revenue, general and administrative expense and selling expenses, as discussed below.

The following table sets forth the components of the Company’s costs and expenses for the periods indicated:

	For the three months ended December 31,
	2017		2016		Change
	US$	%	US$	%	US$	%

Revenues	5,220,481	100.0%	2,128,548	100.0%	3,091,933	145.3%
Cost of revenues	3,375,878	64.7%	350,796	16.5%	3,025,082	862.3%
Gross margin	35.3%		83.5%		(48.2)%

General and administrative expenses	1,827,014	35.0%	776,284	36.5%	1,050,730	135.4%
Selling expenses	335,261	6.4%	46,875	2.2%	288,386	615.2%
Total Costs and Expenses	5,538,153	106.1%	1,173,955	55.2%	4,364,198	371.8%

Costs of Revenues

Cost of revenues was $3,375,878 for the three months ended December 31, 2017, an increase of $3,025,082, or 862.3%, as compared to $350,796 for the three months ended December 31, 2016. The overall cost of revenues as a percentage of our revenues increased from 16.5% for the three months ended December 31, 2016, to 64.7% for the three months ended December 31, 2017. The increase stemmed from the majority of the revenues during the three months ended December 31, 2017, which comes from the less profitable freight logistic services segment discussed above.

During the three months ended December 31, 2017, 69% of total revenue was from the freight logistics services segment with a gross profit margin of 14% and 27% of total revenue was from the inland transportation management services segment with a gross profit margin of 88%. During the three months ended December 31, 2016, 24% of total revenue was from the freight logistics services segment with a gross profit margin of 68%, and 68% of total revenue was from the inland transportation management service segment with a gross profit margin of 94%. The significant decrease of gross profit margin of the freight logistics services segment is due to a change in our variety of services that caused revenue from the fragmented scope to contribute a much larger portion of total revenue under the freight logistics services segment in the current period in comparison with the prior period.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and benefits, office rent, office expenses, regulatory filing and listing fees, amortization of stock-based compensation, legal, accounting and other professional service fees. For the three months ended December 31, 2017, we had $1,827,014 of general and administrative expenses, as compared to $776,284 for the three months ended December 31, 2016, an increase of $1,050,730, or 135.4%. The increase was primarily due to increases in labor expense of $277,981, provision for doubtful accounts of $598,403, consulting fees of $37,500, and legal fees of $27,258, partially offset by the complaint settlement payments made to a former vice president of the Company. As a result of the increase in general and administrative expenses of 135.4% and the increase in revenues of 145.3%, our general and administrative expenses, as a percentage of revenue, decreased from 36.5% for the three months ended December 31, 2016 to 35.0% for the corresponding period in 2017.

Selling Expenses

Selling expenses consist primarily of business development costs, such as traveling expenses for sales purposes, and salaries and benefits for our sales staff. For the three months ended December 31, 2017, we had $335,261 of selling expenses as compared to $46,875 for the three months ended December 31, 2016, an increase of $288,386, or 615.2%. During the three months ended December 31, 2017, we increased our business development efforts to explore new business opportunities while maintaining our current customer relationships. Rising labor costs also increased our overall selling expenses as compared to the same period of 2016. As a percentage of revenue, our selling expenses increased from 2.2% for the three months ended December 31, 2016, to 6.4% for the corresponding period in 2017.

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Operating Income (loss)

The Company had an operating loss of $317,672 for the three months ended December 31, 2017, compared to an operating income of $954,593 for the comparable period ended December 31, 2016. The decrease was primarily due to the significant increase in the cost of revenues and general and administrative expenses, partially offset by increased revenue generated from freight logistics services as discussed above.

Financial Income (Expense), Net

The Company’s net financial income was $137,799 for the three months ended December 31, 2017, compared to the net financial expense of $88,470 for the same period of 2016. We have operations in the U.S., Canada, Australia, Hong Kong and the PRC, and our financial income (expenses) for the three months ended December 31, 2017 and 2016 primarily reflects the foreign currency transaction income or loss expressed in U.S. Dollars.

Taxation

The Company’s income tax benefit was $571,121 for the three months ended December 31, 2017, compared to an income tax expense of $73,391 for the three months ended December 31, 2016. The increase in income tax benefit was due to the increased allowance for doubtful accounts of approximately $598,403 and partly offset by an increased current income tax expense.

During the three months ended December 31, 2017, the Company recognized a total deferred income tax benefit of $1,173,600, which derived from the utilization of net operating loss (“NOL”) and the decrease in the valuation allowance against the deferred tax assets, based on the Company’s latest projected taxable income.

On December 22, 2017, the “Tax Cuts and Jobs Act” (“The Act”) was enacted. Under the provisions of the Act, the U.S. corporate tax rate decreased from 35% to 21%. As the Company has a June 30 fiscal year-end, the lower corporate income tax rate will be phased in, resulting in a U.S. statutory federal rate of approximately 28% for our fiscal year ending June 30, 2018, and 21% for subsequent fiscal years. Additionally, the Tax Act imposes a one-time transition tax on deemed repatriation of historical earnings of foreign subsidiaries, and future foreign earnings are subject to U.S. taxation. The change in rate has caused us to re-measure all U.S. deferred income tax assets and liabilities for temporary differences and NOL carryforwards, and record a deferred income tax expense of $120,400.

Meanwhile, we accrued a one-time transition tax on accumulated foreign earnings in the amount of $478,499, which will be paid over 8 years. The increase in current income tax expenses was also attributable to the increase in the taxable income of Trans Pacific during the three and six months ended December 31, 2017 in comparison to the same period in 2016.

We periodically evaluate the likelihood of the realization of deferred tax assets, and reduce the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. We consider many factors when assessing the likelihood of future realization of the deferred tax assets, including our recent cumulative earnings, expectation of future income, the carry forward periods available for tax reporting purposes, and other relevant factors. We have provided an allowance against the deferred tax assets balance as of December 31, 2017. The net decrease in the valuation allowance for the three months ended December 31, 2017 amounted to $1,038,600 on the basis of our reassessment of the amount of our deferred tax assets that are more likely than not to be realized. We considered new evidence, both positive and negative, that could affect the future realization of deferred tax assets. Due to enactment of the Act, NOL could be carried forward indefinitely and we had pretax income resulting in utilization of NOL in the current period, we believe that there is sufficient positive evidence to conclude that it is more likely than not that all of our NOL are realizable.

Net Income

As a result of the foregoing, the Company had a net income of $391,248 for the three months ended December 31, 2017, compared to a net income of $792,732 for the three months ended December 31, 2016. After the deduction of non-controlling interest, net income attributable to Sino-Global was $297,703 for the three months ended December 31, 2017; for the three months ended December 31, 2016, the Company had a net income of $892,901. Comprehensive income attributable to the Company was $468,230 for the three months ended December 31, 2017, compared to a comprehensive income of $666,908 for the three months ended December 31, 2016.

Six Months Ended December 31, 2017 Compared to Six Months Ended December 31, 2016

Revenues

Revenues increased by $6,527,542, or 160.3%, from $4,072,950 for the six months ended December 31, 2016 to $10,600,492 for the comparable period in 2017. This increase was primarily due to the Company’s efforts to diversify its business in the freight logistics services and bulk cargo container services. The Company separately presents bulk cargo container services as a new segment during the three months ended December 31, 2017, total $608,267 bulk cargo container service revenue, of which $474,855 was reclassified from freight logistics services for the six months ended December 31, 2017. The revenues generated from freight logistics services increased by $5,624,479, or 576.4%, from $975,733 for the six months ended December 31, 2016 to $6,600,212 for the comparable period in 2017. The revenues generated from bulk cargo services for the six months ended December 31, 2017 were $608,267, as compared to $nil for the comparable period in 2016.

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The following tables present summary information by segment for the six months ended December 31, 2017 and 2016:

	For the six months ended December 31, 2017
	Inland Transportation Management Services	Freight Logistics Services	Container Trucking Services	Bulk Cargo Container Services	Total
Revenues
- Related party	$1,120,406	$-	$-	$-	$1,120,406
- Third parties	$1,691,901	$6,600,212	$579,706	$608,267	$9,480,086
Total revenues	$2,812,307	$6,600,212	$579,706	$608,267	$10,600,492
Cost of revenues	$356,175	$5,828,108	$393,024	$464,489	$7,041,796
Gross profit	$2,456,132	$772,104	$186,682	$143,778	$3,558,696
GM%	87.3%	11.7%	32.2%	23.6%	33.6%

	For the six months ended December 31, 2016
	Inland Transportation Management Services	Freight Logistic Services	Container Trucking Services	Bulk Cargo Container Services	Total
Revenues
- Related party	$1,466,403	$-	$-	$-	$1,466,403
- Third parties	$1,470,935	$975,733	$159,879	$-	$2,606,547
Total revenues	$2,937,338	$975,733	$159,879	$-	$4,072,950
Cost of revenues	$191,801	$369,373	$95,961	$-	$657,135
Gross profit	$2,745,537	$606,360	$63,918	$-	$3,415,815
Depreciation and amortization	$14,667	$10,740	$-	$-	$25,407
Total capital expenditures	$45,466	$-	$-	$-	$45,466
GM%	93.5%	62.1%	40.0%	-	83.9%

(1) Revenues from Inland Transportation Management Services

In September 2013, the Company executed an inland transportation management service contract with Zhiyuan Investment Group, a related party, whereby the Company agreed to provide certain solutions to help control the potential loss of commodities during the transportation process. The Company also began providing inland transportation management services to a third-party customer, Tengda Northwest, following the quarter ended September 2014. The fluctuation in revenue from this segment is due to the change in the quantities of commodities transported by both Zhiyuan Investment Group and Tengda Northwest.

For Tengda Northwest, the service fee charge was RMB 32 per ton. For Zhiyuan Investment Group, the service fee charge was RMB 38 per ton.

Revenue from the inland transportation management services segment decreased $125,031 from $2,937,338 for the six months ended December 31, 2016 to $2,812,307 for the six months ended December 31, 2017. Revenue from related-party customers decreased $345,997 from $1,466,403 for the six months ended December 31, 2016 to $1,120,406 for the six months ended December 31, 2017 since the transported quantities decreased from 262,465 tons to 197,545 tons. Revenue from third-party customers increased $220,966 from $1,470,935 for the six months ended December 31, 2016 to $1,691,901 for the six months ended December 31, 2017 since the transported quantities increased from 313,773 tons to 350,834 tons for the period indicated.

For the six months ended December 31, 2017 and 2016, gross profit from inland transportation management services amounted to $2,456,132 and $2,745,537, respectively.

Overall gross margins for this segment decreased to 87.3% for the six months ended December 31, 2017 from 93.5% for the six months ended December 31, 2016. The decrease of gross margins in the current is due to the change of product mix with different service fee per ton.

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(2) Revenues from Freight Logistics Services

Since we formed our new subsidiary, Sino-Global Shipping LA, Inc., in January 2016, we began to provide freight logistics services, including cargo forwarding and truck transportation services. Since the revenue increased significantly for providing such services from period to period, the Company has presented the related revenue as a separated business segment since the first quarter of 2017 fiscal year.

During the six months ended December 31, 2017, the portion of revenues generated from freight logistics services has increased significantly. The increase was primarily due to orders from one of our clients: approximately $5.7 million of revenue was generated from BAO-NYK Shipping PTE. Ltd. (“BAO-NYK”) during the current period, as compared to less than $2,000 in the corresponding period in 2016. The gross margin decreased to 11.7% from 62.1% primarily due to the change in the variety of services currently provided in comparison with those services provided in the corresponding period of 2016. Every single business of freight logistics services has a unique gross margin according to different service scope. Usually, a business in full-scale scope has a higher gross margin, and the business with fragmented scope has a lower gross margin. Our fragmented scope business increased significantly, such as revenue from BAO-NYK, and contributed a much higher portion of revenue in this sector than full-scale business compared to prior period.

The revenue generated from freight logistics services was $6,600,212 and the related gross profit was $772,104 for the six months ended December 31, 2017. For the six months ended December 31, 2016, the revenue generated from freight logistics services was $975,733, and the related gross profit was $606,360.

Revenue from ACH Center amounted to $46,937 or 0.7% of the segment’s revenue for the six months ended December 31, 2017 and gross profit from ACH Center amounted to $13,989 representing 1.8% of the segment’ gross profit.

(3) Revenues from Container Trucking Services

Since we completed our web-based short-haul container truck service platform in December 2016, we began generating revenue from short-haul trucking and containers services through the service platform and presented this as a new segment, "Container Trucking Services," from in the second quarter of 2017. Since the second quarter of the fiscal year 2017, the Company has provided container trucking services in PRC regions and, as of the third quarter of the fiscal year 2017, has begun to provide related services in certain U.S. regions. This new business segment is based on a modified and improved version of our freight logistics services business segment.

On January 5, 2017, we entered into a joint venture agreement and formed a new joint venture company named ACH Trucking Center Corp. (“ACH Center”) with Jetta Global Logistics Inc. (“Jetta Global”). Along with the establishment of ACH Center, we began providing short haul trucking transportation and logistics services to customers located in the New York and New Jersey areas. We hold a 51% ownership stake in ACH Center. Although the establishment of ACH Center brought benefit for us and Jetta Global, it could not satisfy long term development for both us and Jetta Global. We signed a termination agreement with Jetta Global to terminate the joint venture agreement on December 4, 2017. As ACH center’s operating revenue was less than 1% of our consolidated revenue and the termination did not constitute a strategic shift that will have a major effect on our operations and financial results, the results of operations for ACH Center were not reported as discontinued operation.

For the six months ended December 31, 2017, revenue generated from container trucking services was $579,706 and the related gross profit was $186,682. Revenue from ACH Center amounted to $42,968 or 7.8% of the segment’s revenue for the six months ended December 31, 2017 and gross profit from ACH Center amounted to $4,297 representing 2.3% of the segment’s gross profit.

(4) Revenues from Bulk Cargo Container Services

For the six months ended December 31, 2017, we shipped 140 containers with 18 tons per container of sulfur from Long Beach, CA in the U.S. to our customers in China. The arrangement included coordinating the customer to sign the purchase contract with sulfur suppliers in the United States, organizing the container shipping, custom clearance; all have been fulfilled when we shipped the product to our customer’s designated port, Qingdao PRC. For the six months ended December 31, 2017, gross revenue generated from bulk cargo container services was $608,267 and the related cost was $464,489 with gross profit of $143,778 or 23.6%. We were the agent in this transaction as we did not take any inventory risk; we reported revenue on a net basis less the cost of sulfur. Due to the integrated and value added services we provide to our customers, the average gross profit was higher than freight logistics.

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Operating Costs and Expenses

Operating costs and expenses increased by $7,584,377 or 315.3%, from $2,405,517 for the six months ended December 31, 2016 to $9,989,894 for the six months ended December 31, 2017. This increase was primarily due to the increase in the cost of revenues and general and administrative expenses as discussed below.

The following table sets forth the components of the Company’s costs and expenses for the periods indicated:

	For the six months ended December 31,
	2017		2016		Change
	US$	%	US$	%	US$	%

Revenues	10,600,492	100.0%	4,072,950	100.0%	6,527,542	160.3%
Cost of revenues	7,041,796	66.4%	657,135	16.1%	6,384,661	971.6%
Gross margin	33.6%		83.9%		(50.3)%

General and administrative expenses	2,590,371	24.4%	1,636,198	40.2%	954,173	58.3%
Selling expenses	357,727	3.4%	112,184	2.8%	245,543	218.9%
Total Costs and Expenses	9,989,894	94.2%	2,405,517	59.1%	7,584,377	315.3%

Costs of Revenues

Cost of revenues was $7,041,796 for the six months ended December 31, 2017, an increase of $6,384,661, or 971.6%, as compared to $657,135 for the six months ended December 31, 2016. The overall cost of revenues as a percentage of our revenues increased from 16.1% for the six months ended December 31, 2016, to 66.4% for the six months ended December 31, 2017. The increase in the overall costs of revenues in percentage terms for the six months ended December 31, 2017 stemmed from the majority of the revenues during the six months ended December 31, 2017 coming from the less profitable freight logistics services segment, rather than the more profitable inland transportation management services segment.

During the six months ended December 31, 2017, 63% of total revenue was from the freight logistics services segment, with a gross profit margin of 12%, and 27% of total revenue was from the inland transportation management services segment with a gross profit margin of 87%. During the six months ended December 31, 2016, 24% of total revenue was from the freight logistics services segment with a gross profit margin of 62% and 72% of total revenue was from the inland transportation management service segment with a gross profit margin of 94%. The significant decrease of gross profit margin of the freight logistics services segment is due to a change in the variety of services provided, which caused revenue from the fragmented scope to contribute a much larger portion of total revenue under the freight logistics services segment in the current period as compared to the prior period.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and benefits, office rent, office expenses, regulatory filing and listing fees, amortization of stock-based compensation, legal, accounting and other professional service fees. For the six months ended December 31, 2017, we had $2,590,371 of expenses, as compared to $1,636,198 for the six months ended December 31, 2016, an increase of $954,173, or 58.3%. The increase was primarily due to increases in labor expense of $232,367, provision for doubtful accounts of $598,403, consulting fees of $79,074, and legal fees of $54,952. As a percentage of revenue, our general and administrative expenses decreased from 40.2% for the six months ended December 31, 2016 to 24.4% for the corresponding period in 2017.

Selling Expenses

Selling expenses consist primarily of business development costs, such as traveling expenses for sales purposes, and salaries and benefits for our sales staff. For the six months ended December 31, 2017, we had $357,727 of sales expenses as compared to $112,184 for the six months ended December 31, 2016, an increase of $245,543, or 218.9%. During the six months ended December 31, 2017, we increased our business development efforts to explore new business opportunities while maintaining our current customer relationships. Rising labor costs also increased our overall selling expenses as compared to the same period of 2016. As a percentage of revenue, our selling expenses increased from 2.8% for the six months ended December 31, 2016, to 3.4% for the corresponding period in 2017.

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Operating Income

The Company had an operating income of $610,598 for the six months ended December 31, 2017, compared to an operating income of $1,667,433 for the comparable period ended December 31, 2016. The decrease was primarily due to the increase in general and administrative expenses, partially offset by the increased gross profit generated from freight logistics services and bulk cargo container services as discussed above.

Financial Income (Expense), Net

The Company’s net financial income was $222,595 for the six months ended December 31, 2017, compared to the net financial expense of $91,904 for the same period of 2016. We have operations in the U.S., Canada, Australia, Hong Kong and the PRC, and our financial income (expenses) for the six months ended December 31, 2017 and 2016 primarily reflects the foreign currency transaction income or loss expressed in U.S. Dollars.

Taxation

The Company’s income tax benefit was $274,692 for the six months ended December 31, 2017, compared to an income tax expense of $145,012 for the six months ended December 31, 2016. The increase in income tax benefit was due to the change in valuation allowance and partly offset by an increased current income tax expense.

During the six months ended December 31, 2017, the Company recognized a total deferred income tax benefit of $1,073,700, which derived from the utilization of NOL and the decrease in the valuation allowance against the deferred tax assets, based on the Company’s latest projected taxable income.

On December 22, 2017, the “Tax Cuts and Jobs Act” (“The Act”) was enacted. Under the provisions of the Act, the U.S. corporate tax rate decreased from 35% to 21%. As the Company has a June 30 fiscal year-end, the lower corporate income tax rate will be phased in, resulting in a U.S. statutory federal rate of approximately 28% for our fiscal year ending June 30, 2018, and 21% for subsequent fiscal years. Additionally, the Tax Act imposes a one-time transition tax on deemed repatriation of historical earnings of foreign subsidiaries, and future foreign earnings are subject to U.S. taxation. The change in rate has caused us to remeasure all U.S. deferred income tax assets and liabilities for temporary differences and NOL carryforwards and record a deferred income tax expense of $120,400.

Meanwhile, we accrued a one-time transition tax on accumulated foreign earnings in the amount of $478,499 which will be paid over eight years. The increase in current income tax expense was also attributable to the increase in the taxable income of Trans Pacific during the six months ended December 31, 2017 in comparison to the same period in 2016.

We periodically evaluate the likelihood of the realization of deferred tax assets and reduce the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. We consider many factors when assessing the likelihood of future realization of the deferred tax assets, including our recent cumulative earnings, expectation of future income, the carry forward periods available for tax reporting purposes, and other relevant factors. We have provided an allowance against the deferred tax assets balance as of December 31, 2017. The net decrease in the valuation allowance for the six months ended December 31, 2017 amounted to $1,097,700 on the basis of our reassessment of the amount of our deferred tax assets that are more likely than not to be realized. We considered new evidence, both positive and negative, that could affect the future realization of deferred tax assets. Due to enactment of the Act, NOL could be carried forward indefinitely and we had pretax income resulting in utilization of NOL in the current period, we believe that there is sufficient positive evidence to conclude that it is more likely than not that all of our NOL are realizable.

Net Income

As a result of the foregoing, the Company had a net income of $1,107,885 for the six months ended December 31, 2017, compared to a net income of $1,430,517 for the six months ended December 31, 2016. After the deduction of non-controlling interest, net income attributable to Sino-Global was $914,892 for the six months ended December 31, 2017; for the six months ended December 31, 2016, the Company had a net income of $1,538,621. Comprehensive income attributable to the Company was $1,191,837 for the six months ended December 31, 2017, compared to a comprehensive income of $1,287,514 for the six months ended December 31, 2016.

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Liquidity and Capital Resources

Cash Flows and Working Capital (December 31, 2017)

As of December 31, 2017, the Company had $7,219,848 in cash and cash equivalents. We held approximately 5.1% of our cash in banks located in New York, Los Angeles, Canada, Australia and Hong Kong and held approximately 94.9% of our cash in banks located in the PRC.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the six months ended December 31,
	2017	2016
Net cash provided by (used in) operating activities	$(1,259,714)	$1,922,458
Net cash used in investing activities	$(250,278)	$-
Net (decrease) increase in cash and cash equivalents	$(1,513,894)	$1,907,459
Cash and cash equivalents at the beginning of period	$8,733,742	$1,385,994
Cash and cash equivalents at the end of period	$7,219,848	$3,293,453

The following table sets forth a summary of our working capital:

	December 31, 2017	June 30, 2017	Variation	%

Total Current Assets	$17,879,083	$16,754,888	$1,124,195	6.7%
Total Current Liabilities	$3,486,218	$3,086,496	$399,722	13.0%
Working Capital	$14,392,865	$13,668,392	$724,473	5.3%
Current Ratio	5.13	5.43	(0.30)	(5.5)%

Cash Flows and Working Capital (June 30, 2017)

As of June 30, 2017, we had $8,733,742 in cash and cash equivalents. We held approximately 28.2% of our cash in banks located in New York, Los Angeles, Canada, Australia and Hong Kong and held approximately 71.8% of our cash in banks located in the PRC.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the years ended June 30,
	2017	2016
Net cash provided by (used in) operating activities	$2,994,770	$(121,048)
Net cash provided by (used in) investing activities	$(62,412)	$294,376
Net cash provided by financing activities	$4,402,488	$646,589
Net increase in cash and cash equivalents	$7,347,748	$655,672
Cash and cash equivalents at the beginning of year	$1,385,994	$730,322
Cash and cash equivalents at the end of year	$8,733,742	$1,385,994

The following table sets forth a summary of our working capital:

	June 30, 2017	June 30, 2016	Variation	%

Total Current Assets	$16,754,888	$8,651,985	$8,102,903	93.7%
Total Current Liabilities	$3,086,496	$2,437,382	$649,114	26.6%
Working Capital	$13,668,392	$6,214,603	$7,453,789	119.9%
Current Ratio	5.43	3.55	1.88	53.0%

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We finance our ongoing operating activities primarily by using funds from our operations. We routinely monitor current and expected operational requirements to evaluate the use of available funding sources. In assessing liquidity, management monitors and analyzes the Company’s cash on-hand, its ability to generate sufficient revenue sources in the future and the Company’s operating and capital expenditure commitments. The Company plans to fund continuing operations through identifying new prospective joint ventures and strategic alliance opportunities for new revenue sources, and by reducing costs to improve profitability and replenish working capital. Considering our existing working capital position and our ability to access other funding sources, management believes that the foregoing measures will provide sufficient liquidity for the Company to meet its future liquidity and capital obligations.

Operating Activities

Net cash used in operating activities was $1,259,714 for the six months ended December 31, 2017, including net income of $1.11 million from increased revenue generated from freight logistics services, deferred tax benefit of $1.07 million, provision for doubtful accounts of $0.84 million and amortization of stock-based compensation to consultants of $0.33 million as reconciled. In the current period, accounts receivable increased by $2.21 million and the amount due from related parties increased $0.92 million because of increased revenue for the period. On the other hand, taxes payable increased by $0.73 million primarily due to the one-time transition tax on accumulated foreign earnings. Cash outflows from operating activities for the six months ended December 31, 2017 reflect the above mentioned major factors.

Net cash derived from operating activities was $1,922,458 for the six months ended December 31, 2016, including net income of $1.43 million from increased revenue generated from inland transportation management services and freight logistics services with strong margin contributions and decreased general and administrative expenses. In addition, a significant decrease in provisions for doubtful accounts during the current period and accounts receivable decreased by $0.62 million, as a result of our strengthened cash collection efforts and payments received from Tengda Northwest, our major third-party customer for inland transportation management services, as well as other customers. However, advances to suppliers increased by $1.42 million because we prepaid certain freight fees pursuant to our Memorandum of Understanding with Singapore Metals & Minerals Pte Ltd. and Galasi Jernsih Sdn BHD. Cash inflows from operating activities for the six months ended December 31, 2016 reflect the above mentioned factors.

Our net cash derived from operating activities was $2,994,770 for the year ended June 30, 2017, including net income of $3.60 million from increased revenue generated from inland transportation management services, freight logistics services with strong margin contributions and decreased general and administrative expenses and sales expenses. In addition, advances to third party suppliers- decreased by $2.09 million because we received certain freight services prepayments pursuant to our Memorandum of Understanding with Singapore Metals & Minerals Pte Ltd. and Galasi Jernsih Sdn BHD in the third and fourth quarter of 2017. However, advances to related-party suppliers increased by $3.32 million as a result of Cooperative Transportation Agreement signed with Zhiyuan International Investment & Holding Group (Hong Kong) Co., Ltd. (“Zhiyuan Hong Kong”), a related party, pursuant to which we advanced transportation payments of approximately $3.33 million during the year ended June 30, 2017. Cash inflows from operating activities for the year ended June 30, 2017 reflect the above mentioned major factors.

Net cash used in operating activities was $121,048 for the year ended June 30, 2016, which included our operating loss of $2.30 million due to our decreased revenue in the shipping agency service sector and increased selling expenses. In addition, the advances to third-party suppliers increased by $2.14 million because we prepaid freight fees of RMB 14.58 million (approximately $2.2 million) based on our Memorandum of Understanding (“MOU”) with Singapore Metals & Minerals Pte Ltd. (“the Buyer”) and Galasi Jernsih Sdn BHD (“the Seller”), the accounts receivable decreased by $0.62 million because we strengthened our cash collection efforts and received a payment of RMB 13.4 million (approximately $2.0 million) from Tengda Northwest, our major third-party customer of inland transportation services, and due from related parties decreased by $1.16 million because we collected RMB 22.2 million (approximately $3.3 million) from our related party customer, Zhiyuan. The Company’s cash outflows from operating activities for the year ended June 30, 2016 reflected the above mentioned factors.

Investing Activities

The Company’s net cash used in investing activities was $250,278 for the six months ended December 31, 2017 compared to net cash provided by investing activities of $nil for the same period of 2016. For the six months ended December 31, 2017, we developed four information platforms, purchased a motor vehicle and office equipment.

The Company’s net cash used in investing activities was $62,412 for the year ended June 30, 2017 compared to net cash provided by investing activities of $294,376 for the same period of 2016. For the year ended June 30, 2017, we purchased a vehicle in the amount of $55,339. For the year ended June 30, 2016, the amount was mainly generated by cash collection from the termination of our $326,035 vessel acquisition.

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Financing Activities

The Company’s net cash derived from financing activities was $4,402,488 for the year ended June 30, 2017, compared to $646,589 for the year ended June 30, 2016. During the year ended June 30, 2017, 75,000 stock options were exercised by the two employees of the Company with an exercise price of $1.10. As a result, net proceeds of $82,500 were recognized as net proceeds from exercise of stock options by the Company. In addition, the Company received net proceeds in the amount of $4,319,988 from a registered direct sale of 1.5 million shares of its common stock to three institutional investors.

Net cash provided by financing activities was $646,589 for the year ended June 30, 2016, of which $691,600 resulted from the proceeds from the issuance of common stock to one individual investor in a private sale transaction on July 10, 2015. During the year ended June 30, 2016, the Company repurchased 50,306 common shares and recorded such shares as treasury stock, with a payment of $45,011.

Critical Accounting Policies

We prepare our unaudited condensed consolidated financial statements in accordance with U.S. GAAP. These accounting principles require us to make judgments, estimates and assumptions on the reported amounts of assets and liabilities at the end of each fiscal period, and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable.

There have been no material changes during the six months ended December 31, 2017 in our accounting policies from those previously disclosed in the Company’s annual report for the fiscal year ended June 30, 2017.

The selection of critical accounting policies, the judgments and other uncertainties affecting the application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our unaudited condensed consolidated financial statements.

Revenue Recognition

●	Revenues from shipping agency services are recognized upon completion of services, which coincides with the date of departure of the relevant vessel from port. Advance payments and deposits received from customers prior to the provision of services and recognition of the related revenues are presented as advances from customers.

●	Revenues from shipping and chartering services are recognized upon performance of services as stipulated in the underlying contracts.

●	Revenues from inland transportation management services are recognized when commodities are being released from the customer’s warehouse.

●	Revenues from ship management services are recognized when the related contractual services are rendered.

●	Revenues from freight logistics services are recognized when the related contractual services are rendered.

●	Revenues from container trucking services are recognized when the related contractual services are rendered.

Basis of Consolidation

The Company’s consolidated financial statements include the accounts of the parent, its subsidiaries and its affiliates. All inter-company transactions and balances are eliminated in consolidation. Sino-Global Shipping Agency Ltd. (“Sino-China”) is considered to be a Variable Interest Entity (VIE) and the Company is the primary beneficiary. Because of the contractual arrangements, the Company had a pecuniary interest in Sino-China that requires consolidation of our and Sino-China’s financial statements. The accounts of Sino-China are consolidated in the accompanying consolidated financial statements pursuant to Accounting Standard Codification (“ASC”) 810-10, “Consolidation”. As a VIE, Sino-China’s revenues are included in our total revenues, its net loss from operations is consolidated with our net income (loss) before non-controlling interest. Our non-controlling interest in its net loss is then subtracted to calculate the net income attributable to the Company. The Company temporarily suspended its business with Sino-China in June 2014, therefore, there is no net income generated by Sino-China in the present.

Use of Estimates and Assumptions

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, fair value of stock based compensation, cost of revenues, allowance for doubtful accounts, deferred income taxes, and the useful lives of property and equipment. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

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Accounts Receivable

Accounts receivable are recognized at net realizable value. The Company maintains allowances for doubtful accounts for estimated losses resulting from the failure of customers to make required payments in the relevant time period. Management reviews the accounts receivable on a periodic basis and record general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, we consider many factors, including the age of the balance, the customer’s historical payment history, its current credit-worthiness and current economic trends. Receivables are considered past due after 365 days. Accounts are written off against the allowance only after exhaustive collection efforts.

Stock-based Compensation

Valuations are based upon highly subjective assumptions about the future, including stock price volatility and exercise patterns. The fair value of share-based payment awards was estimated using the Black-Scholes option pricing model. Expected volatilities are based on the historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee terminations. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

Taxation

Because the Company and its subsidiaries and Sino-China are incorporated in different jurisdictions, they file separate income tax returns. The Company uses the liability method of accounting for income taxes in accordance with U.S. Generally Accepted Accounting Principles (“US GAAP”). Deferred taxes, if any, are recognized for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. A valuation allowance is provided against deferred tax assets if it is more likely than not that the asset will not be utilized in the future.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense. The Company had no uncertain tax positions as of June 30, 2017 and 2016, respectively.

Income tax returns for the years prior to 2014 are no longer subject to examination by U.S. tax authorities. Income tax returns for the years prior to 2012 are no longer subject to examination by PRC authorities.

PRC Enterprise Income Tax

PRC enterprise income tax is calculated based on taxable income determined under the PRC Generally Accepted Accounting Principles (“PRC GAAP”) at 25%. Sino-China and Trans Pacific are registered in PRC and governed by the Enterprise Income Tax Laws of the PRC.

PRC Business Tax and Surcharges

Revenues from services provided by the Company’s PRC subsidiaries and affiliates, including Sino-China and Trans Pacific are subject to the PRC business tax of 5%. Business tax and surcharges are paid on gross revenues generated from shipping agency services minus the costs of services which are paid on behalf of the customers.

Enterprises or individuals who sell commodities, engage in services or selling of goods in the PRC are subject to a value added tax (“VAT”) in accordance with PRC laws. All of the Company’s revenue generated in the PRC are subject to a VAT on the gross sales price. The VAT rates are 6% and 11%, depending on the type of services provided. The VAT may be offset by VAT paid by the Company on service.

In addition, under PRC regulations, the Company’s PRC subsidiaries and affiliates are required to pay city construction taxes (7%) and education surcharges (3%) based on calculated business tax payments.

The Company’s PRC subsidiaries and affiliates report revenues net of PRC’s VAT, business tax and surcharges for all the periods presented in the consolidated statements of operations.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serve as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

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BUSINESS

Overview

 Sino-Global Shipping America, Ltd., a Virginia corporation, was founded in the United States (“US”) in 2001. Sino is a non-asset based global shipping and freight logistics integrated solution provider. Sino provides tailored solutions and value added services to its customers to drive effectiveness and control in related aspects throughout the entire shipping and freight logistics chain. Our current service offerings consist of inland transportation management services, freight logistics services, container trucking services and bulk cargo container services. We suspended our shipping agency and ship management services from the beginning of the fiscal year 2016, primarily due to changes in market conditions. We also suspended our shipping and chartering services primarily as a result of the termination of vessel acquisition in December 2015.

The Company conducts its business primarily through its wholly-owned subsidiaries in the U.S. (New York and California), China (including Hong Kong), Australia and Canada. Currently, a significant portion of our business is generated from clients located in the People’s Republic of China (the “PRC”). In the third quarter of fiscal year 2017, the Company established ACH Trucking Center Corp. in New York as a joint venture with Jetta Global Logistics Inc. The Company owns 51% of ACH Trucking Center Corp. Although the establishment of ACH Center brought benefit for the Company and Jetta Global, it could not satisfy long term development for both the Company and Jetta Global. The Company signed a termination agreement with Jetta Global to terminate the joint venture agreement on December 4, 2017. The organizational structure of the Company is set forth in the chart below.

The Company’s subsidiary in China, Trans Pacific Shipping Limited (“Trans Pacific Beijing”), a wholly owned foreign enterprise, invested in one 90%-owned subsidiary, Trans Pacific Logistics Shanghai Limited (“Trans Pacific Shanghai”, and together with Trans Pacific Beijing, “Trans Pacific”). As PRC laws and regulations restrict foreign ownership of local shipping agency service businesses, the Company provided its shipping agency services in the PRC through Sino-Global Shipping Agency Ltd. (“Sino-China” or “VIE”), a Chinese legal entity, which holds the licenses and permits necessary to operate local shipping agency services in the PRC. Trans Pacific Beijing and Sino-China do not have a parent-subsidiary relationship. Trans Pacific Beijing has contractual arrangements with Sino-China and its shareholders that enable the Company to substantially control Sino-China. Through Sino-China, the Company was able to provide local shipping agency services in all commercial ports in the PRC. In light of the Company’s decision not to pursue the local shipping agency business, the Company has suspended its shipping agency services through its VIE and has not undertaken any business through or with Sino-China since June 2014. Nevertheless, the Company continues to maintain its contractual relationship with the VIE because Sino-China is one of the committee members of the China Association of Shipping Agencies & Non-Vessel-Operating Common Carriers (“CASA”). CASA was approved to form by China Ministry of Communications. Sino-China is also our only entity that is qualified to conduct the shipping agency business in China. We keep the VIE to prepare ourselves if the market turns around.

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Currently, the Company’s inland transportation management services are operated by its subsidiaries in the PRC (including Hong Kong) and the U.S. Our freight logistics services are operated by our subsidiaries in the PRC, New York and California (Los Angeles). Our container trucking services are mainly operated by our subsidiaries and joint venture company in the PRC, New York and California (Los Angeles).

Corporate History and Our Business

Since inception in 2001 and through our fiscal year ended June 30, 2013, our sole business was providing shipping agency services. In general, we provided two types of shipping agency services: loading/discharging services and protective agency services, in which we acted as a general agent to provide value added solutions to our customers. For loading/discharging agency services, we received the total payment from our customers in U.S. dollars and paid the port charges on behalf of our customers in RMB. For protective agency services, we charged a fixed amount as agent fee while customers are responsible for the payment of port costs and expenses. Under these circumstances, we generally required a portion of a customer’s payment in advance and billed the remaining balance within 30 days after the transaction were completed. We believe the most significant factors that directly or indirectly affected our shipping agency service revenues were:

●	the number of ship-times to which we provide port loading/discharging services;

●	the size and types of ships we serve;

●	the type of services we provide;

●	the rate of service fees we charge;

●	the number of ports at which we provide services; and

●	the number of customers we serve.

While we were able to consistently generate net revenues from shipping agency business, this business was not profitable largely due to the rising operating costs associated with doing business in China including the appreciation of RMB against U.S. dollar. In light of consecutive years of operating losses and concerns raised by the U.S. regulators over our VIE structure, the Company decided to reorganize its business structure in fiscal year 2013. Commencing the later part of fiscal year 2013 and continuing in fiscal year 2014, we took various actions to restructure our business with the goal of achieving a certain level of profitability. As a result of these business reorganization efforts, we optimized our cost structure, reduced our dependency on shipping agency business, and shifted our shipping agency operation from our VIE to our wholly-owned subsidiaries in China and Hong Kong.

In June 2013, the Company executed a 5-year global logistics service agreement with TEWOO Chemical & Light Industry Zhiyuan Trade Co., Ltd, which is controlled by Tianjin Zhiyuan Investment Group Co., Ltd (“Zhiyuan”). Zhiyuan is controlled by Mr. Zhong Zhang. Mr. Zhang purchased 1,800,000 shares of our common stock for approximately $3 million in April 2013 as approved by our Board of Directors and shareholders, which made Mr. Zhang our largest shareholder. Leveraging our business relationship with Zhiyuan, we expanded our service offerings to include shipping and chartering services and inland transportation management services to diversify our business. Leveraging our in-depth knowledge of the shipping industry, inland transportation management services are our tailored value-added solution developed for Zhiyuan to prevent high-priced bulk from damage or loss during its inland transportation from warehouses to factories. Given the industry norm of 12% of loss rate during transportation, our integrated inland transportation solution significantly reduces bulk losses and effectively addresses issues in the freight logistics chain. In August 2017, the Company entered into a supplemental agreement with Zhiyuan to extend the service period until September 1, 2018. Furthermore, after we conducted an effective trial for Zhiyuan to reduce their bulk losses at the end of September 2014, Tengda Northwest Ferroalloy Co., Ltd. (“Tengda Northwest”) signed a contract with us to mitigate their bulk losses through our inland transportation management services. In July 2017 the Company entered into a supplemental agreement with Tengda Northwest to extend the service period until July 3, 2018.

In May 2014, the Company signed a strategic cooperation agreement with Qingdao Zhenghe Shipping Group Limited (“Zhenghe”), one of the largest shipping and transportation companies in China, to jointly explore mutually beneficial business development opportunities. In June 2014, Mr. Deming Wang, a major owner of Zhenghe, acquired 200,000 shares of the Company’s common stock. In August 2014, the Company executed an agreement to acquire all of the equity of Longhe Ship Management (Hong Kong) Co., Limited (“LSM”) through its subsidiary, Sino-Global Shipping (HK) Inc. from Mr. Wang, to further broaden our scope of services and expertise in the ship management business. Due to market condition and high operating costs associated with this business line, the Company decided to suspend the ship management business starting from the fiscal year 2016.

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On April 10, 2015, the Company entered into an Asset Purchase Agreement with Rong Yao International Shipping Limited, a Hong Kong company (the “Vessel Seller”), pursuant to which the Company agreed to acquire, subject to a number of closing conditions, “Rong Zhou”, an 8,818 gross tonnage oil/chemical transportation tanker (the “Vessel”) from the Vessel Seller; and in connection therewith, the Company issued to the Vessel Seller 1.2 million shares of its restricted common stock representing $2,220,000 of the $10.5 million purchase price for the Vessel. On December 7, 2015, the Company and the Vessel Seller entered into a supplemental agreement to terminate the proposed Vessel acquisition.

The Company received $330,000 from the Vessel Seller in December 2015 in connection with the termination. The 1.2 million shares were returned to the Company on February 12, 2016 and were thereafter cancelled. In connection with the termination of the acquisition of Rong Yao International Shipping Limited (“Rong Yao”) on December 7, 2015, the Company realigned its development strategy and suspended shipping and chartering services until the economy is improved.

In January 2016, the Company formed a new subsidiary, Sino-Global Shipping LA Inc. (“Sino LA”), for the purpose of expanding its business to provide import security filing services with U.S Customs and Department of Homeland Security, on behalf of importers who ship goods into the U.S. and also providing inland transportation services to these importers in the U.S. On April 18, 2016, Sino LA signed a Memorandum of Understanding (“MOU”) with Yaxin International Co., Ltd. (“Yaxin”), pursuant to which Sino LA will provide logistics services to Yaxin, who ship goods via containers into the U.S. and places them on Amazon.com. The services include cargo forwarding, customs filing and declaration, trucking and other services.

In May 2016, the Company entered into a strategic partnership with Shandong Hi-speed TEU Logistics Co., LTD. (“Shandong Hi-speed TEU”), which belongs to one of China’s largest state-owned enterprises, Shandong Hi-Speed Group Co., Ltd., to jointly establish a platform for coordinated transport between China and North America. The Company and Shandong Hi-speed TEU intend to cooperate in creating a standardized network that will unite carriers of the twenty-foot equivalent units or TEUs in China via sea and rail and coordinate with parties in North America and Australia. The companies will serve both upstream and downstream customers through the platform, establish a door-to-door logistics and provide supply chain service.

In fiscal year 2016, affected by worsening market conditions in the shipping industry, the Company’s shipping agency business sector suffered a significant decrease in revenue due to a reduced number of ships served. As a result, the Company has suspended its shipping agency services business. Also as a result of these market condition changes, the Company has suspended its shipping management services business. In addition, in December 2015, the Company suspended its shipping and chartering services business, primarily as a result of the termination of a previously-contemplated vessel acquisition. As of December 31, 2017, the Company’s business segments consist of inland transportation management services, freight logistics services, container trucking services and bulk cargo container services.

In August 2016, the Board authorized management to move forward with the development of a mobile application that will provide a full-service logistics platform between the U.S. and the PRC for short-haul trucking in the U.S.

Sino-Global completed development of a full-service logistics platform as of December 2016. Upon the completion of the platform, the Company signed two significant agreements with COSCO Beijing International Freight Co., Ltd. (“COSFRE Beijing”) and Sino-Trans Guangxi in December 2016. Pursuant to the agreement with COSFRE Beijing, the Company will receive a percentage of the total amount of each transportation fee for the arrangement of inland transportation services for COSFRE Beijing’s container shipments into U.S. ports. For the strategic cooperation framework agreement with Sino-Trans Guangxi, which is a subsidiary of Sino-Trans Limited, the Company expects to utilize both parties’ existing resources and establish an integrated logistics plan to provide an end-to-end supply chain solution for customers shipping soybeans and sulfur products from the U.S. to southern PRC via container.

On January 5, 2017, the Company entered into a joint venture agreement and formed a new joint venture company named ACH Trucking Center Corp. (“ACH Center”) with Jetta Global Logistics Inc. (“Jetta Global”). Along with the establishment of ACH Center, the Company began providing short haul trucking transportation and logistics services to customers located in the New York and New Jersey areas. The Company holds a 51% ownership stake in ACH Center. Although the establishment of ACH Center brought benefits for the Company and Jetta Global, it could not satisfy long term development for both the Company and Jetta Global. The Company signed a termination agreement with Jetta Global to terminate the joint venture agreement on December 4, 2017. As the operating revenue generated by ACH Center was less than 1% of the Company’s consolidated revenue and the termination of the joint venture did not constitute a strategic shift that will have a major effect on the Company’s operations and financial results, the results of operations for ACH Center was not reported as discontinued operations under the guidance of Accounting Standards Codification 205.

On January 9, 2017, the Company entered into a strategic cooperation agreement with China Ocean Shipping Agency Qingdao Co. Ltd. (“COSCO Qingdao”). COSCO Qingdao will utilize the Company’s full-service logistics platform to arrange the transportation of its container shipments into U.S. ports. Sino-Global will receive a percentage of the total amount of each transportation fee in exchange for the arrangement of inland transportation services for COSCO Qingdao’s container shipments into U.S. ports.

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On February 18, 2017, the Company entered into a cooperative transportation agreement with a related party, Zhiyuan International Investment & Holding Group (Hong Kong) Co., Ltd. (“Zhiyuan Hong Kong”). Zhiyuan Hong Kong, jointly with China Minmetals Corporation and China Metallurgical Group Corporation, acts as the general designer, general equipment provider and general service contractor in the upgrade and renovation project of Perwaja Steel, located in Malaysia (the “Project”). The Company agreed to provide high-quality services, including the design of a detailed transportation plan as well as execution and necessary supervision of the plan at Zhiyuan Hong Kong’s demand, in consideration for which the Company will receive a 1% to 1.25% transportation fee incurred in the Project as a commission for its services rendered (see Note 3 and Note 15). On July 7, 2017, the Company signed a supplemental agreement with Zhiyuan Hong Kong, pursuant to which the Company will cooperate with Zhiyuan Hong Kong exclusively on the entire Project’s transportation needs. Pursuant to the supplemental agreement, the Company agrees to make prepayments to Zhiyuan Hong Kong for its share of packaging and transporting costs related to the Project; in return, the Company will receive 15% of the cost incurred in the Project from Zhiyuan Hong Kong as a service fee. The Project is expected to be completed in one to two years and the Company will collect its service fee in accordance with Project completion.

On September 11, 2017, the Company set up a new wholly-owned subsidiary, Ningbo Saimeinuo Supply Chain Management Ltd. (“Sino Ningbo”), via the wholly-owned entity, Sino-Global Shipping New York Inc. This subsidiary primarily engages in supply chain management and freight logistics services.

Our Strategy

Our strategy is to:

●	Provide better solutions for issues and challenges faced by the entire shipping and freight logistic chain to better serve our customers and explore additional growth avenues;

●	Diversify our current service offerings organically or through acquisitions and/or strategic alliance; continue to grow our business in the U.S. market;

●	Continue to streamline our business practice, optimize our cost structure and improve our operating efficiency through effective planning, budgeting, execution and cost control;

●	Continue to reduce our dependency on our legacy business and few key customers; and

●	Continue to monetize our relationships with our strategic partners and leverage their support and our innovation to expand our business.

Our Management Team

We believe we have a strong and experienced management team including our Chief Executive Officer and Chairman, Mr. Lei Cao; our Acting Chief Financial Officer, Ms. Tuo Pan; our Chief Operating Officer, Mr. Zhikang Huang; and our Chief Technical Officer, Mr. Yafei Li, who, together as a team, have many years of experience, extensive business connections in the shipping industry in China, and substantial experience in SEC reporting and compliance, business reorganization, mergers and acquisitions, accounting, risk management and operations of both public and private companies.

Business Segments

As of December 31, 2017, Sino-Global delivers inland transportation management services, freight logistics services, container trucking services and bulk cargo container services to our customers.

Historically, the Company was in the business of solely providing shipping agency services. In fiscal year 2014, by leveraging the support of Sino-Global’s largest shareholder, Mr. Zhang and the company he controls, Zhiyuan Investment Group, the Company expanded its service platform to include shipping and chartering services during the quarter ended September 30, 2013 and inland transportation management services during the quarter ended December 31, 2013. We suspended shipping and chartering services as a result of the termination of the vessel acquisition in December 2015. With the acquisition of LSM in 2014, we added ship management services to our service platform but we suspended it together with shipping agency services in 2016 primarily due to market conditions. With the establishment of Sino-LA, we added cargo forwarding services to our service platform in the second quarter of fiscal 2017, which is included in our inland transportation business line at the end of June 30, 2016. As we are developing our cargo forwarding services, the Company provides freight logistics services and container trucking services as two new business segments during fiscal year 2017. We began to provide bulk cargo container services from the first quarter of fiscal year 2018.

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Our Goals and Strategic Plan

By leveraging our fine reputation, extensive business relationships, technical ability and in-depth knowledge of the shipping industry, our goal is to further strengthen our position as a leading global logistic solution provider who offers innovative resolutions to better address complex issues in different aspects in the entire shipping and freight logistic chain.

We historically focused our business on providing our customers with customized shipping agency services. In the past, our business came predominately from our strong business relationships with our key strategic partners in China. To reduce our dependency on a single business line, we have leveraged, and will continue to leverage, our business relationships with strategic partners to introduce new service offerings to the market and to diversify our business. In light of the slowdown of the Chinese economy and its negative impact on the shipping business across the Pacific Ocean, our strategic plan for the next 5 years is to continue to diversify our service mix and actively seek new growth opportunities to expand our business footprint in the U.S. market to reduce our dependency on the revenue generated from China. For decades, the shipping industry has been operated under traditional business models without many meaningful changes. Today, technological innovation has already played a big role in changing every conventional industry. We believe the internet will be a big part of the future logistics chain services and a transformative era in shipping and freight logistic business is coming. As an innovative solution provider, we plan to apply our technical ability, industry expertise and cutting-edge information technology in the conventional shipping business to better connect supply and demand and to develop seamless linkages in logistic chains.

After going through two years on our business restructuring, Sino changed its business models from providing traditional shipping agency services to providing solutions and services focused on inland transportation logistics between the U.S. and China, such as providing freight logistics services, container trucking services and bulk cargo container services. As a result of our continued restructuring efforts, we turned an operating loss for the year ended June 30, 2016 to a profit for the year ended June 30, 2017 and the six months ended December 31, 2017. As shown in the table below, our current business operating revenue is generated primarily from freight logistic services and inland transportation management services.

	Six Months Ended December 31, 2017		Fiscal Year 2017		Fiscal Year 2016
Key Services	Revenue	%	Revenue	%	Revenue	%
Shipping Agency & Ship Management	$-	-	$-	-%	$2,507,800	34%
Shipping & Chartering	-	-	-	-%	462,218	7%
Inland Transportation Management	2,812,307	27%	5,758,600	50%	4,340,522	59%
Freight Logistic Services	6,600,212	62%	4,815,450	42%	-	-%
Bulk Cargo Container Services	608,267	6%	-	-%	-	-%
Container Trucking Services	579,706	5%	871,563	8%	-	-%

Total	$10,600,492	100%	$11,445,613	100%	$7,310,540	100%

The business restructuring of Sino is gradually on track. During this process, we will continue to adjust and develop our strategic plans based on the change of business environment. In the future, we will provide more services to our customers, and we will use our internet platform to connect our worldwide businesses to our customers.

Our Customers

For the six months ended December 31, 2017, three customers accounted for 54%, 16% and 11% of the Company’s revenues, respectively. For the six months ended December 31, 2016, three customers accounted for 36%, 36% and 12% of the Company’s revenues, respectively.

Our Suppliers

For the six months ended December 31, 2017, one supplier accounted for 71% of the total costs of revenue. For the six months ended December 31, 2016, two suppliers accounted for 28% and 10% of the total costs of revenue, respectively.

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Our Strengths

We believe that the following strengths differentiate us from our competitors:

●	Proven industry experience and problem-solving reputation. We are a non-asset based global shipping and freight logistics solution provider. Unlike a traditional shipping agent, we provide tailored solutions and value-added services to our customers to drive effectiveness and control in related aspects throughout the entire shipping and freight logistic chain. We believe that our years of successful track record of applying integrated solutions to complex issues in the global shipping logistics business gives us a competitive advantage in attracting large clients and helps us maintain strong long terms business relationship with them.

●	Strong leadership and a competent professional team. Our CEO is an industry veteran with more than thirty years of extensive industry experiences including ten years’ working for COSCO, one of the largest shipping companies in the world. Most of our employees have marine business experience, and many of our managers/chief operators served in other large Chinese shipping companies prior to joining us. With these professionals and experienced staff, we believe that we provide the best services to our customers at competitive prices.

●	Extensive network and positive industry recognition. Doing business in China often requires a strong business network and support of key strategic partners. The Company served as one of the executive directors of China Association of Shipping Agencies & Non-Vessel-Operating Common Carriers (CASA), the authoritative industry association in China. We are the only non-state-owned enterprise represented on the CASA board guiding the development of the industry. Our good reputation and industry recognition enables us to maintain strong relationships with our business partners and have an extensive network of contacts throughout the industry, which helps us gain necessary support to execute our business plans.

●	Lean organization and a flexible business model. Although we are a small business with limited resources, we have a cohesive and effective organizational structure with the goal of maximizing customer value while minimizing waste. Our unique flexible business model allows us to quickly respond to changing market demand and offer our customers innovative problem-solving solutions, quality customer service, and competitive prices to achieve greater market acceptance and gain additional market share.

●	U.S.-registered and NASDAQ-listed public company. We believe our status as a U.S. corporation gives us more credibility among existing and potential customers, suppliers, and other business partners than a privately owned company would have in our industry. Our ability to raise capital through the capital market or use our common stock as “currency” to facility potential merger and acquisition transactions can also help us carry out or accelerated our growth strategies.

Our Opportunities

For more than thirty years, the shipping and freight logistic industry has been operated under traditional business models without meaningful change. Many of these business practices are inefficient and problematic; therefore, maintaining an innovative mindset is critical to achieving continuous business success and growth. We are a value-added logistics solution provider with successful past performance and individuals that have been in the industry for a long time. Instead of playing the traditional logistics broker role, we focus on providing technology solutions and innovative leading-edge services to bridge the asset-based world with the digital world. We shape our industry practice and profit model by analyzing wider developments both in the global markets and the technology industry so we can address unique problems that are currently pervasive across the shipping and freight logistics industry.

We believe we can capture the business opportunity and grow our business organically or through acquisitions or strategic alliance by:

●	Continuing to streamline our business operations and improve our operating efficiency through innovative technology, effective planning, budgeting, execution and cost control;

●	Restructuring our business to focus on providing innovative technology based solution to our customers to promote our sustainable business growth;

●	Developing new service lines along the shipping and freight logistic industry value chain, and leveraging our relationships with COSCO, Zhiyuan Investment Group and other potential strategic business partners to expand our global business footprint.

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Our Challenges

We face significant challenges when executing our strategy, including:

●	Given the complexity and length of restructuring our business, we face the challenge of generating sufficient cash from our current business activities to support our daily operations during the transition;

●	We may not be able to establish a separate department to solve critical issues in today’s shipping logistics industry;

●	We may not have or not be able to get the necessary funds to continue to expand our services and market our services successfully;

●	Our ability to respond to increasing competitive pressure on our growth and margins;

●	Our ability to gain further expertise and to serve new customers in new service areas;

●	From time to time, we may have difficulty carrying out services effectively and in a profitable way due to the cyclical nature of the shipping industry, which could lead to a prolonged period of sluggish demand for our services;

●	Our ability to respond promptly to a changing regulatory environment, macroeconomic conditions, industry trends, and competitive landscape; and

●	Developing a winning business model takes time and a new business model may not be recognized by the market immediately. As a publicly traded company, management may be forced to fulfill near-term performance goals that may not be consistent with the Company’s long-term vision.

Our Competition

The market segments that we serve do not have high entry barriers. There are many companies ranging from small to large in China that provide shipping and freight-related logistics services. At present, the state-owned companies in China still dominate the industry and generate a majority of the revenues in the industry. These companies have greater service capabilities, a larger customer base and more financial, marketing, network and human resources than we do. Most of them concentrate their business on shipping agency services to meet general market demand. However, we focus on providing tailored solutions and value-added services to select high-profile customers to drive effectiveness and control in related aspects throughout the entire shipping and freight logistic chain. As a boutique company that provides specialized services with limited resources and history, we face intense competition in the particular market segments that we serve. Our ability to be successful in our industry depends on our deep understanding of the complexity of industry issues and challenges and our technical ability to develop best solutions to respond to the identified issues and provide effective problem-solving strategies to our targeted customers to achieve the fastest and most cost-effective outcomes. Our value-added services and innovative approaches are highly recognized by our customers, which helps us to gain additional market share and compete effectively with companies that may be better capitalized than we are or may provide services we do not or cannot provide to our customers.

Employees

As of the date of this prospectus, we have 25 employees, 14 of whom are based in China. Of the total, four are in management, twelve are in operations, five are in finance and accounting and three are in administration and technical support. We believe that our relationship with our employees is good. We have never had a work stoppage, and our employees are not subject to a collective bargaining agreement.

Recent Developments

March 2018 Financing

On March 12, 2018, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the investors specified on the signature page thereto (the “Investors”) pursuant to which we agreed to sell to the Investors, and the Investors agreed to purchase from us, in a registered direct offering, an aggregate of 2,000,000 shares (the “Shares”) of our common stock, at a purchase price of $1.50 per Share, for aggregate gross proceeds to us of $3 million. We also agreed to sell to the Investors Series A Warrants to purchase up to an aggregate of 2,000,000 shares of our common stock at an exercise price of $1.75 per share and Series B Warrants to purchase up to an aggregate of 2,000,000 shares of our common stock at an exercise price of $1.75 per share.

Net proceeds to us from the sale of the Shares and the Warrants, after deducting estimated offering expenses and placement agent fees, were approximately $2.6 million. The offering closed on March 14, 2018.

The offering of the Shares was made pursuant to our effective shelf registration statement on Form S-3 (File No. 333-222098), which was originally filed with the SEC on December 15, 2017 and was declared effective by the SEC on February 16, 2018. The offering of the Warrants was made pursuant to an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D promulgated thereunder.

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Other Matters

Sino has signed joint project agreements with Sinotrans Guangxi and COSFRE Beijing during the fourth quarter of fiscal year 2017. The project will involve a shift from the current bulk cargo transportation model to a containerized model. The Company has started a trial by facilitating the delivery of Sulphur from Long Beach, California, in the U.S., to Fangcheng Port, Guangxi, PRC and ultimately to the warehouse of the customer. The related revenue and cost of revenue has been recognized during first quarter of fiscal year 2018. During the second quarter of fiscal year 2018, SINO cooperated with another customer, Sichuan Minmetals Import and Export Company, for trial operations. Based on the two trial runs with positive response, we signed a service agreement with Chengdu Dingxu International Trade Co., Ltd. ("Chengdu Dingxu") to coordinate sulfur suppliers in the United States to supply 100,000 tons of sulfur to Chengdu Dingxu on an annual basis. Pursuant to the agreement, we will organize the shipping carriers, help customer to complete the duty and custom declaration and arrange transportation to the destination designated by Chengdu Dingxu. We will not take any title of any of their purchases and we will not take any inventory risks. We will be reimbursed by Chengdu Dingxu once our performance obligations are completed for the money we advanced on these purchases.

Historically, containers shipping from the U.S. to China have low utilization rates. As a result, large shipping lines in China, including COSCO Shipping Lines Co., Ltd (“COSCO Shipping Lines”), have to bear the shipping costs of empty containers and are seeking solutions to work strategically with local logistics companies in the US. With the Chinese government banning the import of environmental wastes by the end of 2017, the empty container rate of COSCO Group's container shipping from the United States to China will be further reduced. Therefore, COSCO Beijing signed a strategic cooperation agreement with us to jointly promote bulk cargo container transportation. Bulk freight rate is usually lower than that of container freight rate, however the transit time is much longer and customers have low flexibility in arrangements with freight carriers. COSCO Group headquarters will give us the same container freight rate as bulk freight, even lower than the bulk shipping fee, to support our expansion from bulk to container shipping, so as to transport more cargo from the United States to China. Management expects to continue our cooperation with COSCO to promote bulk cargo container shipping.

On August 24, 2017, Sino signed a marketing promoting service agreement with COSCO Qingdao. According to this agreement, COSCO Qingdao will help Sino to promote shipping and multimodal transportation, including inland trucking container transportation services, switch bill of lading and freight collection services.

On September 11, 2017, the Company set up a new wholly-owned subsidiary, Ningbo Saimeinuo Supply Chain Management Ltd. (“Sino Ningbo”), via the wholly-owned entity, Sino-Global Shipping New York Inc. This subsidiary primarily engages in supply chain management and freight logistics services.

Properties

We currently rent five facilities in the PRC, Hong Kong and the United States. Our PRC headquarter is in Beijing, and our U.S. headquarter is in New York.

Office	Address	Rental Term	Space
Beijing, PRC	Room 2212, Tower B Boya International Center, No. 1, Lizezhongyi Road, Wangjing, Chaoyang District Beijing, PRC 100102	Expires 11/30/2018	91.08 m2

Shanghai, PRC	Rm 12D & 12E, No.359 Dongdaming Road, Hongkou District, Shanghai, PRC 200080	Expires 07/31/2018	285.99 m2

New York, USA	1044 Northern Boulevard, Suite 305 Roslyn, New York 11576-1514	Expires 08/31/2019	179 m2

Hong Kong	20/F, Hoi Kiu Commercial Building, 158 Connaught Road Central, HK	Expires 05/17/2019	77 m2

Los Angeles, USA	21680 Gateway Center Drive, Suite 330 Diamond Bar, California 91765	Expires 04/30/2020	121.24 m2

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time and may harm our business. However, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

34

MANAGEMENT

Executive Officers and Directors

As of April 24, 2018, the members of our Board of Directors, and our executive officers, were as follows:

Lei Cao

Chief Executive Officer and Director

Age - 55

Director since 2001

Mr. Cao is our Chief Executive Officer and a Director. Mr. Cao founded our company in 2001 and has been the Chief Executive Officer since that time. Mr. Cao has been Chief Executive officer of our company since its formation. Prior to founding our company, Mr. Cao was a Chief Representative of Wagenborg-Lagenduk Scheepvaart BV, Holland, from 1992 to 1993, Director of the Penavico-Beijing’s shipping agency from 1987 through 1992, and a seaman for Cosco-Hong Kong from 1984 through 1987. Mr. Cao received his EMBA degree in 2009 from Shanghai Jiao Tong University. Mr. Cao was chosen as a director because he is the founder of our company and we believe his knowledge of our company and years of experience in our industry give him the ability to guide our company as a director.

Jing Wang

Independent Director

Age - 70

Director since 2007

Mr. Wang currently serves as Chief Economist to China Minsheng Banking Corp., Ltd. and has held this position since December 2002. Mr. Wang was a Chinese Project Advisor for the World Bank from 1990 until 1994. From 1998 through 2000, Mr. Wang was the vice director of Tianjin Security and Futures Supervision Office, in charge of initial public offerings and listing companies. Mr. Wang is an independent director for Tianjin Binhai Energy & Development Co. Ltd., (Shenzhen Stock Exchange: 000695); Tianjin Marine Shipping Co., Ltd. (Shanghai Stock Exchange: 600751), and ReneSola Company (London Stock Exchange: SOLA). Mr. Wang received a Bachelor degree in Economics from Tianjin University of Finance and Economics. The Board believes that Mr. Wang’s economics background and experience working with public companies qualify him to serve a director of the Company.

Tieliang Liu

Independent Director

Age - 58

Director since 2013

Dr. Liu currently serves as the vice president in charge of accounting and finance to China Sun-Trust Group Ltd. and has held this position since 2001. Dr. Liu was a financial controller for Huaxing Group Ltd from 1998 to 2001. From 1996 through 1998, he was the chief accountant of China Enterprise Consulting Co., Ltd. Before working in industry, Dr. Liu taught accounting and finance in a university for more than ten years and has published dozens of books and articles. Dr. Liu is a CPA in China. He received a PhD, master’s and bachelor’s degrees from Tianjin University of Finance and Economics. Dr. Liu has been chosen to serve as a director because of his accounting and business knowledge and experience in working with small and medium-sized companies.

Ming Zhu

Independent Director

Age - 59

Director since 2014

Mr. Zhu has been an international business consultant with RMCC Investment LLC, a Richmond, Virginia based consulting firm, since 1994. Mr. Zhu holds a master’s degree in tourism and business from Virginia Commonwealth University. Mr. Zhu has also served as an independent director at eFuture Information Technology Inc. since 2007 and as an independent director of Tri-Tech Holding, Inc. since 2012. Mr. Zhu was chosen as a director because of his experience with public companies and his knowledge of our company.

35

Zhikang Huang

Chief Operating Officer and Director

Age - 41

Mr. Huang has been our Chief Operating Officer since 2010. Prior to 2010, he served as Director of Sino-Global Shipping Australia, for which he was responsible for regional operations, marketing and regulation oversight. From 2006 through 2010, Mr. Huang served as our Company’s Vice President, with duties focused on company operation and strategy, international shipping and marketing. From 2004 through 2006, Mr. Huang served as our Company’s Operations Manager, and from 2002 through 2004, he served as an operator with our Company. Mr. Huang obtained his degree in English from Guangxi University in 1999.

Tuo Pan

Acting Chief Financial Officer

Age – 33

Ms. Pan is our Acting Chief Financial Officer and a seasoned Certified Public Accountant licensed in Australia. Since 2008, Ms. Pan has overseen the finance and accounting functions of Sino-Global Shipping Australia Pty Ltd. Ms. Pan received her bachelor’s degree in Accounting and Finance and a master’s degree in Advance Accounting from the Curtin University of Technology in Western Australia. From August 2007 to July 2008, Ms. Pan worked as an auditor and project manager of Baker Tilly China Ltd., and participated in various projects from e-Future Information Technology Inc, TMC Education Corporation Ltd, China Ministry of Commerce, etc.

Family Relationships

There are no familial relationships between any of our officers and directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities or commodities laws, any laws respecting financial institutions or insurance companies, any law or regulation prohibiting mail or wire fraud in connection with any business entity or been subject to any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization, except for matters that were dismissed without sanction or settlement. None of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Audit Committee

The Company has an audit committee, consisting solely of the Company’s independent directors, Tieliang Liu, Jing Wang and Ming Zhu. Mr. Liu qualifies as the audit committee financial expert. The Company’s audit committee charter is available on the Company’s website (www.sino-global.com) or directly at the following link: http://media.corporate-ir.net/media_files/irol/22/221375/corpgov/AuditCommCharte09272008.pdf.

Code of Ethics

We have adopted a Code of Ethics, which we have filed with the SEC. Any amendment to or waiver of the Code of Ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Independence of the Board of Directors

The Board of Directors maintains a majority of independent directors who are deemed to be independent under the definition of independence provided by NASDAQ Stock Market Rule 4200(a)(15).

36

EXECUTIVE COMPENSATION

The following table shows the annual compensation paid by us to Mr. Lei Cao, our Principal Executive Officer, Mrs. Tuo Pan, our Acting Chief Financial Officer, Mr. Anthony S. Chan, our former Executive Vice President and Acting Chief Financial Officer and Mr. Zhikang Huang, our Chief Operating Officer, for the years ended June 30, 2017 and 2016. No other officer had total compensation during either of the previous two years of more than $100,000.

Summary Compensation Table

				Securities-
				based	All other
Name	Year	Salary	Bonus	Compensation	Compensation	Total
Lei Cao,	2017	$180,000	-	-	-	$180,000
Principal Executive Officer	2016	$180,000	-	$159,000	-	$339,000
Tuo Pan, (1)	2017	$60,000	-	-	-	$60,000
Acting Chief Financial Officer	2016	$60,000	-	$21,200	-	$81,200
Anthony S. Chan, (2)	2017	-	$-	-	-	-
Acting Chief Financial Officer	2016	$83,333	$50,000	-	-	$133,333
Zhikang Huang,	2017	$100,000	-	-	-	$100,000
Chief Operating Officer	2016	$100,000	-	$95,400	-	$195,400

(1)	Ms. Pan was appointed as our Acting Chief Financial Officer on October 15, 2015.
(2)	Effective October 15, 2015, Mr. Anthony S. Chan resigned as our Acting Chief Financial Officer.

Outstanding Equity Awards of Named Executive Officers at Fiscal Year-End

As of June 30, 2017, we had three named executive officers, Mr. Lei Cao, our Chief Executive Officer, Ms. Tuo Pan, our Acting Chief Financial Officer, and Mr. Zhikang Huang, our Chief Operating Officer.

Option Awards (1)

Equity
incentive plan
awards:
	Number of	Number of	Number of
	securities	securities	securities
	underlying	underlying	underlying
	unexercised	unexercised	unexercised	Option	Option
	options (#)	options (#)	unearned	Exercise	expiration
Name	exercisable	unexercisable	options (#)	price ($)	date
(a)	(b)	(c)	(d)	(e)	(f)
Lei Cao,
Principal Executive Officer	36,000	-	-	$7.75	5/19/18
Tuo Pan,
Acting Chief Financial Officer	-	-	-	-	-
Zhikang Huang,
Chief Operating Officer	-	-	-	-	-

(1)	Our Company has made stock awards to executive officers. The details are set forth in the table appearing under “Principal Stockholders” on page 39 of this prospectus.

37

Director Compensation for the year ended June 30, 2017(1)

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)(2)	All other compensation ($)	Total ($)
Tieliang Liu	20,000	0	0	0	20,000
Jing Wang	20,000	0	0	0	20,000
Ming Zhu	20,000	0	0	0	20,000

(1)	This table does not include Mr. Lei Cao, our Chief Executive Officer, because although Mr. Cao is a director, Mr. Cao’s compensation is fully reflected in the Summary Compensation Table.
(2)	We granted options to purchase 10,000 shares of our common stock to Mr. Jing Wang on May 20, 2008. We granted options to purchase 10,000 shares of our common stock to Mr. Tieliang Liu on January 31, 2013. No value is reflected for the awards in this table because the grant date fair value of all grants was reflected in the year of the applicable grant.

Employment Agreements with Named Executive Officers

We have employment agreements with each of Mr. Lei Cao, Ms. Tuo Pan and Mr. Zhikang Huang. These employment agreements provide for one-year terms that extend automatically in the absence of termination provided at least 60 days prior to the anniversary date of the agreement. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to provide at least 30 days’ prior notice. In such case during the initial term of the agreement, we would need to pay such executive (a) in the absence of a change of control, a one-time payment of the then-applicable annual salary of such executive or (b) in the event of a change of control, a one-time payment of one-and-a-half times the then-applicable annual salary of such executive. In the event of termination due to death or disability, the payment is equal to two times the executive’s salary.

We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

 Equity Compensation Plan Information

The below table reflects, as of June 30, 2017, the number of shares of common stock authorized by our shareholders to be issued (directly or by way of issuance of securities exercisable for or convertible into) as incentive compensation to our officers, directors, employees and consultants.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans under the 2008 Incentive Plan approved by security holders	64,000	$7.03	238,903	(1)

Equity compensation plans under the 2014 Incentive Plan approved by security holders	75,000	$1.10	8,590,000	(1)

Equity compensation plans not approved by security holders	-	-	-

(1)	Pursuant to our 2008 Incentive Plan, we are authorized to issue options to purchase 302,903 shares of our common stock. The 64,000 outstanding options disclosed in the above table are taken from the 2008 Incentive Plan. Pursuant to our 2014 Incentive Plan, we are authorized to issue, in the aggregate, 10,000,000 shares of common stock or other securities convertible or exercisable for common stock. We have granted options to purchase an aggregate of 150,000 shares of common stock under the 2014 Incentive Plan in July 2016, among which, options to purchase 75,000 shares of common stock have been exercised. In addition, we have issued, in the aggregate, 600,000 shares of common stock to consultants to our Company in 2014 and 660,000 shares of common stock to our officers and directors in 2016 under the 2014 Incentive Plan. Accordingly, we may issue options to purchase 238,903 shares under the 2008 Incentive Plan, and we may issue 8,590,000 shares of common stock or other securities convertible or exercisable for common stock under the 2014 Incentive Plan.

38

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of March 29, 2018 (the “Determination Date”) by: (i) each current director of our company; (ii) each of our Named Executive Officers; (iii) all current executive officers and directors of our company as a group; and (iv) all those known by us to be beneficial owners of more than five percent (5%) of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within sixty (60) days of the Determination Date, through the exercise of any option, warrant or similar right (such instruments being deemed to be “presently exercisable”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of presently exercisable options and warrants are considered to be outstanding. These shares, however, are not considered outstanding as of the Determination Date when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table, and subject to state community property laws where applicable, all beneficial owners named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 12,533,035 shares of common stock outstanding as of the Determination Date. No shares identified below are subject to a pledge.

Name and Address	Title of Class	Amount of Beneficial Ownership	Percentage Ownership
Mr. Lei Cao (1)(2)	Common	1,405,040	11.3%
Mrs. Tuo Pan (1)	Common	15,000	*
Mr. Zhikang Huang (1)	Common	80,000	*
Mr. Jing Wang (1)(3)	Common	50,000	*
Mr. Liu Tieliang (1)(4)	Common	46,000	*
Mr. Ming Zhu (1)	Common	40,000	*
Mr. Yafei Li (1)	Common	19,000	*
Total Officers and Directors (6 individuals)	Common	1,655,040	13.3%

Other Five Percent Shareholders
Mr. Zhong Zhang (5)	Common	1,800,000	14.5%

* Less than 1%.

(1)	The individual’s address is c/o Sino-Global Shipping America, Ltd., 1044 Northern Boulevard, Roslyn, New York 11576-1514.
(2)	Mr. Cao has received options to purchase 36,000 shares of the Company’s common stock, all of which are presently exercisable.
(3)	Mr. Wang has received options to purchase 10,000 shares of the Company’s common stock, all of which are presently exercisable.
(4)	Mr. Liu has received options to purchase 10,000 shares of the Company’s common stock, all of which are presently exercisable.
(5)	Mr. Zhang’s address is care of Tianjin Zhiyuan Investment Group Co., Ltd, 10th Floor, Tianwu Huaqing Building, No.22, Jinrong Road, Dasi Industrial Park, Xiqing District Economic Development Zone, Tianjin City, P.R. China, 300385.

39

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board of Directors maintains a majority of independent directors who are deemed to be independent under the definition of independence provided by NASDAQ Stock Market Rule 4200(a)(15). Other than as described herein, no transactions required to be disclosed under Item 404 of Regulation S-K have occurred since the beginning of the Company’s last fiscal year.

On June 27, 2013, we signed a 5-year global logistic service agreement with TEWOO Chemical & Light Industry Zhiyuan Trade Co., Ltd and TianJin Zhi Yuan Investment Group Co., Ltd (together “Zhiyuan”). Zhiyuan is owned by Mr. Zhang, the largest shareholder of the Company. For the year ended June 30, 2013, we had no business transaction with Zhiyuan. Before Mr. Zhang was a shareholder of the Company, he agreed with the Company to cause Zhiyuan to procure certain services from the Company. The 5-year global logistic service agreement details the nature of such cooperation between Zhiyuan and the Company. Thus, while Mr. Zhang’s initial agreement to direct business to the company was made when he was not a related party, the subsequent agreement was entered after he was a related party. During the quarter ended September 30, 2013, the Company executed a shipping and chartering services agreement with Zhiyuan whereby it assisted in the transportation of approximately 51,000 tons of chromite ore from South Africa to China. In September 2013, the Company executed an inland transportation management service contract with Zhiyuan whereby it would provide certain advisory services and help control its potential commodities loss during the transportation process. In addition, the Company executed a one-year short-term loan agreement with Zhiyuan, effective January 1, 2014, to facilitate the working capital needs of Zhiyuan on an as-needed basis. In September 2014, the Company collected approximately $2.7 million from the Zhiyuan Investment Group, representing full repayment of the short-term loan and payment of approximately $1.6 million of outstanding trade receivable. In October 2014, the Company collected approximately $384,000 from the Zhiyuan Investment Group to reduce the outstanding trade receivable. For the years ended June 30, 2016 and 2017, the Company continued to provide inland transportation management services to the Zhiyuan Investment Group. The net amount due from the Zhiyuan Investment Group at June 30, 2016 and 2017 were $1,622,519 and $1,715,130.

SELLING STOCKHOLDERS

The following table sets forth the name of each Selling Shareholder and the number of shares of common stock that each Selling Shareholder may offer from time to time pursuant to this prospectus. The shares of common stock that may be offered by the Selling Shareholders hereunder may be acquired by the Selling Shareholders upon the exercise by the Selling Shareholders of the Warrants that are held by the Selling Shareholders and that were previously issued in private transactions by our company. The shares of common stock that may be offered by the Selling Shareholders hereunder consist of 4,000,000 shares of common stock issuable upon the exercise of the Warrants that were issued to the Selling Shareholders on March 14, 2018 pursuant to a Securities Purchase Agreement dated as of March 12, 2018 by and among the Company and the purchasers named therein. Except as otherwise indicated, we believe that each of the beneficial owners and Selling Shareholders listed below has sole voting and investment power with respect to such shares of common stock, subject to community property laws, where applicable.

Except as noted in the table below, none of the Selling Shareholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our or our affiliates’ officers or directors.  Each of the Selling Shareholders has acquired the Warrants (and the shares of common stock issuable upon the exercise thereof) in the ordinary course of business and, at the time of acquisition of the Warrants, none of the Selling Shareholders was a party to any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock to be resold by such Selling Shareholders under the registration statement of which this prospectus forms a part.

Because a Selling Shareholder may sell all, some or none of the shares of common stock that it holds that are covered by this prospectus, and because the offering contemplated by this prospectus is not underwritten, no estimate can be given as to the number of shares of our common stock that will be held by a Selling Shareholder upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based upon the assumption that the Selling Shareholders will sell all of the shares of common stock covered by this prospectus.

In accordance with the rules and regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares issuable through the exercise of any option, warrant or right, through conversion of any security held by that person that are currently exercisable or that are exercisable within sixty (60) days are included. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

40

	Shares Owned Prior to the Offering		Number of Shares Offered	Shares Owned After the Offering
Name	Number	Percent (1)	Shares	Number	Percent (1)
Alto Opportunity Master Fund SPC – Segregated Master Portfolio B (2)	200,000	1.6%	200,000	-0-	N/A
Anson Investments Master Fund LP (3)	201,336	1.6%	201,336	-0-	N/A
Bellridge Capital LP (4)	266,666	2.1%	266,666	-0-	N/A
Bigger Capital Find, LP (5)	400,000	3.1%	400,000	-0-	N/A
CVI Investments, Inc. (6)	300,000	2.3%	300,000	-0-	N/A
Black Mountain Equities, Inc. (7)	100,000	*	100,000	-0-	N/A
Empery Asset Master, Ltd. (8)	242,512	1.9%	242,512	-0-	N/A
Empery Tax Efficient II, LP (9)	145,040	1.1%	145,040	-0-	N/A
Empery Tax Efficient, LP (10)	112,448	*	112,448	-0-	N/A
Firstfire Global Opportunities Fund LLC (11)	66,666	*	66,666	-0-	N/A
Hudson Bay Master Fund Ltd. (12)	266,666	2.1%	266,666	-0-	N/A
Intracoastal Capital, LLC (13)	300,000	2.3%	300,000	-0-	N/A
Iroquois Master Fund Ltd. (14)	233,334	1.8%	233,334	-0-	N/A
Iroquois Capital Investment Group LLC (15)	33,332	*	33,332	-0-	N/A
KBB Asset Management LLC (16)	400,000	3.1%	400,000	-0-	N/A
L1 Capital Global Opportunities Master Fund (17)	300,000	2.3%	300,000	-0-	N/A
Warberg WF VI LP (18)	432,000	3.3%	432,000	-0-	N/A

*	Less than 1%.

(1)	Based on 12,533,035 shares issued and outstanding as of March 29, 2018.

(2)	Consists of Warrants to purchase up to 200,000 shares of our common stock. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund SPC – Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by the selling shareholder and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by the selling shareholder. The selling shareholder and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Alto Opportunity Master Fund SPC – Segregated Master Portfolio B is c/o Ayrton Capital LLC, 222 Broadway, 19th Floor, New York, NY 10038.

(3)	Consists of Warrants to purchase up to 201,336 shares of our common stock. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the common stock held by Anson. Bruce Winson is the managing member of Anson Management GP LLP, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these common shares except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Avenue, George Town, Grand Cayman.

(4)	Consists of Warrants to purchase up to 266,666 shares of our common stock. The address of Bellridge Capital LP is 515 E. Las Olas Boulevard, Suite 120A, Fort Lauderdale, FL 33301, and the control person with respect to the securities held by such entity is Robert Klimov.

(5)	Consists of Warrants to purchase up to 400,000 shares of our common stock. The address of Bigger Capital Fund, LP is 159 Jennings Road, Cold Spring Harbor, N.Y. 11724.

41

(6)	Consists of Warrants to purchase up to 300,000 shares of our common stock. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the securities held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The address of CVI Investments, Inc. is c/o Heights Capital Management, 101 California Street, Suite 3250, San Francisco, CA 94111.

(7)	Consists of Warrants to purchase up to 100,000 shares of our common stock. The address of Black Mountain Equities is 13366 Greenstone Court, San Diego, CA 92131, and the control person with respect to the securities held by such entity is Adam W. Baker.

(8)	Consists of Warrants to purchase up to 242,512 shares of our common stock. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd. (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Asset Master, Ltd. is c/o Empery Asset Management LP, 1 Rockefeller Plaza, Suite 1205, New York, N.Y. 10020.

(9)	Consists of Warrants to purchase up to 145,040 shares of our common stock. Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Tax Efficient II, LP is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, N.Y. 10020.

(10)	Consists of Warrants to purchase up to 112,448 shares of our common stock. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Tax Efficient, LP is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, N.Y. 10020.

(11)	Consists of Warrants to purchase up to 66,666 shares of our common stock. The address of Firstfire Global Opportunities Fund LLC is 1040 First Avenue, Suite 190, New York, N.Y. 10022.

(12)	Consists of Warrants to purchase up to 266,666 shares of our common stock. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Master Fund Ltd. is 777 Third Avenue, 30th Floor, New York, N.Y. 10017.

(13)	Consists of Warrants to purchase up to 300,000 shares of our common stock. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital, LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address for Intracoastal Capital, LLC is 245 Palm Trail, Delray Beach, FL 33483.

(14)	Consists of Warrants to purchase up to 233,334 shares of our common stock. The control person for Iroquois Master Fund is Richard Abbe. The address for Iroquois Master Fund Ltd. is 205 East 42nd Street, 20th Floor, New York, N.Y. 10017.

(15)	Consists of Warrants to purchase up to 33,332 shares of our common stock. The control person for Iroquois Capital Investment Group LLC is Richard Abbe, its Managing Member. The address for Iroquois Capital Investment Group LLC is 205 East 42nd Street, 20th Floor, New York, N.Y. 10017.

(16)	Consists of Warrants to purchase up to 400,000 shares of our common stock. The address for KBB Asset Management LLC is 253 West 73rd Street, Unit 4C, New York, N.Y. 10023, Attn: Steven Segal, Managing Member.

(17)	Consists of Warrants to purchase up to 300,000 shares of our common stock. The address for L1 Capital Global Opportunities Master Fund is 1688 Meridian Avenue, 6th & 7th Floor, Miami Beach, FL 33139, and its control person is David Feldman.

(18)	Consists of Warrants to purchase up to 432,000 shares of our common stock. The address for Warberg WF VI LP is 716 Oak Street, Winnetka, IL 60093, and the control person with respect to the securities held by such entity is Daniel Warsh.

42

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when disposing of the Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, or any other exemption from registration under the Securities Act, if available for a Selling Shareholder, rather than under this prospectus. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may pledge their shares to their respective brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares of common stock offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Shareholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

43

If any of the shares offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the Selling Shareholders will sell all or any portion of the shares offered under this prospectus.

We agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective at all times until none of the Selling Shareholders owns any Warrants or shares of common stock issuable upon the exercise thereof. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, without par value per share, and 2,000,000 shares of preferred stock, without par value per share. As of March 29, 2018, 12,533,035 shares of common stock are issued and outstanding, and no shares of preferred stock have been issued. The following summary description relating to our capital stock does not purport to be complete and is qualified in its entirety by our First Amended and Restated Articles of Incorporation and Bylaws.

Common Stock

Holders of common stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preference of any then authorized and issued preferred stock. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of common stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of our company, subject to any preference of any then authorized and issued preferred stock. There are no conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares are fully paid and nonassessable.

Preferred Stock

Our First Amended and Restated Articles of Incorporation and Bylaws provide that upon completion of our initial public offering, our board of directors are authorized to issue, without shareholder approval, blank check preferred stock. Blank check preferred stock can operate as a defensive measure known as a “poison pill” by diluting the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our board of directors.

Limitations on the Right to Own Shares

There are no limitations on the right to own our shares.

Disclosure of Shareholder Ownership

There are no provisions in our First Amended and Restated Articles of Incorporation and Bylaws governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital

We may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe. The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital. We may by ordinary resolution:

●	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

●	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

44

●	in many circumstances, sub-divide our existing shares, or any of them, into shares of smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share form which the reduced share is derived; and

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital and any capital redemption reserve fund in any manner authorized by law.

Incentive Plan

Pursuant to our 2008 Stock Incentive Plan (the “2008 Plan”), we are authorized to issue options to purchase 302,903 shares of our common stock. There are 64,000 outstanding options taken from the 2008 Incentive Plan. Pursuant to our 2014 Stock Incentive Plan (the “2014 Plan”), we are authorized to issue, in the aggregate, 10,000,000 shares of common stock or other securities convertible or exercisable for common stock. We have granted options to purchase an aggregate of 150,000 shares of common stock under the 2014 Plan in July 2016, among which, options to purchase 75,000 shares of common stock have been exercised. In addition, we have issued, in the aggregate, 600,000 shares of common stock to consultants to our company in 2014 and 660,000 shares of common stock to our officers and directors in 2016 under the 2014 Plan. In October 2017, we issued 130,000 restricted shares to three employees under the 2014 Plan. Accordingly, we may issue options to purchase 238,903 shares under the 2008 Plan, and we may issue 8,460,000 shares of common stock or other securities convertible or exercisable for common stock under the 2014 Plan.

Warrants

We have issued to the Selling Shareholders Series A Warrants to purchase up to an aggregate of 2,000,000 shares of common stock at an initial exercise price equal to $1.75 per share and Series B Warrants to purchase up to an aggregate of 2,000,000 shares of common stock at an initial exercise price equal to $1.75 per share.  The exercise price of the Warrants is subject to certain adjustments in the event of (1) payment of a dividend or other distribution on any class of capital stock that is payable in common stock; (2) subdivisions of outstanding shares of common stock into a larger number of shares; or (3) combinations of outstanding shares of common stock into a smaller number of shares.

Each Series A Warrant is exercisable beginning on September 14, 2018 and has a term of exercise equal to five and a half (5.5) years from the date of issuance, and each Series B Warrant is exercisable beginning on September 14, 2018 and has a term of exercise equal to thirteen (13) months from the date of issuance. Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of its Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of our shares of our common stock outstanding immediately after giving effect to such exercise.  At any time after the initial exercise date of the Warrants, if a registration statement and current prospectus covering the resale of the shares of common stock issuable upon exercise of the Warrants is not available, the holder may exercise the Warrants in whole or in part on a cashless basis.

If, at any time while the Warrants are outstanding: (1) we consolidate or merge with or into another entity in which the Company is not the surviving entity; (2) we sell, lease, assign, convey or otherwise transfer all or substantially all of our assets; (3) any tender offer or exchange offer (whether completed by us or a third party) is completed pursuant to which holders of a majority of our outstanding shares of common stock tender or exchange their shares for securities, cash or other property; (4) we effect any reclassification of our shares of common stock or compulsory share exchange pursuant to which outstanding shares of common stock are converted or exchanged for other securities, cash or property; or (5) any transaction is consummated whereby any person or entity acquires more than 50% of our outstanding shares of common stock (each, a “Fundamental Transaction”), then upon any subsequent exercise of a Warrant, the holder thereof will have the right to receive the same amount and kind of securities, cash or other property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise of the Warrant.

If, at any time while the Warrants are outstanding, we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to holders of our common stock, by way of return of capital or otherwise, then each holder of a Warrant shall be entitled to participate in such distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of common stock acquirable upon complete exercise of the Warrant immediately prior to the record date for such distribution.

If at any time while the Warrants are outstanding we grant, issue or sell any common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of our common stock (“Purchase Rights”), then each holder of a Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of common stock acquirable upon complete exercise of the Warrant immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of common stock are to be determined for the grant, issue or sale of such Purchase Rights.

45

The Warrants were, and the shares of common stock issuable upon exercise of the Warrants will be, issued and sold without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

We have agreed, on or prior to April 30, 2018, to file a registration statement on Form S-1 providing for the resale by the Selling Shareholders of the shares issued and issuable upon the exercise of the Warrants.

Common Stock Listing

Our common stock is listed on the NASDAQ Capital Market under the trading symbol “SINO”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Inc. located in Meidinger Tower, 462 S. 4th Street, Louisville, KY 40202 U.S. Our transfer agent’s phone number is 502-301-6108 and facsimile number is 886-519-2854.

LEGAL MATTERS

The validity of the common stock registered for resale hereby is being passed upon for us by Woods Rogers PLC (d/b/a Woods Rogers Edmunds & Williams).

EXPERTS

The consolidated financial statements of our Company appearing in our annual report on Form 10-K for the fiscal years ended June 30, 2017 and 2016 have been audited by Friedman LLP, independent registered public accounting firm, as set forth in the reports thereon included therein. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

In addition, any information we file with the SEC is also available on the SEC’s website at http://www.sec.gov. We also maintain a web site at www.sino-global.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our web site is not part of this prospectus.

46

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Sino-Global Shipping America, Ltd.

We have audited the accompanying consolidated balance sheets of Sino-Global Shipping America, Ltd. and Affiliates (the “Company”) as of June 30, 2017 and 2016, and the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for each of the years in the two-year period ended June 30, 2017. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2017, in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP
New York, New York

September 27, 2017

F-2

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES
CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$8,733,742	$1,385,994
Accounts receivable, less allowance for doubtful accounts of $185,821 and $207,028 as of June 30, 2017 and 2016, respectively	2,569,141	2,333,024
Other receivables, less allowance for doubtful accounts of $145,244 and $145,186 as of June 30, 2017 and 2016, respectively	37,811	290,907
Advances to suppliers-third parties	54,890	2,192,910
Advances to suppliers-related party	3,333,038	-
Prepaid expenses and other current assets	311,136	826,631
Due from related parties	1,715,130	1,622,519

Total Current Assets	16,754,888	8,651,985

Property and equipment, net	187,373	176,367
Prepaid expenses	6,882	178,982
Other long-term assets	117,478	46,810
Deferred tax assets	749,400	-

Total Assets	$17,816,021	$9,054,144

Liabilities and Equity

Current Liabilities
Advances from customers	$369,717	$24,373
Accounts payable	206,211	489,490
Taxes payable	1,886,216	1,637,197
Due to related parties	206,323	-
Accrued expenses and other current liabilities	418,029	286,322

Total Current Liabilities	3,086,496	2,437,382

Total Liabilities	3,086,496	2,437,382

Commitments and Contingencies

Equity
Preferred stock, 2,000,000 shares authorized, no par value, none issued.	-	-
Common stock, 50,000,000 shares authorized, no par value; 10,281,032 and 8,456,032 shares issued as of June 30, 2017 and 2016; 10,105,535 and 8,280,535 outstanding as of June 30, 2017 and 2016, respectively	20,535,379	15,500,391
Additional paid-in capital	688,934	1,140,962
Treasury stock, at cost, 175,497 shares as of June 30, 2017 and 2016	(417,538)	(417,538)
Accumulated deficit	(893,907)	(4,518,799)
Accumulated other comprehensive loss	(414,564)	(280,907)

Total Sino-Global Shipping America Ltd. Stockholders’ Equity	19,498,304	11,424,109

Non-controlling Interest	(4,768,779)	(4,807,347)

Total Equity	14,729,525	6,616,762

Total Liabilities and Equity	$17,816,021	$9,054,144

The accompanying notes are an integral part of these consolidated financial statements

F-3

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Years Ended June 30,
	2017	2016

Net revenues - third parties	$8,699,190	$5,041,194
Net revenues - related party	2,746,423	2,269,346
Total revenues	11,445,613	7,310,540
Cost of revenues	(4,980,591)	(3,737,989)
Gross profit	6,465,022	3,572,551

General and administrative expenses	(3,152,336)	(4,346,159)
Selling expenses	(211,504)	(475,619)
Total operating expenses	(3,363,840)	(4,821,778)

Operating income (loss)	3,101,182	(1,249,227)

Financial income (expense), net	30,278	(247,530)
Other income, net	-	7,828
Total other income (expense)	30,278	(239,702)

Net income (loss) before provision for income taxes	3,131,460	(1,488,929)

Income tax benefit (expense)	472,084	(812,593)

Net income (loss)	3,603,544	(2,301,522)

Net loss attributable to non-controlling interest	(21,348)	(335,593)

Net income (loss) attributable to Sino-Global Shipping America, Ltd.	$3,624,892	$(1,965,929)

Comprehensive income (loss)
Net income (loss)	$3,603,544	$(2,301,522)
Other comprehensive loss - foreign currency translation loss	(73,741)	(134,155)
Comprehensive income (loss)	3,529,803	(2,435,677)

Less: Comprehensive income (loss) attributable to non-controlling interest	38,568	(97,409)

Comprehensive income (loss) attributable to Sino-Global Shipping America Ltd.	$3,491,235	$(2,338,268)

Earnings (loss) per share
-Basic	$0.41	$(0.23)
-Diluted	$0.41	$(0.23)

Weighted average number of common shares used in computation
-Basic	8,911,494	8,651,606
-Diluted	8,949,960	8,651,606

The accompanying notes are an integral part of these consolidated financial statements

F-4

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED JUNE 30, 2017 AND 2016

	Common stock		Additional paid-in	Treasury stock		Accumulated	Accumulated other Comprehensive	Total stockholders’	Non-controlling	Total
	Shares	Amount	capital	Shares	Amount	deficit	income (loss)	Equity	interest	Equity
Balance as of June 30, 2015	7,996,032	$16,303,327	$1,137,082	(125,191)	$(372,527)	$(2,552,870)	$91,432	$14,606,444	$(4,709,938)	$9,896,506

Issuance of common stock, net of issuance costs of $59,336	1,000,000	1,067,264	-	-	-	-	-	1,067,264	-	1,067,264
Stock-based compensation to management	660,000	349,800	-	-	-	-	-	349,800	-	349,800
Cancellation of common stock	(1,200,000)	(2,220,000)	-	-	-	-	-	(2,220,000)	-	(2,220,000)
Purchase of common stock	-	-	-	(50,306)	(45,011)	-	-	(45,011)	-	(45,011)
Amortization of stock options	-	-	3,880	-	-	-	-	3,880	-	3,880
Foreign currency translation	-	-	-	-	-	-	(372,339)	(372,339)	238,184	(134,155)
Net loss	-	-	-	-	-	(1,965,929)	-	(1,965,929)	(335,593)	(2,301,522)

Balance as of June 30, 2016	8,456,032	$15,500,391	$1,140,962	(175,497)	$(417,538)	$(4,518,799)	$(280,907)	$11,424,109	$(4,807,347)	$6,616,762

Issuance of common stock, net of issuance costs of $450,013	1,500,000	4,319,988	-	-	-	-	-	4,319,988	-	4,319,988
Exercise of stock options	75,000	82,500	-	-	-	-	-	82,500	-	82,500
Amortization of stock options	-	-	110,195	-	-	-	-	110,195	-	110,195
Shares issued for services	250,000	632,500	(562,223)	-	-	-	-	70,277	-	70,277
Foreign currency translation	-	-	-	-	-	-	(133,657)	(133,657)	59,916	(73,741)
Net income (loss)	-	-	-	-	-	3,624,892	-	3,624,892	(21,348)	3,603,544

Balance as of June 30, 2017	10,281,032	$20,535,379	$688,934	(175,497)	$(417,538)	$(893,907)	$(414,564)	$19,498,304	$(4,768,779)	$14,729,525

The accompanying notes are an integral part of these consolidated financial statements

F-5

SINO-GLOBAL SHIPPING AMERICA LTD. AND AFFILIATE
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended June 30,
	2017	2016

Operating Activities

Net income (loss)	$3,603,544	$(2,301,522)
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of stock-based compensation to management	-	349,800
Amortization of stock-based compensation to consultants	599,846	1,327,780
Amortization of employee stock options	110,195	3,880
Depreciation and amortization	49,367	59,508
Provision for (recovery of) doubtful accounts	(18,912)	132,915
Deferred tax provision (benefit)	(749,400)	280,600
Changes in assets and liabilities
(Increase) decrease in accounts receivable	(260,165)	616,280
Decrease (increase) in other receivables	249,768	(98,935)
Decrease (increase) in advances to suppliers-third parties	2,085,281	(2,141,935)
Increase in advances to suppliers-related party	(3,317,382)	-
Decrease (increase) in prepaid expenses	162,727	(4,228)
Increase in other current assets	(18,931)	(30,600)
Increase in other long-term assets	(70,806)	-
(Increase) decrease in due from related parties	(117,772)	1,162,072
Increase (decrease) in advances from customers	343,790	(101,828)
Decrease in accounts payable	(272,474)	(202,098)
Increase in taxes payable	278,288	640,549
Increase in due to related parties	206,323	-
Increase in accrued expenses and other current liabilities	131,483	186,714

Net cash provided by (used in) operating activities	2,994,770	(121,048)

Investing Activities
Acquisition of property and equipment	(62,412)	(31,659)
Cash collected from the termination of vessel acquisition	-	326,035

Net cash provided by (used in) investing activities	(62,412)	294,376

Financing Activities
Proceeds from issuance of common stock, net	4,319,988	691,600
Proceeds from exercise of employee stock options for common stock	82,500	-
Repurchase of common stock	-	(45,011)

Net cash provided by financing activities	4,402,488	646,589

Effect of exchange rate fluctuations on cash and cash equivalents	12,902	(164,245)

Net increase in cash and cash equivalents	7,347,748	655,672

Cash and cash equivalents at beginning of year	1,385,994	730,322

Cash and cash equivalents at end of year	$8,733,742	$1,385,994

Supplemental information
Income taxes paid	$89,324	$23,286
Non-cash investing and financing activities:
Return of common stock issued for vessel acquisition	$-	$(2,220,000)
Issuance of common stock to pay for professional services	$632,500	$435,000

The accompanying notes are an integral part of these consolidated financial statements

F-6

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. ORGANIZATION AND NATURE OF BUSINESS

Founded in the United States (the “U.S.”) in 2001, Sino-Global Shipping America, Ltd., a Virginia corporation (“Sino-Global” or the “Company”), is a non-asset based global shipping and freight logistic integrated solution provider. The Company provides tailored solutions and value-added services for its customers to drive effectiveness and control in related links throughout the entire shipping and freight logistics chain. The Company conducts its business primarily through its wholly-owned subsidiaries in the U.S., the People’s Republic of China, including Hong Kong (the “PRC”), Australia and Canada. Currently, a significant portion of the Company’s business is generated from clients located in the PRC.

The Company’s Chinese subsidiary, Trans Pacific Shipping Limited, a wholly-owned foreign enterprise (“Trans Pacific Beijing”), is the 90% owner of Trans Pacific Logistics Shanghai Limited (“Trans Pacific Shanghai”). Trans Pacific Beijing and Trans Pacific Shanghai are referred to collectively as “Trans Pacific”.

Prior to fiscal year 2016, the Company’s shipping agency business was operated by its subsidiaries in the PRC. The Company’s ship management services were operated by its subsidiary in Hong Kong. The Company’s shipping and chartering services were operated by its subsidiaries in the U.S. and subsidiary in Hong Kong. Currently, the Company’s inland transportation management services are operated by its subsidiaries in the PRC, Hong Kong and the U.S. The Company’s freight logistic services are operated by its subsidiaries in the PRC and the U.S. The Company’s container trucking services are currently operated by its subsidiaries in the PRC and through a joint venture in the U.S. The Company has increased its businesses in the U.S. from third quarter of fiscal year 2017 since the website of the short haul container truck services platform has launched in December 2016.

In January 2016, the Company formed a subsidiary, Sino-Global Shipping LA Inc., a California corporation (“Sino LA”), for the purpose of expanding its business to provide freight logistic services to importers who ship goods into the U.S. The Company expects to generate additional revenues from providing inland transportation services and bulk cargo container services in the coming fiscal year.

In fiscal year 2016, affected by worsening market conditions in the shipping industry, the Company’s shipping agency business sector suffered a significant decrease in revenue due to a reduced number of ships served. As a result, the Company has suspended its shipping agency services business. Also, as a result of these market condition changes, the Company has suspended its ship management services business. In addition, in December 2015, the Company suspended its shipping and chartering services business, primarily as a result of the termination of a previously-contemplated vessel acquisition. As of June 30, 2017, the Company’s business segments consist of inland transportation management services, freight logistics services and container trucking services.

In August 2016, the Company’s Board of Directors (the “Board”) authorized management to move forward with the development of a mobile application that will provide a full-service logistics platform between the U.S. and the PRC for short-haul trucking in the U.S.

Sino-Global completed development of a full-service logistics platform as of December 2016. Upon the completion of the platform, the Company signed two significant agreements with COSCO Beijing International Freight Co., Ltd. (“COSFRE Beijing”) and Sino-Trans Guangxi in December 2016. Pursuant to the agreement with COSFRE Beijing, the Company will receive a percentage of the total amount of each transportation fee for the arrangement of inland transportation services for COSFRE Beijing’s container shipments into U.S. ports. For the strategic cooperation framework agreement with Sino-Trans Guangxi, which is a subsidiary of Sino-Trans Limited, the Company expects to utilize both parties’ existing resources and establish an integrated logistics plan to provide an end-to-end supply chain solution for customers shipping soybeans and sulfur products from the U.S. to southern PRC via container.

On January 5, 2017, the Company entered into a joint venture agreement and formed a new joint venture company named ACH Trucking Center Corp. (“ACH Center”) with Jetta Global Logistics Inc. (“Jetta Global”). Along with the establishment of ACH Center, the Company began providing short haul trucking transportation and logistics services to customers located in the New York and New Jersey areas. The Company holds a 51% ownership stake in ACH Trucking Center. The financial statements of ACH Center have been included in the consolidated financial statements of the Company.

On January 9, 2017, the Company entered into a strategic cooperation agreement with China Ocean Shipping Agency Qingdao Co. Ltd. (“COSCO Qingdao”). COSCO Qingdao will utilize the Company’s full-service logistics platform to arrange the transport of its container shipments into U.S. ports. Sino-Global will receive a percentage of the total amount of each transportation fee in exchange for the arrangement of inland transportation services for COSCO Qingdao’s container shipments into U.S. ports.

F-7

On February 18, 2017, the Company entered into a cooperative transportation agreement with related party, Zhiyuan International Investment & Holding Group (Hong Kong) Co., Ltd. (the “Buyer” or “Zhiyuan Hong Kong”). Zhiyuan Hong Kong, jointly with China Minmetals Corporation and China Metallurgical Group Corporation, acts as the general designer, general equipment provider and general service contractor in the upgrade and renovation project of Perwaja Steel, located in Malaysia (the “Project”). The Company agreed to provide high-quality services including detailed transportation plan design, plan execution and necessary supervision of the execution at Zhiyuan Hong Kong’s demand, and the Company will receive 1% to 1.25% transportation fee incurred in the Project as commission for its services rendered (see Note 3 and Note 16). On July 7, 2017, the Company signed a supplemental agreement with the buyer, pursuant to which Sino will cooperate with Zhiyuan Hong Kong exclusively on the entire project’s transportation needs. Pursuant to the supplemental agreement, the Company agrees to make prepayments to Zhiyuan Hong Kong for its share of packaging and transporting costs related to the project, in return the Company will receive 15% of its share of the cost incurred in the project from Zhiyuan Hong Kong as a service fee. The project is expected to complete in one to two years and the Company will collect is service fee in accordance with project completion.

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the accounts of all directly, indirectly owned subsidiaries and variable interest entity. All intercompany transactions and balances have been eliminated in consolidation.

(b) Basis of Consolidation

The consolidated financial statements include the accounts of the Company, its subsidiaries, and its affiliates. All significant intercompany transactions and balances are eliminated in consolidation. Sino-Global Shipping Agency Ltd., a PRC corporation (“Sino-China”), is considered a variable interest entity (“VIE”), with the Company as the primary beneficiary. The Company, through Trans Pacific Beijing, entered into certain agreements with Sino-China, pursuant to which the Company receives 90% of Sino-China’s net income. The Company does not receive any payments from Sino-China unless Sino-China recognizes net income during its fiscal year. These agreements do not entitle the Company to any consideration if Sino-China incurs a net loss during its fiscal year. If Sino-China incurs a net loss during its fiscal year, the Company is not required to absorb such net loss.

As a VIE, Sino-China’s revenues are included in the Company’s total revenues, and any loss from operations is consolidated with that of the Company. Because of contractual arrangements between the Company and Sino-China, the Company has a pecuniary interest in Sino-China that requires consolidation of the financial statements of the Company and Sino-China.

The Company has consolidated Sino-China’s operating results because the entities are under common control in accordance with ASC 805-10, “Business Combinations”. The agency relationship between the Company and Sino-China and its branches is governed by a series of contractual arrangements pursuant to which the Company has substantial control over Sino-China. Management makes ongoing reassessments of whether the Company remains the primary beneficiary of Sino-China. As mentioned elsewhere in this report, due to the worsening market conditions in the shipping industry, Sino-China’s shipping agency business suffered a significant decrease in revenue due to a reduced number of ships served. As a result, the Company has temporarily suspended this business. Sino-China is also providing services in other related business segments of the Company.

The carrying amount and classification of Sino-China’s assets and liabilities included in the Company’s consolidated balance sheets were as follows:

	June 30,	June 30,
	2017	2016

Total current assets	$9,327,990	$31,128
Total assets	9,472,651	129,463
Total current liabilities	4,517	7,222
Total liabilities	4,517	7,222

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(c) Fair Value of Financial Instruments

We follow the provisions of ASC 820, Fair Value Measurements and Disclosures, which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 — Observable inputs such as unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 — Inputs other than quoted prices that are observable for the asset or liability in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 — Unobservable inputs that reflect management’s assumptions based on the best available information.

The carrying value of accounts receivable, other receivables, other current assets, and current liabilities approximate their fair values because of the short-term nature of these instruments.

(d) Use of Estimates and Assumptions

The preparation of the Company’s consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, fair value of stock based compensation, cost of revenues, allowance for doubtful accounts, deferred income taxes, and the useful lives of property and equipment. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

(e) Translation of Foreign Currency

The accounts of the Company and its subsidiaries, including Sino-China and each of its branches are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The Company’s functional currency is the U.S. dollar (“USD”) while its subsidiaries in the PRC, including Sino-China, report their financial positions and results of operations in Renminbi (“RMB”). The accompanying consolidated financial statements are presented in USD. Foreign currency transactions are translated into USD using the fixed exchange rates in effect at the time of the transaction. Generally, foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the consolidated statements of operations. The Company translates the foreign currency financial statements of Sino-China, Sino-Global Shipping Australia, Sino-Global Shipping Hong Kong, Sino-Global Shipping Canada, Trans Pacific Beijing and Trans Pacific Shanghai in accordance with ASC 830-10, “Foreign Currency Matters”. Assets and liabilities are translated at current exchange rates quoted by the People’s Bank of China at the balance sheet dates and revenues and expenses are translated at average exchange rates in effect during the year. The resulting translation adjustments are recorded as other comprehensive income (loss) and accumulated other comprehensive loss as a separate component of equity of the Company, and also included in non-controlling interests.

The exchange rates for the years ended June 30, 2017 and 2016 are as follows:

	June 30,
	2017		2016
Foreign currency	Balance Sheet	Profits/Loss	Balance Sheet	Profits/Loss
RMB:1USD	6.7806	6.8126	6.6487	6.4416
AUD:1USD	1.3028	1.3267	1.3433	1.3755
HKD:1USD	7.8059	7.7651	7.7595	7.7594
CAD:1USD	1.2982	1.3270	1.2992	1.3266

(f) Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and other highly liquid investments which are unrestricted as to withdrawal or use, and which have an original maturity of three months or less when purchased. The Company maintains cash and cash equivalents with various financial institutions mainly in the PRC, Australia, Hong Kong, Canada and the U.S. As of June 30, 2017 and 2016, cash balances of $6,246,337 and $1,333,713, respectively, were maintained at financial institutions in the PRC, which were not insured by any of the Chinese authorities. As of June 30, 2017 and 2016, cash balance of $2,462,792 and $43,760, respectively, were maintained at U.S. financial institutions, and were insured by the Federal Deposit Insurance Corporation or other programs subject to certain limitations.

F-9

(g) Accounts Receivable

Accounts receivable are presented at net realizable value. The Company maintains allowances for doubtful accounts and for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual receivable balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balances, customers’ historical payment history, their current credit-worthiness and current economic trends. Receivables are considered past due after 365 days. Accounts Receivable is written off against the allowances only after exhaustive collection efforts.

(h) Property and Equipment, net

Net property and equipment are stated at historical cost less accumulated depreciation. Historical cost comprises its purchase price and any directly attributable costs of bringing the assets to its working condition and location for its intended use. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Buildings	20 years
Motor vehicles	5-10 years
Furniture and office equipment	3-5 years

The carrying value of a long-lived asset is considered impaired by the Company when the anticipated undiscounted cash flows from such asset is less than its carrying value. If impairment is identified, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved or based on independent appraisals. Management has determined that there were no impairments at the balance sheet dates.

(i) Revenue Recognition

●	Revenues from shipping agency services are recognized upon completion of services, which coincides with the date of departure of the relevant vessel from port. Advance payments and deposits received from customers prior to the provision of services and recognition of the related revenues are presented as advances from customers.

●	Revenues from shipping and chartering services are recognized upon performance of services as stipulated in the underlying contracts.

●	Revenues from inland transportation management services are recognized when commodities are being released from the customers’ warehouse.

●	Revenues from ship management services are recognized when the related contractual services are rendered.

●	Revenues from freight logistics services are recognized when the related contractual services are rendered.

●	Revenues from container trucking services are recognized when the related contractual services are rendered.

(j) Taxation

Because the Company and its subsidiaries and Sino-China are incorporated in different jurisdictions, they file separate income tax returns. The Company uses the liability method of accounting for income taxes in accordance with US GAAP. Deferred taxes, if any, are recognized for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. A valuation allowance is provided against deferred tax assets if it is more likely than not that the asset will not be utilized in the future.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense.

Income tax returns for the years prior to 2014 are no longer subject to examination by U.S. tax authorities.

F-10

PRC Enterprise Income Tax

PRC enterprise income tax is calculated based on taxable income determined under the PRC Generally Accepted Accounting Principles (“PRC GAAP”) at 25%. Sino-China and Trans Pacific are registered in PRC and governed by the Enterprise Income Tax Laws of the PRC.

PRC Business Tax and Surcharges

Revenues from services provided by the Company’s PRC subsidiaries and affiliates, including Sino-China and Trans Pacific are subject to the PRC business tax of 5%. Business tax and surcharges are paid on gross revenues generated minus the costs of services which are paid on behalf of the customers.

Enterprises or individuals who sell commodities, engage in services or selling of goods in the PRC are subject to a value added tax (“VAT”) in accordance with PRC laws. All of the Company’s revenue generated in the PRC and are subject to a VAT on the gross sales price. The VAT rates are 6% and 11%, depending on the type of services provided. The VAT may be offset by VAT paid by the Company on service.

In addition, under PRC regulations, the Company’s PRC subsidiaries and affiliates are required to pay city construction taxes (7%) and education surcharges (3%) based on calculated business tax payments.

The Company’s PRC subsidiaries and affiliates report revenues net of PRC’s VAT, business tax and surcharges for all the periods presented in the consolidated statements of operations.

(k) Earnings (loss) per Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to holders of common shares of the Company by the weighted average number of common shares of the Company outstanding during the applicable period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common shares of the Company were exercised or converted into common shares of the Company. Common share equivalents are excluded from the computation of diluted earnings per share if their effects would be anti-dilutive.

For the year ended June 30, 2017, the basic average shares outstanding and diluted average shares of the Company outstanding were not the same because the effect of potential shares of common stock of the Company was dilutive since the exercise prices for options were lower than the average market price for the related periods. For the year ended June 30, 2017, a total of 38,466 unexercised options were dilutive and were included in the computation of diluted earnings per share. For the year ended June 30, 2016, no unexercised warrants and options were dilutive.

(l) Comprehensive Income (loss)

The Company reports comprehensive income (loss) in accordance with the Financial Accounting Standards Board (“FASB”) issued authoritative guidance which establishes standards for reporting comprehensive income (loss) and its component in financial statements. Comprehensive income (loss), as defined, includes all changes in equity during a period from non-owner sources.

(m) Stock-based Compensation

Valuations are based upon highly subjective assumptions about the future, including stock price volatility and exercise patterns. The fair value of share-based payment awards was estimated using the Black-Scholes option pricing model. Expected volatilities are based on the historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee terminations. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

(n) Risks and Uncertainties

The Company’s business, financial position and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC, and by changes in governmental policies or interpretations with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things. Moreover, the Company’s ability to grow its business and maintain its profitability could be negatively affected by the nature and extent of services provided to its major customers, Tianjin Zhiyuan Investment Group Co., Ltd. (the “Zhiyuan Investment Group”) and Tengda Northwest Ferroalloy Co., Ltd. (“Tengda Northwest”).

F-11

(o) Reclassifications

Certain prior year amounts have been reclassified to conform to the current period presentation. These reclassifications have no effect on the results of operations and cash flows.

(p) Recent Accounting Pronouncements

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. The update requires equity investments (except those accounted for under the equity method or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. It eliminated the requirement for public entities to disclose the method(s) and significant assumptions used to estimate the fair value that is require to be disclosed for financial instruments measured at amortized cost on the balance sheet. For public entities, the ASU is effective for the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Management does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In February 2016, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (ASU) 2016-02, Amendments to the ASC 842 Leases. This update requires lessee to recognize the assets and liability (the lease liability) arising from operating leases on the balance sheet for the lease term. When measuring assets and liabilities arising from a lease, a lessee (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease. Within twelve months or less lease term, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. If a lessee makes this election, it should recognize lease expense on a straight-line basis over the lease term. In transition, this update will be effective for public entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.

In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The objective is to clarify the two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for these areas. The ASU affects the guidance in ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective. The effective date and transition requirements for this ASU are the same as the effective date and transition requirements in Topic 606 (and any other Topic amended by ASU 2014-09). ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of ASU 2014-09 by one year. Management does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. The object is to address certain issues identified by the FASB-IASB Joint Transition Resource Company for Revenue Recognition. The amendments in this Update affect the guidance in Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements for Topic 606 (and any other Topic amended by Update 2014-09). Accounting Standards Update 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. Management does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In August 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to address diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments provide guidance on the following eight specific cash flow issues: (1) Debt Prepayment or Debt Extinguishment Costs; (2) Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing; (3) Contingent Consideration Payments Made after a Business Combination; (4) Proceeds from the Settlement of Insurance Claims; (5) Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned; (6) Life Insurance Policies; (7) Distributions Received from Equity Method Investees; (8) Beneficial Interests in Securitization Transactions; and Separately Identifiable Cash Flows and Application of the Predominance Principle. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The amendments should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. Management does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

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In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business”. The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Basically, these amendments provide a screen to determine when a set is not a business. If the screen is not met, the amendments in this ASU first require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output, and second, they require removal of the evaluation of whether a market participant could replace missing elements. These amendments take effect for public businesses for fiscal years beginning after December 15, 2017 and interim periods within those periods, and all other entities should apply these amendments for fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Scope of Modification Accounting, which amends the scope of modification accounting for share-based payment arrangements, provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. For all entities, the ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period. The Company does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11, “Earnings Per Share (Topic 260)”, Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.

Note 3. ADVANCES TO SUPPLIERS

The Company’s advances to third-party suppliers are as follows:

	June 30,	June 30,
	2017	2016

Freight fees	$29,960	$2,192,910
Others	24,930	-
Total advances to suppliers-third parties	$54,890	$2,192,910

As of June 2017, the Company is undergoing a trial on the transporting of Sulphur product as containerized bulk cargo under joint agreements with Sino-Trans Guangxi and COSFRE Beijing. As of the end of fiscal year 2017, there was no revenue or cost of revenue recognized as the service provided has not been completed. $50,020 advances payment made to suppliers (including $29,960 advanced freight fees and the remaining balance was included in other prepayment) in relation of the trial of bulk cargo containerized was included in the balance of advances to suppliers as of June 30, 2017.

The Company’s advances to suppliers – related party are as follows:

	June 30,	June 30,
	2017	2016

Freight fees	$3,333,038	$-
Total advances to suppliers-related party	$3,333,038	$-

F-13

As discussed in Note 1, on February 18, 2017, the Company entered into a cooperative transportation agreement with Zhiyuan Hong Kong . Zhiyuan Hong Kong is owned by our largest shareholder. On July 7, 2017, the Company signed a supplemental agreement, pursuant to which Sino will cooperate with Zhiyuan Hong Kong exclusively on the entire project’s transportation needs. Pursuant to the supplemental agreement, the Company agrees to make prepayments to Zhiyuan Hong Kong for its share of packaging and transporting costs related to the project, in return the Company will receive 15% of its share of the cost incurred in the project from Zhiyuan Hong Kong as a service fee. The project is expected to complete in one to two years and the Company will collect is service fee in accordance with project completion.

Note 4. ACCOUNTS RECEIVABLE, NET

The Company’s net accounts receivable is as follows:

	June 30,	June 30,
	2017	2016
Trade accounts receivable	$2,754,962	$2,540,052
Less: allowances for doubtful accounts	(185,821)	(207,028)
Accounts receivables, net	$2,569,141	$2,333,024

For the year ended June 30, 2017, recovery of doubtful accounts receivable was $18,912. For the year ended June 30, 2016, $132,915 was charged to allowance for doubtful accounts.

Note 5. OTHER RECEIVABLES

The Company’s other receivables represent mainly prepaid employee insurance and welfare benefits, which will be subsequently deducted from the employee payroll, guarantee deposits on behalf of ship owners as well as office lease deposits.

Note 6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

The Company’s prepaid expenses and other current assets are as follows:

	June 30,	June 30,
	2017	2016

Consultant fees (1)	$158,150	$845,420
Advance to employees	64,160	105,137
Other (including prepaid web hosting , public relations services)	95,708	55,056
Total	318,018	1,005,613
Less : current portion	311,136	826,631
Total noncurrent portion	$6,882	$178,982

(1) The Company entered into a management consulting services agreement with a consulting company on November 12, 2015, pursuant to which the consulting company shall assist the Company with its regulatory filings during the period from July 1, 2016 to June 30, 2018. In return for its services, as approved by the Board, a total of RMB 2,100,000 ($316,298) was paid to the consulting company. The above-mentioned consulting fees have been and will be ratably charged to expense over the terms of the above-mentioned agreement.

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Note 7. PROPERTY AND EQUIPMENT, NET

The Company’s net property and equipment as follows:

	June 30,	June 30,
	2017	2016

Land and buildings	$198,512	$202,450
Motor vehicles	542,471	497,006
Computer equipment	155,141	156,890
Office equipment	66,097	59,899
Furniture and fixtures	163,219	164,701
System software	117,733	119,964
Leasehold improvements	62,857	64,105

Total	1,306,030	1,265,015

Less: Accumulated depreciation and amortization	1,118,657	1,088,648

Property and equipment, net	$187,373	$176,367

Depreciation and amortization expense for the years ended June 30, 2017 and 2016 were $49,367 and $59,508, respectively.

Note 8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities represent mainly payroll and welfare payable, accrued expenses and other miscellaneous items.

Note 9. STOCK-BASED COMPENSATION

The issuance of the Company’s options is exempted from registration under of the Securities Act of 1933, as amended (the “Act”). The Common Stock underlying the Company’s options granted may be sold in compliance with Rule 144 under the Act. Each option may be exercised to purchase one share of the common stock of the Company, no par value per share (the “Common Stock”). Payment for the options may be made in cash or by exchanging shares of Common Stock at their fair market value. The fair market value will be equal to the average of the highest and lowest registered sales prices of Company Stock on the date of exercise.

The term of the 56,000 options granted in 2009 is for 10 years and the exercise price of the 56,000 options issued in 2009 is $7.75. The fair value of the 56,000 stock options was estimated using the Black-Scholes option-pricing model with the following assumptions: volatility of 173.84%, risk free interest rate of 3.02% and expected life of 10 years. The total fair value of the options was $413,107. In accordance with the vesting periods, the Company recorded no stock-based compensation expense for the years ended June 30, 2017 and 2016. The options are fully vested at June 30, 2017.

The term of the 10,000 options granted in 2013 is 10 years and the exercise price of the 10,000 options issued in 2013 is $2.01. The fair value of the 10,000 stock options was calculated at the grant date using the Black-Scholes option-pricing model with the following assumptions: volatility of 452.04%, risk free interest rate of 0.88% and expected life of 10 years. The total fair value of the options was $19,400. In accordance with the vesting periods, the Company amortized stock option expense of $3,880 for each of the years ended June 30, 2017 and 2016. As of June 30, 2017, 8,000 options were vested.

Pursuant to the Company’s 2014 Stock Incentive Plan, effective on July 26, 2016, the Company granted a total of 150,000 to two employees with a one-year vesting period, one half of which vested on October 26, 2016, and the other half will vest on July 26, 2017. The exercise price of the 150,000 options is $1.10, which was equal to the share price of the Company’s Common Stock on July 26, 2016. The grant date fair value of such options was $0.77 per share. The fair value of the 150,000 options was calculated using the Black-Scholes options pricing model with the following assumptions: volatility of 99.68%, risk free interest rate of 1.15%, and expected life of 5 years. The total fair value of the options was $115,979. In accordance with the vesting periods, $106,315 and nil were recorded as general and administrative expenses related to these options for the years ended June 30, 2017 and 2016. In February 2017, 75,000 of these options were exercised by the two employees of the Company.

Pursuant to the Company’s 2014 Stock Incentive Plan, the Company granted a total of 800,000 options on December 14, 2016, to purchase an aggregate of 800,000 shares of Common Stock to seven employees, with a vesting period from one to three years. The grant date fair value of such options was $2.24 per option. The fair value of the 800,000 options was calculated using the Black-Scholes options pricing model with the following assumptions: volatility of 112.70%, risk free interest rate of 2.02%, and expected life of 5 years. The total fair value of the options was $1,788,985. With the seven employees’ consent, the Company cancelled the 800,000 options, effective February 16, 2017 and nil was recorded as part of general and administrative expenses related to these options for the year ended June 30, 2017.

F-15

A summary of the options is presented in the table below:

	Shares	Weighted Average Exercise Price

Options outstanding, as of June 30, 2016	66,000	$6.88
Granted	950,000	2.78
Exercised	(75,000)	1.10
Cancelled	(800,000)	3.10

Options outstanding, as of June 30, 2017	141,000	$3.81

Options exercisable, as of June 30, 2017	64,000	$7.03

Following is a summary of the status of options outstanding and exercisable at June 30, 2017:

Outstanding Options			Exercisable Options
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Remaining Contractual Life
$7.75	56,000	0.88 years	$7.75	56,000	0.88 years
$2.01	10,000	5.59 years	$2.01	8,000	5.59 years
$1.10	75,000	4.07 years	$1.10	-	-
	141,000			64,000

Following is a summary of the status of warrants outstanding and exercisable at June 30, 2017:

Warrants Outstanding	Warrants Exercisable	Weighted Average Exercise Price	Average Remaining Contractual Life
139,032	139,032	$9.30	0.88 years

Total expenses for options and warrants amounted to $110,195 and $3,880 for the year ended June 30, 2017 and 2016, respectively.

Note 10. EQUITY TRANSACTIONS

On June 6, 2014, the Company entered into management consulting and advisory services agreements with two consultants, pursuant to which the consultants assisted the Company in, among other things, financial and tax due diligence, business evaluation and integration, development of pro forma financial statements. In return for their services, as approved by the Company’s Board of Directors, a total of 600,000 shares of the Company’s common stock were to be issued to these two consultants. During June 2014, 200,000 shares of the Company’s common stock were issued to the consultants as a prepayment for their services. The value of their consulting services was determined using the fair value of the Company’s common stock of $2.34 per share when the shares were issued to the consultants. Their service agreements were for the period July 1, 2014 to December 31, 2016. The remaining 400,000 shares of the Company’s common stock were then issued to the consultants on September 30, 2014 at $1.68 per share, and the service terms are from September 2014 to November 2016. These shares were valued at $1,140,000 and the related consulting fees have been ratably charged to expense over the term of the agreements. Consulting expenses for the above services were $218,045 and $485,867 for the years ended June 30, 2017 and 2016, respectively.

On May 5, 2015, the Company entered into management consulting and advisory services agreements with three consultants, pursuant to which the consultants assisted the Company in, among other things, review of time charter agreements; crew management advisory; development of permanent and preventive maintenance standards related to dry dockings and ship repairs; development of regular technical and marine vessel inspections and quality control procedures; and development and implementation of alternative remedial actions to address technical problems that may arise. In return for their services, as approved by the Company’s Board of Directors, a total of 500,000 shares of the Company’s common stock were to be issued to these three consultants at $1.50 per share. Their service agreements are for a period of 18 months, effective May 2015. These shares were valued at $750,000 and the related consulting fees have been ratably charged to expense over the term of the agreements. Consulting expenses for the above services were $173,137 and $498,633 for the years ended June 30, 2017 and 2016, respectively

F-16

On December 9, 2015, the Company entered into a consulting and advisory services agreement with a consultant, pursuant to which the consultant will assist the Company for corporate restructuring, business evaluation and capitalization during the period from November 20, 2015 to November 19, 2016. In return for such services, the Company issued 250,000 shares of the Company’s common stock to this consultant for services to be rendered during the first half of the service period. Such shares were issued as restricted shares at $1.02 per share on December 9, 2015. On May 23, 2016, the Company issued additional 250,000 shares of common stock to this consultant at $0.72 per share to cover the services from the seventh month to November 19, 2016. These shares were valued at $435,000 and consulting expenses were $138,387 and $296,612 for the years ended June 30, 2017 and 2016, respectively.

Pursuant to the Company’s 2014 Incentive Plan (the “Plan”), the Company is authorized to issue, in the aggregate, 10,000,000 shares of common stock or other securities convertible or exercisable for common stock. Effective February 11, 2016, the Compensation Committee of the Board of Directors of the Company granted 660,000 shares of common stock to seven directors and executive officers under the Plan. Pursuant to the terms and conditions of the Plan and the plan stock award agreements, these shares vested immediately, with a total value of $349,800, at $0.53 per share based on the Company’s stock price on February 10, 2016. In addition, the Compensation Committee authorized the grant of a total of $300,000 worth of share awards under the Plan and/or the 2008 Equity Stock Incentive Plan for each fiscal year going forward to its directors and executive officers in the same proportion as they were granted for the fiscal year 2016, as long as such a director or executive officer is in his position and fulfills his duty.

In March 2017, the Company entered into a consulting and advisory services agreement with Jianwei Li, who will provide management consulting services that include marketing program designing and implementation and cooperative partner selection and management. The service period is from March 2017 to February 2020. The Company issued 250,000 shares of common stock as the remuneration of the service, which were issued as restricted shares at $2.53 per share on March 22, 2017 to the consultant. These shares were valued at $632,500 and consulting expenses were $70,278 for the year ended June 30, 2017.

$599,846 and $1,327,780 were charged to expenses during the years ended June 30, 2017 and 2016, respectively.

On February 21, 2017, the Company completed a sale of 1.5 million registered shares of its common stock, no par value, at a purchase price of $3.18 per share, to three institutional investors, for aggregate gross proceeds to the Company of $4.77 million. The Company’s net proceeds from the offering, after deducting offering expenses and placement agent fees in the amount of $0.45 million, were approximately $4.32 million. Sino-Global will use the net proceeds from the offering for working capital and general corporate purposes.

Note 11. NON-CONTROLLING INTEREST

The Company’s non-controlling interest consists of the following:

	June 30,	June 30,
	2017	2016

Sino-China:
Original paid-in capital	$356,400	$356,400
Additional paid-in capital	1,044	1,044
Accumulated other comprehensive income	217,379	157,019
Accumulated deficit	(5,421,578)	(5,349,210)
	(4,846,755)	(4,834,747)
Trans Pacific Logistics Shanghai Ltd.	46,047	27,400
ACH Trucking Center Corp.	31,929	-
Total	$(4,768,779)	$(4,807,347)

Note 12. COMMITMENTS AND CONTINGENCY

Lease Obligations

The Company leases certain office premises and apartments for employees under operating lease agreements with various terms through April 16, 2020. Future minimum lease payments under the operating lease agreements are as follows:

Twelve months ending June 30,	Amount
2018	$215,560
2019	149,081
2020	48,597
$413,238

Rental expenses for the years ended June 30, 2017 and 2016 was $266,316 and $243,374, respectively.

F-17

Legal proceedings

During the quarter ended December 31, 2015, a former vice president of the Company (the “Former Officer”) filed a complaint with the U.S. Department of Labor-Occupational Safety and Health Administration (“OSHA”) against the Company and three current or former executives. The Former Officer sought $350,000 in damages plus attorney’s fees for alleged retaliation and a purported breach of his employment agreement. The Company responded to the complaint filed with OSHA and provided arguments and information supporting the Company’s position that no violation of law in connection with the Former Officer’s employment occurred. The complaint was settled on January 24, 2017, and the Company is required to pay a total of $185,000, of which $60,000 was paid on February 6, 2017 to the former officer. The settlement payment of $185,000 included the former officer’s salary, unemployment compensation and legal expenses incurred in connection with the complaint, which has been fully recorded and included in general and administrative expenses. The balance of $125,000 was paid to the Former Officer on April 26, 2017.

Contingencies

The Labor Contract Law of the PRC requires employers to insure the liability of the severance payments for terminated employees that have worked for the employers for at least two years prior to January 1, 2008. Employers are liable for one month of severance pay per year of the service provided by employees. As of June 30, 2017 and 2016, the Company has estimated its severance payments of approximately $48,713 and $62,500, respectively, which have not been reflected in its consolidated financial statements, because management cannot predict what the actual payment, if any, will be in the future.

Note 13. INCOME TAXES

Income tax expense for the years ended June 30, 2017 and 2016 varied from the amount computed by applying the statutory income tax rate to income before taxes. Reconciliations between the expected federal income tax rates using the federal statutory tax rate of 34% to the Company’s effective tax rate are as follows:

	For the years ended June 30,
	2017	2016
	%	%

U.S. statutory tax rate	34.0	34.0
U.S. permanent difference	3.9	(11.0)
Change in valuation allowance	(39.9)	(105.9)
Rate differential in foreign jurisdiction	(13.1)	25.0
Other	-	3.3
	(15.1)	(54.6)

The Company’s income tax benefit (expense) for the years ended June 30, 2017 and 2016 are as follows:

	For the years ended June 30,
	2017	2016

Current
USA	$-	$-
Hong Kong	(70,958)	23,287
China	(206,358)	(555,280)
	(277,316)	(531,993)

Deferred
USA	749,400	(280,600)
	749,400	(280,600)

Total income tax benefit (expense)	$472,084	$(812,593)

F-18

The Company’s deferred tax assets are comprised of the following:

	For the years ended June 30,
	2017	2016

Allowance for doubtful accounts	$106,000	$112,000
Stock-based compensation	790,000	735,000
Net operating loss	1,464,000	3,752,000
Total deferred tax assets	2,360,000	4,599,000
Valuation allowance	(1,610,600)	(4,599,000)
Deferred tax assets, net - long-term	$749,400	$-

The Company’s operations in the U.S. have incurred a cumulative net operating loss (“NOL”) of approximately $6,205,000 as of June 30, 2017, which may reduce future taxable income. For the year ended June 30, 2017, approximately $1,853,000 of NOL was utilized and the tax benefit derived from such NOL was approximately $630,000. For the year ended June 30, 2016, the utilization of NOL was nil and no tax benefit was derived from NOL. This carry-forward will expire if not utilized by 2036.

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. The Company considers many factors when assessing the likelihood of future realization of the deferred tax assets, including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes, and other relevant factors. Part of the Company’s traditional business, such as shipping agency services and shipping and chartering services, is temporarily suspended. Management has provided an allowance against the deferred tax assets balance as of June 30, 2017. The net decrease in the valuation allowance for the year ended June 30, 2017 was $2,988,000 and the net increase in the valuation allowance for the same period of 2016 was $2,026,600.

The Company’s taxes payable consists of the following:

	June 30,	June 30,
	2017	2016

VAT tax payable	$520,436	$475,066
Corporate income tax payable	1,290,832	1,100,380
Others	74,948	61,751
Total	$1,886,216	$1,637,197

Note 14. CONCENTRATIONS

Major Customers

For the year ended June 30, 2017, three customers accounted for 26%, 24% and 19% of the Company’s revenues. At June 30, 2017, one of these three customers accounted for 100% of the Company’s accounts due from related parties (See Note 16) and the remaining two customers accounted for approximately 63% of the Company’s accounts receivable.

For the year ended June 30, 2016, two customers accounted for 31% and 27% of the Company’s revenues. At June 30, 2016, these two customers accounted for 100% and approximately 70% of the Company’s due from related parties and accounts receivable.

Major Suppliers

For the year ended June 30, 2017, two suppliers accounted for 42% and 11% of the total costs of revenue. For the year ended June 30, 2016, three suppliers accounted for 27%, 15% and 10% of the total cost of revenues.

Note 15. SEGMENT REPORTING

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments.

F-19

The Company’s chief operating decision maker is the Chief Executive Officer, who reviews the financial information of the separate operating segments when making decisions about allocating resources and assessing the performance of the group. The Company has determined that it has five operating segments: (1) shipping agency and ship management services; (2) shipping and chartering services; (3) inland transportation management services; (4) freight logistics services; and (5) container trucking services. However, due to the downturn in the shipping industry, the Company has decided to suspend to its shipping agency and ship management services and shipping and chartering services.

The following tables present summary information by segment for the years ended June 30, 2017 and 2016, respectively:

	For the year ended June 30, 2017
	Shipping Agency and Ship Management Services	Shipping and Chartering Services	Inland Transportation Management Services	Freight Logistic Services	Container Trucking Services	Total
Revenues
- Related party	$-	$-	$2,746,423	$-	$-	$2,746,423
- Third parties	$-	$-	$3,012,177	$4,815,450	$871,563	$8,699,190
Cost of revenues	$-	$-	$620,259	$3,710,364	$649,968	$4,980,591
Gross profit	$-	$-	$5,138,341	$1,105,086	$221,595	$6,465,022
Depreciation and amortization	$-	$-	$27,857	$21,510	$-	$49,367
Total capital expenditures	$-	$-	$61,359	$1,053	$-	$62,412

	For the year ended June 30, 2016
	Shipping Agency and Ship Management Services	Shipping and Chartering Services	Inland Transportation Management Services	Total
Revenues
- Related party	$-	$-	$2,269,346	$2,269,346
- Third parties	$2,507,800	$462,218	$2,071,176	$5,041,194
Cost of revenues	$2,175,109	$212,510	$1,350,370	$3,737,989
Gross profit	$332,691	$249,708	$2,990,152	$3,572,551
Depreciation and amortization	$45,434	$1,410	$12,664	$59,508
Total capital expenditures	$13,537	$2,854	$15,268	$31,659

	June 30,	June 30,
	2017	2016
Total assets:
Shipping Agency and Ship Management Services	$-	$1,271,948
Shipping and Chartering Services	-	534,896
Inland Transportation Management Services	15,552,593	7,247,300
Freight Logistic Services	1,704,946	-
Container Trucking Services	558,482	-
Total Assets	$17,816,021	$9,054,144

F-20

Note 16. OTHER RELATED PARTY TRANSACTIONS

As of June 30, 2017 and 2016, the outstanding amounts due from related party consist of the following:

	June 30,	June 30,
	2017	2016

Tianjin Zhiyuan Investment Group Co., Ltd.	1,715,130	1,622,519
Total	$1,715,130	$1,622,519

In June 2013, the Company signed a five-year global logistics service agreement with Tianjin Zhiyuan Investment Group Co., Ltd. (the “Zhiyuan Investment Group”) and TEWOO Chemical & Light Industry Zhiyuan Trade Co., Ltd. (together with Zhiyuan Investment Group, “Zhiyuan”). Zhiyuan Investment Group is owned by Mr. Zhang, the largest shareholder of the Company. In September 2013, the Company executed an inland transportation management service contract with the Zhiyuan Investment Group whereby it would provide certain advisory services and help control potential commodities loss during the transportation process. As a result of the inland transportation management services provided to Zhiyuan, the Company generated revenue of $2,746,423 (24% of the Company’s total revenue in 2017) and $2,269,346 (31% of the Company’s total revenue in 2016) for the years ended June 30, 2017 and 2016, respectively. The amount due from Zhiyuan Investment Group at June 30, 2016 was $1,622,519. During the year ended June 30, 2017, the Company continued to provide inland transportation management services to Zhiyuan and collected approximately $2.7 million from Zhiyuan to reduce outstanding accounts receivable. As of June 30, 2017, the amount due from Zhiyuan was $1,715,130, the aging of which is less than 180 days.

As of June 30, 2017 and 2016, the outstanding amounts of advance to suppliers-related party consist of the following:

	June 30,	June 30,
	2017	2016

Zhiyuan International Investment & Holding Group (Hong Kong) Co., Ltd.	3,333,038	-
Total	$3,333,038	$-

On February 18, 2017, Trans Pacific Beijing (subsidiary) and Sino China (VIE) (collectively, the “Seller”), a subsidiary and VIE of the Company, entered into a Cooperative Transportation Agreement (the “Agreement”) with Zhiyuan International Investment & Holding Group (Hong Kong) Co., Ltd. (the “Buyer” or “Zhiyuan Hong Kong”). The Buyer is also owned by Mr. Zhang, the largest shareholder of the Company. Pursuant to the Agreement, the Buyer jointly with China Minmetals Corporation and China Metallurgical Group Corporation acts as the general designer, general equipment provider and general service contractor in the upgrade and renovation project of Perwaja Steel Indonesia which is located in Malaysia (the “Project”). The Seller shall be appointed as general agent to handle all related logistics and transportation occurring in the Project.

On July 7, 2017, the Company signed a supplemental agreement with the Buyer, pursuant to which Sino will cooperate with Zhiyuan Hong Kong exclusively on the entire project’s transportation needs. Pursuant to the supplemental agreement, the Company agrees to make prepayments to Zhiyuan Hong Kong for its share of packaging and transporting costs related to the project, in return the Company will receive 15% of its share of the cost incurred in the project from Zhiyuan Hong Kong as a service fee. The project is expected to complete in one to two years and the Company will collect is service fee in accordance with project completion.

As of June 30, 2017 and 2016, the outstanding amounts due to related parties consist of the following:

	June 30,	June 30,
	2017	2016

ACH Logistic Inc.	$131,262	$-
Jetta Global Logistics Inc.	75,061	-
Total	$206,323	$-

F-21

In December 2016, the Company entered into a joint venture agreement with Jetta Global to form ACH Trucking Center to provide short-haul trucking transportation and logistics services to customers located in the New York and New Jersey areas. ACH Logistic Inc. (ACH Logistic) and Jetta Global are invested by the same owner and both of the companies provided freight logistic service and container trucking service to the Company. For the year ended June 30, 2017, ACH Logistic and Jetta Global provided services in the amount of $788,775 and $222,869 to the Company, respectively.

Note 17. SUBSEQUENT EVENTS

In July 2017 the Company entered into a supplemental agreement with Tengda Northwest to extend the global logistic service period until July 3, 2018.

In August 2017, the Company entered into a supplemental agreement with Zhiyuan to extend the inland transportation management service period until September 1, 2018.

On August 24, 2017, Sino signed a marketing promoting service agreement with COSCO Qingdao. Pursuant to the agreement, COSCO Qingdao will help Sino to promote shipping and multimodal transportation including inland trucking container transportation services, switch bill and freight collection services. On August 24, 2017, Sino has paid $100,000 to COSCO Qingdao for first installment (September 1, 2017 to December 31, 2017) of the marketing expense.

F-22

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	June 30,
	2017	2017

Assets
Current assets
Cash and cash equivalents	$7,219,848	$8,733,742
Accounts receivable, less allowance for doubtful accounts of $763,984 and $185,821 as of December 31, 2017 and June 30, 2017, respectively	4,248,363	2,569,141
Other receivables, less allowance for doubtful accounts of $145,279 and $145,244 as of December 31, 2017 and June 30, 2017, respectively	318,827	37,811
Advances to suppliers-third parties	14,611	54,890
Advances to suppliers-related party	3,473,717	3,333,038
Prepaid expenses and other current assets	230,721	311,136
Due from related parties, net	2,372,996	1,715,130

Total Current Assets	17,879,083	16,754,888

Property and equipment, net	217,335	187,373
Intangible assets, net	184,722	-
Prepaid expenses	-	6,882
Other long-term assets	119,059	117,478
Deferred tax assets	1,823,100	749,400

Total Assets	$20,223,299	$17,816,021

Liabilities and Equity

Current Liabilities
Advances from customers	$360,744	$369,717
Accounts payable	506,989	206,211
Taxes payable	2,258,737	1,886,216
Due to related parties	-	206,323
Accrued expenses and other current liabilities	359,748	418,029
Total Current Liabilities	3,486,218	3,086,496
Income tax payable - noncurrent portion	440,219	-
Total Liabilities	3,926,437	3,086,496
Commitments and Contingencies

Equity
Preferred stock, 2,000,000 shares authorized, no par value, none issued.	-	-
Common stock, 50,000,000 shares authorized, no par value; 10,611,032 and 10,281,032 shares issued as of December 31, 2017 and June 30, 2017, respectively; 10,435,535 and 10,105,535 outstanding as of December 31, 2017 and June 30, 2017, respectively	20,535,379	20,535,379
Additional paid-in capital	1,032,016	688,934
Treasury stock, at cost, 175,497 shares as of December 31, 2017 and June 30, 2017	(417,538)	(417,538)
Retained earnings (accumulated deficit)	20,985	(893,907)
Accumulated other comprehensive loss	(134,637)	(414,564)

Total Sino-Global Shipping America Ltd. Stockholders' Equity	21,036,205	19,498,304
Non-controlling Interest	(4,739,343)	(4,768,779)
Total Equity	16,296,862	14,729,525
Total Liabilities and Equity	$20,223,299	$17,816,021

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-23

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2017	2016	2017	2016

Net revenues - third parties	$4,665,235	$1,511,624	$9,480,086	$2,606,547
Net revenues - related party	555,246	616,924	1,120,406	1,466,403
Total revenues	5,220,481	2,128,548	10,600,492	4,072,950
Cost of revenues	(3,375,878)	(350,796)	(7,041,796)	(657,135)
Gross profit	1,844,603	1,777,752	3,558,696	3,415,815

General and administrative expenses	(1,827,014)	(776,284)	(2,590,371)	(1,636,198)
Selling expenses	(335,261)	(46,875)	(357,727)	(112,184)
Total operating expenses	(2,162,275)	(823,159)	(2,948,098)	(1,748,382)

Operating income (loss)	(317,672)	954,593	610,598	1,667,433

Other income (expense)
Financial income (expense), net	137,799	(88,470)	222,595	(91,904)
Total other income (expense)	137,799	(88,470)	222,595	(91,904)

Net income (loss) before provision for income taxes	(179,873)	866,123	833,193	1,575,529

Income tax benefit (expense)	571,121	(73,391)	274,692	(145,012)

Net income	391,248	792,732	1,107,885	1,430,517

Net income (loss) attributable to non-controlling interest	93,545	(100,169)	192,993	(108,104)

Net income attributable to Sino-Global Shipping America, Ltd.	$297,703	$892,901	$914,892	$1,538,621

Comprehensive income
Net income	$391,248	$792,732	$1,107,885	$1,430,517
Foreign currency translation income (loss)	97,600	(104,312)	145,317	(118,882)
Comprehensive income	488,848	688,420	1,253,202	1,311,635
Less: Comprehensive income attributable to non-controlling interest	20,618	21,512	61,365	24,121

Comprehensive income attributable to Sino-Global Shipping America Ltd.	$468,230	$666,908	$1,191,837	$1,287,514

Earnings per share
-Basic	$0.03	$0.11	$0.09	$0.19
-Diluted	$0.03	$0.11	$0.09	$0.18

Weighted average number of common shares used in computation
-Basic	10,367,492	8,280,535	10,236,513	8,280,535
-Diluted	10,415,503	8,342,870	10,286,683	8,318,541

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-24

SINO-GLOBAL SHIPPING AMERICA LTD. AND AFFILIATE

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the six months ended December 31,
	2017	2016
	US$	US$

Cash flows from operating Activities

Net income	$1,107,885	$1,430,517
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Stock - based compensation expense	9,665	92,472
Amortization of stock - based compensation to consultants	333,417	529,569
Depreciation and amortization	31,742	25,407
Provision for (recovery of) doubtful accounts	837,431	(108,344)
Deferred tax benefit	(1,073,700)	-
Changes in assets and liabilities
Accounts receivable	(2,210,485)	615,324
Other receivables	(234,751)	219,860
Advances to suppliers - third parties	50,465	(1,417,731)
Prepaid expense and other current assets	80,952	42,906
Other long-term assets	-	5,693
Due from related parties	(921,532)	(133,713)
Advances from customers	(23,001)	369,626
Accounts payable	288,283	(309,941)
Taxes payable	731,456	174,432
Due to related parties	(206,323)	-
Accrued expenses and other current liabilities	(61,218)	386,381

Net cash provided by (used in) operating activities	(1,259,714)	1,922,458

Cash flows from investing Activities

Acquisition of property and equipment	(50,278)	-
Acquisition of intangible assets	(190,000)	-
Prepayment for acquisition of intangible assets	(10,000)	-

Net cash used in investing activities	(250,278)	-

Effect of exchange rate fluctuations on cash and cash equivalents	(3,902)	(14,999)

Net (decrease) increase in cash and cash equivalents	(1,513,894)	1,907,459

Cash and cash equivalents at beginning of period	8,733,742	1,385,994

Cash and cash equivalents at end of period	$7,219,848	$3,293,453

Supplemental information
Income taxes paid	$60,162	$6,446

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-25

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. ORGANIZATION AND NATURE OF BUSINESS

Founded in the United States (the “U.S.”) in 2001, Sino-Global Shipping America, Ltd., a Virginia corporation (“Sino-Global” or the “Company”), is a non-asset based global shipping and freight logistics integrated solutions provider. The Company provides tailored solutions and value-added services for its customers to drive effectiveness and control in related links throughout the entire shipping and freight logistics chain. The Company conducts its business primarily through its wholly-owned subsidiaries in the U.S., the People’s Republic of China, including Hong Kong (the “PRC”), Australia and Canada. Currently, a significant portion of the Company’s business is generated from clients located in the PRC.

The Company’s Chinese subsidiary, Trans Pacific Shipping Limited, a wholly-owned foreign enterprise (“Trans Pacific Beijing”), is the 90% owner of Trans Pacific Logistics Shanghai Limited (“Trans Pacific Shanghai”). Trans Pacific Beijing and Trans Pacific Shanghai are referred to collectively as “Trans Pacific”.

Prior to fiscal year 2016, the Company’s shipping agency business was operated by its subsidiaries in the PRC. The Company’s shipping management services were operated by its subsidiary in Hong Kong. The Company’s shipping and chartering services were operated by its subsidiaries in the U.S. and subsidiary in Hong Kong. Currently, the Company’s inland transportation management services are operated by its subsidiaries in the PRC, Hong Kong and the U.S. The Company’s freight logistics services are operated by its subsidiaries in the PRC and the U.S. The Company’s container trucking services are currently operated by its subsidiaries in the PRC and through a joint venture in the U.S. The Company’s newly added bulk cargo container trucking services are currently operated by its subsidiary in the U.S. The Company has increased its business in the U.S. since the launch of the short haul container truck services web-based platform in December 2016.

In January 2016, the Company formed a subsidiary, Sino-Global Shipping LA Inc., a California corporation (“Sino LA”), for the purpose of expanding its business to provide freight logistics services to importers who ship goods into the U.S. The Company expects to generate a majority of its revenues from providing inland transportation services and bulk cargo container services in the coming fiscal year.

In fiscal year 2016, affected by worsening market conditions in the shipping industry, the Company’s shipping agency business sector suffered a significant decrease in revenue due to a reduced number of ships served. As a result, the Company has suspended its shipping agency services business. Also as a result of these market condition changes, the Company has suspended its shipping management services business. In addition, in December 2015, the Company suspended its shipping and chartering services business, primarily as a result of the termination of a previously-contemplated vessel acquisition. As of December 31, 2017, the Company’s business segments consist of inland transportation management services, freight logistics services, container trucking services and bulk cargo container services.

In August 2016, the Company’s Board of Directors (the “Board”) authorized management to move forward with the development of a mobile application that will provide a full-service logistics platform between the U.S. and the PRC for short-haul trucking in the U.S.

Sino-Global completed development of a full-service logistics platform as of December 2016. Upon the completion of the platform, the Company signed two significant agreements with COSCO Beijing International Freight Co., Ltd. (“COSFRE Beijing”) and Sino-Trans Guangxi in December 2016. Pursuant to the agreement with COSFRE Beijing, the Company will receive a percentage of the total amount of each transportation fee for the arrangement of inland transportation services for COSFRE Beijing’s container shipments into U.S. ports. For the strategic cooperation framework agreement with Sino-Trans Guangxi, which is a subsidiary of Sino-Trans Limited, the Company expects to utilize both parties’ existing resources and establish an integrated logistics plan to provide an end-to-end supply chain solution for customers shipping soybeans and sulfur products from the U.S. to southern PRC via container.

On January 5, 2017, the Company entered into a joint venture agreement and formed a new joint venture company named ACH Trucking Center Corp. (“ACH Center”) with Jetta Global Logistics Inc. (“Jetta Global”). Along with the establishment of ACH Center, the Company began providing short haul trucking transportation and logistics services to customers located in the New York and New Jersey areas. The Company holds a 51% ownership stake in ACH Center. Although the establishment of ACH Center brought benefit for the Company and Jetta Global, it could not satisfy long term development for both the Company and Jetta Global. The Company signed a termination agreement with Jetta Global to terminate the joint venture agreement on December 4, 2017. As ACH center’s operating revenue was less than 1% of the Company’s consolidated revenue and the termination did not constitute a strategic shift that will have a major effect on the Company’s operations and financial results, the results of operations for ACH Center was not reported as discontinued operations under the guidance of Accounting Standards Codification 205.

F-26

On January 9, 2017, the Company entered into a strategic cooperation agreement with China Ocean Shipping Agency Qingdao Co. Ltd. (“COSCO Qingdao”). COSCO Qingdao will utilize the Company’s full-service logistics platform to arrange the transportation of its container shipments into U.S. ports. Sino-Global will receive a percentage of the total amount of each transportation fee in exchange for the arrangement of inland transportation services for COSCO Qingdao’s container shipments into U.S. ports.

On February 18, 2017, the Company entered into a cooperative transportation agreement with a related party, Zhiyuan International Investment & Holding Group (Hong Kong) Co., Ltd. (the “Buyer” or “Zhiyuan Hong Kong”). Zhiyuan Hong Kong, jointly with China Minmetals Corporation and China Metallurgical Group Corporation, acts as the general designer, general equipment provider and general service contractor in the upgrade and renovation project of Perwaja Steel, located in Malaysia (the “Project”). The Company agreed to provide high-quality services, including the design of a detailed transportation plan as well as execution and necessary supervision of the plan at Zhiyuan Hong Kong’s demand, in consideration for which the Company will receive a 1% to 1.25% transportation fee incurred in the Project as a commission for its services rendered (see Note 3 and Note 15). On July 7, 2017, the Company signed a supplemental agreement with the Buyer, pursuant to which the Company will cooperate with Zhiyuan Hong Kong exclusively on the entire Project’s transportation needs. Pursuant to the supplemental agreement, the Company agrees to make prepayments to Zhiyuan Hong Kong for its share of packaging and transporting costs related to the Project; in return, the Company will receive 15% of the cost incurred in the Project from Zhiyuan Hong Kong as a service fee. The Project is expected to be completed in one to two years and the Company will collect its service fee in accordance with Project completion.

On September 11, 2017, the Company set up a new wholly-owned subsidiary, Ningbo Saimeinuo Supply Chain Management Ltd. (“Sino Ningbo”), via the wholly-owned entity, Sino-Global Shipping New York Inc. This subsidiary primarily engages in supply chain management and freight logistics services.

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary to give a fair presentation have been included. Interim results are not necessarily indicative of results of a full year. The information in this Form 10-Q should be read in conjunction with information included in the annual report for the fiscal year ended June 30, 2017 on Form 10-K filed with the SEC on September 27, 2017.

(b) Basis of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company, its subsidiaries, and its affiliates. All significant intercompany transactions and balances are eliminated in consolidation. A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power or has the power to: govern the financial and operating policies; appoint or remove the majority of the members of the board of directors; cast a majority of votes at the meeting of the board of directors.

U.S. GAAP provides guidance on the identification of variable interest entity (“VIE”) and financial reporting for entities over which control is achieved through means other than voting interests. The Company evaluates each of its interests in an entity to determine whether or not the investee is a VIE and, if so, whether the Company is the primary beneficiary of such VIE. In determining whether the Company is the primary beneficiary, the Company considers if the Company (1) has power to direct the activities that most significantly affects the economic performance of the VIE, and (2) receives the economic benefits of the VIE that could be significant to the VIE. If deemed the primary beneficiary, the Company consolidates the VIE. Sino-Global Shipping Agency Ltd., a PRC corporation (“Sino-China”), is considered a VIE, with the Company as the primary beneficiary. The Company, through Trans Pacific Beijing, entered into certain agreements with Sino-China, pursuant to which the Company receives 90% of Sino-China’s net income. The Company does not receive any payments from Sino-China unless Sino-China recognizes net income during its fiscal year.

As a VIE, Sino-China’s revenues are included in the Company’s total revenues, and any loss from operations is consolidated with that of the Company. Because of contractual arrangements between the Company and Sino-China, the Company has a pecuniary interest in Sino-China that requires consolidation of the financial statements of the Company and Sino-China.

F-27

The Company has consolidated Sino-China’s operating results because the entities are under common control in accordance with ASC 805-10, “Business Combinations”. The agency relationship between the Company and Sino-China and its branches is governed by a series of contractual arrangements pursuant to which the Company has substantial control over Sino-China. Management makes ongoing reassessments of whether the Company remains the primary beneficiary of Sino-China. As mentioned elsewhere in this report, due to the worsening market conditions in the shipping industry, Sino-China’s shipping agency business suffered a significant decrease in revenue due to a reduced number of ships served. As a result, the Company has temporarily suspended this business. Sino-China is also providing services in other related business segments of the Company.

The carrying amount and classification of Sino-China’s assets and liabilities included in the Company’s unaudited condensed consolidated balance sheets were as follows:

	December 31,	June 30,
	2017	2017

Total current assets	$9,736,634	$9,327,990
Total assets	9,877,880	9,472,651
Total current liabilities	6,279	4,517
Total liabilities	6,279	4,517

(c) Fair Value of Financial Instruments

We follow the provisions of ASC 820, Fair Value Measurements and Disclosures, which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 — Observable inputs such as unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 — Inputs other than quoted prices that are observable for the asset or liability in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 — Unobservable inputs that reflect management’s assumptions based on the best available information.

The carrying value of accounts receivable, other receivables, other current assets and current liabilities approximate their fair values because of the short-term nature of these instruments.

(d) Use of Estimates and Assumptions

The preparation of the Company’s unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s unaudited condensed consolidated financial statements include revenue recognition, fair value of stock based compensation, cost of revenues, allowance for doubtful accounts, deferred income taxes, and the useful lives of property and equipment. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

(e) Translation of Foreign Currency

The accounts of the Company and its subsidiaries, including Sino-China and each of its branches are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The Company’s functional currency is the U.S. dollar (“USD”) while its subsidiaries in the PRC, including Sino-China, report their financial positions and results of operations in Renminbi (“RMB”). The accompanying unaudited condensed consolidated financial statements are presented in USD. Foreign currency transactions are translated into USD using the fixed exchange rates in effect at the time of the transaction. Generally, foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the unaudited condensed consolidated statements of operations. The Company translates the foreign currency financial statements of Sino-China, Sino-Global Shipping Australia, Sino-Global Shipping Hong Kong, Sino-Global Shipping Canada, Trans Pacific Beijing, Trans Pacific Shanghai and Sino Ningbo in accordance with ASC 830-10, “Foreign Currency Matters”. Assets and liabilities are translated at current exchange rates quoted by the People’s Bank of China at the balance sheet dates and revenues and expenses are translated at average exchange rates in effect during the year. The resulting translation adjustments are recorded as other comprehensive income (loss) and accumulated other comprehensive loss as a separate component of equity of the Company, and also included in non-controlling interests.

F-28

The exchange rates as of December 31, 2017 and June 30, 2017 and for the three and six months ended December 31, 2017 and 2016 are as follows:

	December 31,	June 30,	Three months ended December 31,		Six months ended December 31,
	2017	2017	2017	2016	2017	2016
Foreign currency	Balance Sheet	Balance Sheet	Profits/Loss	Profits/Loss	Profits/Loss	Profits/Loss
RMB:1USD	6.5060	6.7806	6.6153	6.8328	6.6428	6.7498
AUD:1USD	1.2797	1.3028	1.3007	1.3357	1.2838	1.3275
HKD:1USD	7.8118	7.8059	7.8076	7.7576	7.8112	7.7571
CAD:1USD	1.2573	1.2982	1.2702	1.3351	1.2620	1.3198

(f) Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and other highly liquid investments which are unrestricted as to withdrawal or use, and which have an original maturity of three months or less when purchased. The Company maintains cash and cash equivalents with various financial institutions mainly in the PRC, Australia, Hong Kong, Canada and the U.S. As of December 31, 2017 and June 30, 2017, cash balances of $6,812,501 and $6,246,337, respectively, were maintained at financial institutions in the PRC, which were not insured by any of the Chinese authorities. As of December 31, 2017 and June 30, 2017, cash balance of $364,722 and $2,462,792, respectively, were maintained at U.S. financial institutions, and were insured by the Federal Deposit Insurance Corporation or other programs subject to certain limitations.

(g) Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are presented at net realizable value. The Company maintains allowances for doubtful accounts and for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual receivable balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balances, customers’ historical payment history, their current credit-worthiness and current economic trends. Receivables are considered past due after 180 days. Accounts Receivable are written off against the allowances only after exhaustive collection efforts.

(h) Property and Equipment, net

Net property and equipment are stated at historical cost less accumulated depreciation. Historical cost comprises the asset’s purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Buildings	20 years
Motor vehicles	5-10 years
Furniture and office equipment	3-5 years
Leasehold improvements	Shorter of lease term or useful life

The carrying value of a long-lived asset is considered impaired by the Company when the anticipated undiscounted cash flows from such asset are less than the asset’s carrying value. If impairment is identified, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved or based on independent appraisals. Management has determined that there were no impairments as of the balance sheet dates.

(i) Intangible Assets, net

Intangible assets are recorded at cost less accumulated amortization. Amortization is calculated on a straight-line basis over the following estimated useful lives:

Software	3-5 years

The Company evaluates intangible assets for impairment whenever events or changes in circumstances indicate that the assets might be impaired. There was no such impairment as of December 31, 2017.

F-29

(j) Revenue Recognition

Revenue is recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured

●	Revenues from inland transportation management services are recognized when commodities are being released from the customers’ warehouse.

●	Revenues from freight logistics services are recognized when the related contractual services are rendered.

●	Revenues from container trucking services are recognized when the related contractual services are rendered.

●	Revenues from bulk cargo container services are recognized when the related contractual services are rendered.

Bulk cargo container services included shipping of products, arranging cargo container shipping from U.S. to China port, then from China port to end user. Revenue is recognized upon completion of shipping arrangements agreed with customers, either at customer’s designated port or final destination.

(k) Taxation

Because the Company and its subsidiaries and Sino-China are incorporated in different jurisdictions, they file separate income tax returns. The Company uses the asset and liability method of accounting for income taxes in accordance with U.S. GAAP. Deferred taxes, if any, are recognized for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the unaudited condensed consolidated financial statements. A valuation allowance is provided against deferred tax assets if it is more likely than not that the asset will not be utilized in the future.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense.

Income tax returns for the years prior to 2014 are no longer subject to examination by U.S. tax authorities.

On December 22, 2017, the “Tax Cuts and Jobs Act” (“The Act”) was enacted. Under the provisions of The Act, the U.S. corporate tax rate decreased from 35% to 21%. Since the Company has a June 30 fiscal year-end, the U.S. statutory federal blended rate will be approximately 28% for our fiscal year ending June 30, 2018, and 21% for subsequent fiscal years. Additionally, the Tax Act imposes a one-time transition tax on deemed repatriation of historical earnings of foreign subsidiaries, and future foreign earnings are subject to U.S. taxation. The change in rate has caused the Company to re-measure all U.S. deferred income tax assets and liabilities for temporary differences using the blended rate. Net operating loss (“NOL”) carryforwards are limited to 80% of taxable income and can be carried forward indefinitely.

PRC Enterprise Income Tax

PRC enterprise income tax is calculated based on taxable income determined under the PRC Generally Accepted Accounting Principles (“PRC GAAP”) at 25%. Sino-China and Trans Pacific are registered in PRC and governed by the Enterprise Income Tax Laws of the PRC.

PRC Business Tax and Surcharges

Revenues from services provided by the Company’s PRC subsidiaries and affiliates, including Sino-China and Trans Pacific are subject to the PRC business tax of 5%. Business tax and surcharges are paid on gross revenues generated minus the costs of services which are paid on behalf of the customers.

Enterprises or individuals who sell commodities, engage in services or selling of goods in the PRC are subject to a value added tax (“VAT”) in accordance with PRC laws. All of the Company’s revenue generated in the PRC are subject to a VAT on the gross sales price. The VAT rates are 6% and 11%, depending on the type of services provided. The Company is entitled to a deduction or offset for VAT paid on the services rendered by the vendors against the VAT when the Company engage in services.

In addition, under PRC regulations, the Company’s PRC subsidiaries and affiliates are required to pay city construction taxes (7%) and education surcharges (3%) based on calculated business tax payments.

F-30

The Company’s PRC subsidiaries and affiliates report revenues net of PRC’s VAT, business tax and surcharges for all the periods presented in the consolidated statements of operations.

(l) Earnings per Share

Basic earnings per share is computed by dividing net income attributable to holders of common shares of the Company by the weighted average number of common shares of the Company outstanding during the applicable period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common shares of the Company were exercised or converted into common shares of the Company. Common share equivalents are excluded from the computation of diluted earnings per share if their effects would be anti-dilutive.

For the three and six months ended December 31, 2017, the basic average shares outstanding and diluted average shares of the Company outstanding were not the same because the effect of potential shares of common stock of the Company was dilutive since the exercise prices for options were lower than the average market price for the related periods. For the three and six months ended December 31, 2017, a total of 48,011 and 50,170 unexercised options were dilutive, respectively, and were included in the computation of diluted earnings per share. For the three and six months ended December 31, 2016, a total of 62,335 and 38,006 unexercised options were dilutive, respectively, and were included in the computation of diluted EPS.

(m) Comprehensive Income (loss)

The Company reports comprehensive income (loss) in accordance with the Financial Accounting Standards Board (“FASB”) issued authoritative guidance which establishes standards for reporting comprehensive income (loss) and its component in financial statements. Comprehensive income (loss), as defined, includes all changes in equity during a period from non-owner sources.

(n) Stock-based Compensation

Stock-based payment transactions with employees are measured on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period. Valuations are based upon highly subjective assumptions about the future, including stock price volatility and exercise patterns. The fair value of share-based payment awards was estimated using the Black-Scholes option pricing model. Expected volatilities are based on the historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee terminations. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

(o) Risks and Uncertainties

The Company’s business, financial position and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC, and by changes in governmental policies or interpretations with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things. Moreover, the Company’s ability to grow its business and maintain its profitability could be negatively affected by the nature and extent of services provided to its major customers, Tianjin Zhiyuan Investment Group Co., Ltd. (the “Zhiyuan Investment Group”) and Tengda Northwest Ferroalloy Co., Ltd. (“Tengda Northwest”).

(p) Reclassification

Certain prior period amounts have been reclassified to conform to the current period presentation, including reclassification of $125,755 amortization of stock-based compensation to consultants as prepaid expense and other current assets, and reclassification of $504,815 revenue and $390,719 cost of revenue from freight logistics service segment to bulk cargo container service segment. These reclassifications have no effect on the results of operations and cash flows.

F-31

(q) Recent Accounting Pronouncements

Revenue Recognition: In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers: Topic 606 (ASU 2014-09), to supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09 is effective for the Company in the first quarter of fiscal year 2018 using either of two methods: (i) retrospective to each prior reporting period presented with the option to elect certain practical expedients as defined within ASU 2014-09 (full retrospective method); or (ii) retrospective with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application and providing certain additional unaudited condensed as defined per ASU 2014-09 (modified retrospective method). The Company is currently assessing the impact to its unaudited condensed financial statements, and has not yet selected a transition approach.

Leases: In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-2”), which provides guidance on lease amendments to the FASB Accounting Standard Codification. This ASU will be effective for us beginning in December 15, 2018. The Company is currently in the process of evaluating the impact of the adoption of ASU 2016-2 on unaudited condensed financial statements.

Statement of Cash Flows: In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): The amendments in this Update apply to all entities, including both business entities and not-for-profit entities that are required to present a statement of cash flows under Topic 230. The amendments in this Update provide guidance on the following eight specific cash flow issues. The amendments are an improvement to GAAP because they provide guidance for each of the eight issues, thereby reducing the current and potential future diversity in practice described above. ASU 2016-15 is effective for the Company for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is still evaluating the effect that this guidance will have on the Company’s unaudited condensed financial statements and related disclosures.

Business Combination: In January 2017, the FASB issued Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (ASU 2017-01), which revises the definition of a business and provides new guidance in evaluating when a set of transferred assets and activities is a business. This guidance will be effective in the fiscal year beginning after December 15, 2017 and interim periods within those periods on a prospective basis, and early adoption is permitted. The Company does not expect the standard to have a material impact on its consolidated financial statements.

Stock-based Compensation: In May 2017, the FASB issued ASU No. 2017-09, “Compensation—Stock compensation (Topic 718): Scope of modification accounting” (“ASU 2017-09”). The purpose of the amendment is to clarify which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. For all entities that offer share based payment awards, ASU 2017-09 is effective for interim and annual reporting periods beginning after December 15, 2017. The Company is currently assessing the impact of ASU 2017-09 on its unaudited condensed financial statements.

Stock-based Compensation: In July 2017, the FASB issued ASU 2017-11, “Earnings Per Share (Topic 260)”, Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal year and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company does not expect that the adoption of this guidance will have a material impact on its unaudited condensed financial statements.

F-32

Revenue Recognition and Leases: In September 2017, the FASB issued ASU 2017-13, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842). The main objective of this pronouncement is to clarify the effective date of the adoption of ASC Topic 606 and ASC Topic 842 and the definition of public business entity as stipulated in ASU 2014-09 and ASU 2016-02. ASU 2014-09 provides that a public business entity and certain other specified entities adopt ASC Topic 606 for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. All other entities are required to adopt ASC Topic 606 for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. ASU 2016-12 requires that “a public business entity and certain other specified entities adopt ASC Topic 842 for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. All other entities are required to adopt ASC Topic 842 for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020”. ASU 2017-13 clarifies that the SEC would not object to certain public business entities electing to use the non-public business entities effective dates for applying ASC 606 and ASC 842. ASU 2017-13, however, limits such election to certain public business entities that “otherwise would not meet the definition of a public business entity except for a requirement to include or inclusion of its financial statements or financial information in another entity’s filings with the SEC”. Management does not expect the adoption of ASU 2017-13 to have any material impact on its financial positions and results of operations or cash flows.

Except for the ASU’s described above, no ASU’s are expected to have a material impact on the unaudited condensed consolidated financial statements upon adoption.

Note 3. ADVANCES TO SUPPLIERS

The Company’s advances to third - party suppliers are as follows:

	December 31,	June 30,
	2017	2017

Intelligent logistics system deposit	$10,000	$-
Freight fees	-	29,960
Other	4,611	24,930
Total advances to suppliers - third parties	$14,611	$54,890

On December 27, 2017, with the approval of the Board of Directors, the Company signed a contract with Tianjin Anboweiye Technology Ltd Co. (“Tianjin Anboweiye”), to develop a more complete and intelligent logistics system based on the Company’s current container trucking platform. The purpose is to help the Company make better connections with the system used by state-owned companies in China, and to satisfy such state-owned companies’ demand for container trucks in the United States.

As of December 31, 2017, advances to third-party suppliers were primarily related to freight logistics services.

The Company’s advances to related-party suppliers are as follows:

	December 31,	June 30,
	2017	2017

Freight fees	$3,473,717	$3,333,038
Total advances to suppliers - related party	$3,473,717	$3,333,038

As discussed in Note 1, on February 18, 2017, the Company entered into a cooperative transportation agreement with Zhiyuan Hong Kong. Zhiyuan Hong Kong is owned by the Company’s largest shareholder. On July 7, 2017, the Company signed a supplemental agreement, pursuant to which the Company will cooperate with Zhiyuan Hong Kong exclusively on the entire Project’s transportation needs. Pursuant to the supplemental agreement, the Company agrees to make prepayments to Zhiyuan Hong Kong for its share of packaging and transporting costs related to the Project; in return the Company will receive 15% of the cost incurred in the Project from Zhiyuan Hong Kong as a service fee. The Project is expected to be completed in one to two years, and the Company will collect its service fee in accordance with Project completion. As of December 31, 2017, no cost was recognized under this Project. No additional freight fees were advanced during the three and six months ended December 31, 2017.

Note 4. ACCOUNTS RECEIVABLE, NET

The Company’s net accounts receivable is as follows:

	December 31,	June 30,
	2017	2017

Trade accounts receivable	$5,012,347	$2,754,962
Less: allowances for doubtful accounts	(763,984)	(185,821)
Accounts receivables, net	$4,248,363	$2,569,141

F-33

Movement of allowance for doubtful accounts is as follows:

	Six months ended December 31, 2017	Year ended June 30, 2017

Beginning balance	$185,821	$207,028
Provision for doubtful accounts	598,403	-
Less: write-off/recovery	(24,638)	(18,912)
Exchange rate effect	4,398	(2,295)
Ending balance	$763,984	$185,821

Note 5. PREPAID EXPENSES AND OTHER ASSETS

The Company’s prepaid expenses and other current assets are as follows:

	December 31,	June 30,
	2017	2017

Consultant fees (1)	$79,075	$158,150
Advance to employees	57,859	64,160
Other	93,787	95,708
Total	230,721	318,018
Less: current portion	230,721	311,136
Total noncurrent portion	$-	$6,882

(1) The Company entered into a management consulting services agreement with a consulting company on November 12, 2015, pursuant to which the consulting company shall assist the Company with its regulatory filings during the period from July 1, 2016 to June 30, 2018. In return for its services, as approved by the Board, a total of RMB 2,100,000 ($316,298) was paid to the consulting company. The above-mentioned consulting fees have been and will be ratably charged to expense over the terms of the above-mentioned agreement.

Note 6. PROPERTY AND EQUIPMENT, NET

The Company’s net property and equipment as follows:

	December 31,	June 30,
	2017	2017

Buildings	$206,891	$198,512
Motor vehicles	608,862	542,471
Computer equipment	156,826	155,141
Office equipment	78,273	66,097
Furniture and fixtures	166,372	163,219
System software	122,479	117,733
Leasehold improvements	65,511	62,857

Total	1,405,214	1,306,030

Less: Accumulated depreciation	1,187,879	1,118,657

Property and equipment, net	$217,335	$187,373

F-34

Depreciation expense for the three months ended December 31, 2017 and 2016 were $13,261 and $12,065, respectively.

Depreciation expense for the six months ended December 31, 2017 and 2016 were $26,464 and $25,407, respectively.

Note 7. INTANGIBLE ASSETS, NET

Intangible assets consisted of the following:

	December 31,	June 30,
	2017	2017

Full service logistics platforms	$190,000	$-

Less: Accumulated amortization	5,278	-

Intangible asset, net	$184,722	$-

As a part of the above-mentioned intelligent logistics system (see Note 3), four information platforms were completed by the Tianjin Anboweiye research team in November 2017 and placed into service. The platforms are being amortized over five years.

Amortization expense of intangible assets amounted to $5,278 and $nil for the three and six months ended December 31, 2017 and 2016, respectively.

Note 8. STOCK-BASED COMPENSATION

The issuance of the Company’s options is exempted from registration under of the Securities Act of 1933, as amended (the “Act”). The Common Stock underlying the Company’s options granted may be sold in compliance with Rule 144 under the Act. Each option may be exercised to purchase one share of the common stock of the Company, no par value per share (the “Common Stock”). Payment for the options may be made in cash or by exchanging shares of Common Stock at their fair market value. The fair market value will be equal to the average of the highest and lowest registered sales prices of Company Stock on the date of exercise.

The term of the options granted in 2009 is for 10 years and the exercise price of the 56,000 options is $7.75 which vested over 5 years and were fully vested as of December 31, 2017. The fair value of the stock options was estimated using the Black-Scholes option-pricing model.

The term of the 10,000 options granted in 2013 is 10 years and the exercise is $2.01. The fair value of the 10,000 stock options was calculated at the grant date using the Black-Scholes option-pricing model with the following assumptions: volatility of 452.04%, risk free interest rate of 0.88% and expected life of 10 years. The total fair value of the options was $19,400. In accordance with the vesting periods, the Company recorded no stock-based compensation expense for the three and six months ended December 31, 2017 and 2016. As of December 31, 2017, 8,000 options were vested.

Pursuant to the Company’s 2014 Stock Incentive Plan, effective on July 26, 2016, the Company granted options to purchase a total of 150,000 shares of the Company’s Common Stock to two employees with a one-year vesting period, one half of which vested on October 26, 2016, and the other half vested on July 26, 2017. The exercise price of the options is $1.10, which was equal to the share price of the Company’s Common Stock on July 26, 2016. The grant date fair value of such options was $0.77 per share. The fair value of the options was calculated using the Black-Scholes options pricing model with the following assumptions: volatility of 99.68%, risk free interest rate of 1.15%, and expected life of 5 years. The total fair value of the options was $115,979. In accordance with the vesting periods, $nil and $28,995 were expensed related to these options for the three months ended December 31, 2017 and 2016, respectively. $9,665 and $48,325 were expensed related to these options for the six months ended December 31, 2017 and 2016, respectively. In February 2017, 75,000 of these options were exercised by the two employees of the Company.

F-35

A summary of the options is presented in the table below:

	Shares	Weighted Average Exercise Price

Options outstanding, as of June 30, 2017	141,000	$3.81
Granted	-	-
Exercised	-	-
Cancelled	-	-

Options outstanding, as of December 31, 2017	141,000	$3.81

Options exercisable, as of December 31, 2017	139,000	$3.83

Following is a summary of the status of options outstanding and exercisable as of December 31, 2017

Outstanding Options			Exercisable Options
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Remaining Contractual Life
$7.75	56,000	0.38 years	$7.75	56,000	0.38 years
$2.01	10,000	5.08 years	$2.01	8,000	5.08 years
$1.10	75,000	3.57 years	$1.10	75,000	3.57 years
	141,000			139,000

Following is a summary of the status of warrants outstanding and exercisable as of December 31, 2017:

Warrants Outstanding	Warrants Exercisable	Weighted Average Exercise Price	Average Remaining Contractual Life
139,032	139,032	$9.30	0.38 years

Total expenses for options and warrants amounted to $Nil and $9,665 for three and six months ended December 31, 2017, respectively. Total expenses for options and warrants amounted to $28,995 and $92,472 for three and six months ended December 31, 2016, respectively.

Note 9. EQUITY TRANSACTIONS

On June 6, 2014, the Company entered into management consulting and advisory services agreements with two consultants, pursuant to which the consultants assisted the Company in, among other things, financial and tax due diligence, business evaluation and integration, and development of pro forma financial statements. In return for their services, as approved by the Company’s Board of Directors, a total of 600,000 shares of the Company’s common stock were to be issued to these two consultants. In June 2014, 200,000 shares of the Company’s common stock were issued to the consultants as a prepayment for their services. The value of their consulting services was determined using the fair value of the Company’s common stock of $2.34 per share when the shares were issued to the consultants. Their service agreements were for the period July 1, 2014 to December 31, 2016. The remaining 400,000 shares of the Company’s common stock were then issued to the consultants on September 30, 2014 at $1.68 per share, and the service terms are from September 2014 to November 2016. These shares were valued at $1,140,000 and the related consulting fees have been ratably charged to expense over the term of the agreements. Consulting expenses for the above services were $nil and $96,578 for the three months ended December 31, 2017 and 2016, respectively. Consulting expenses for the above services were $nil and $218,045 for the six months ended December 31, 2017 and 2016, respectively.

On May 5, 2015, the Company entered into management consulting and advisory services agreements with three consultants, pursuant to which the consultants assisted the Company in, among other things, review of time charter agreements; crew management advisory; development of permanent and preventive maintenance standards related to dry dockings and ship repairs; development of regular technical and marine vessel inspections and quality control procedures; and development and implementation of alternative remedial actions to address technical problems that may arise. In return for their services, as approved by the Company’s Board of Directors, a total of 500,000 shares of the Company’s common stock were to be issued to these three consultants at $1.50 per share. Their service agreements are for a period of 18 months, effective May 2015. These shares were valued at $750,000 and the related consulting fees have been ratably charged to expense over the term of the agreements. Consulting expenses for the above services were $nil and $48,478 for the three months ended December 31, 2017 and 2016, respectively. Consulting expenses for the above services were $nil and $173,137 for the six months ended December 31, 2017 and 2016, respectively.

F-36

On December 9, 2015, the Company entered into a consulting and advisory services agreement with a consultant, pursuant to which the consultant will assist the Company with corporate restructuring, business evaluation and capitalization during the period from November 20, 2015 to November 19, 2016. In return for such services, the Company issued 250,000 shares of the Company’s common stock to this consultant for services to be rendered during the first half of the service period. Such shares were issued as restricted shares at $1.02 per share on December 9, 2015. On May 23, 2016, the Company issued an additional 250,000 shares of common stock to this consultant at $0.72 per share to cover the services from the seventh month to November 19, 2016. These shares were valued at $435,000. Consulting expenses were $nil and $48,387 for the three months ended December 31, 2017 and 2016, respectively. Consulting expenses were $nil and $138,387 for the six months ended December 31, 2017 and 2016, respectively.

In March 2017, the Company entered into a consulting and advisory services agreement with Jianwei Li, who will provide management consulting services that include marketing program designing and implementation and cooperative partner selection and management. The service period is from March 2017 to February 2020. The Company issued 250,000 shares of common stock as the remuneration for the services, which were issued as restricted shares at $2.53 per share on March 22, 2017 to the consultant. These shares were valued at $632,500. Consulting expenses were $52,709 and $nil for the three months ended December 31, 2017 and 2016, respectively. Consulting expenses were $105,417 and $nil for the six months ended December 31, 2017 and 2016, respectively.

On October 23, 2017, the Company issued 130,000 shares to its employees of its restricted common stock valued at $2.80 per share. One fourth of the total number of common shares issued shall become vested on each of November 16, 2017, February 16, 2018, May 16, 2018 and August 16, 2018. These shares were valued at $364,000. $91,000 and $nil are recorded in the Company’s G&A expenses for the three and six months ended December 31, 2017 and 2016, respectively.

On October 27, 2017, the Company issued 200,000 shares of restricted common stock with a fair value of $548,000 to a company pursuant to a consulting agreement. The scope of services primarily covers advising on business development, strategic planning and compliance during the one-year service period from October 17, 2017 to October 16, 2018. Consulting expenses were $137,000 and $nil for the three and six months ended December 31, 2017 and 2016, respectively.

Total consulting expenses were $280,709 and $193,443 for the three months ended December 31, 2017 and 2016, and $333,417 and $529,569 for the six months ended December 31, 2017 and 2016, respectively.

Note 10. NON-CONTROLLING INTEREST

The Company’s non-controlling interest consists of the following:

	December 31,	June 30,
	2017	2017

Sino-China:
Original paid-in capital	$356,400	$356,400
Additional paid-in capital	1,044	1,044
Accumulated other comprehensive income	82,769	217,379
Accumulated deficit	(5,277,982)	(5,421,578)
	(4,837,769)	(4,846,755)
Trans Pacific Logistics Shanghai Ltd.	98,426	46,047
ACH Trucking Center Corp. (A)	-	31,929
Total	$(4,739,343)	$(4,768,779)

(A) The Company has terminated the joint venture agreement with Jetta Global on ACH Trucking Center Corp. on December 4, 2017.

F-37

Note 11. COMMITMENTS AND CONTINGENCY

Lease Obligations

The Company leases certain office premises and apartments for employees under operating lease agreements with various terms through April 16, 2020. Future minimum lease payments under the operating lease agreements are as follows:

Amount

Twelve months ending December 31,

2018	$175,651
2019	104,222
2020	15,053
$294,926

Rental expense for the three months ended December 31, 2017 and 2016 were $54,445 and $65,555, respectively. Rental expense for the six months ended December 31, 2017 and 2016 were $119,307 and $127,890, respectively.

Contingencies

The Labor Contract Law of the PRC requires employers to insure the liability of the severance payments for terminated employees that have worked for the employers for at least two years prior to January 1, 2008. Employers are liable for one month of severance pay per year of service provided by employees. As of December 31, 2017 and June 30, 2017, the Company has estimated its severance payments to be approximately $54,313 and $48,713, respectively. Such payments have not been reflected in its unaudited condensed consolidated financial statements because management cannot predict what the actual payment, if any, will be in the future.

Note 12. INCOME TAXES

On December 22, 2017, the “Tax Cuts and Jobs Act” (“The Act”) was enacted. Under the provisions of the Act, the U.S. corporate tax rate decreased from 35% to 21%. Since the Company has a June 30 fiscal year-end, a blended U.S. statutory federal rate of approximately 28% for the fiscal year ending June 30, 2018 is applied to the provision for income tax, and a 21% for subsequent fiscal years.

The Company re-measured certain deferred tax assets based on blended rate of 28% at which these deferred tax amounts are expected to reverse in the future and the re-measurement resulted in a tax expense of $120,400 being recognized during the three and six months ended December 31, 2017.

In addition, the Company recorded a provisional amount for its one-time transition tax for all of its foreign subsidiaries, resulting in an increase in income tax expense of $478,499 for the three and six months ended December 31, 2017. The one-time transition tax was calculated using the Company’s total post-1986 overseas net earnings and profits which amounted to approximately $5.7 million. The one-time transition tax is taxed at the rate of 15.5% for the Company’s cash and cash equivalents and 8% for the other assets to be paid over 8 years.

The Company’s income tax benefit (expense) for the three and six months ended December 31, 2017 and 2016 is as follows:

	For the three months ended December 31,		For the six months ended December 31,
	2017	2016	2017	2016

Current
USA	$-	$-	$(60,162)	$-
Hong Kong	(5,113)	(27,576)	(9,422)	(34,101)
China	(118,867)	(45,815)	(250,925)	(110,911)
One-time transition tax on accumulated foreign earnings	(478,499)	-	(478,499)	-
	(602,479)	(73,391)	(799,008)	(145,012)
Deferred

USA	1,173,600	-	1,073,700	-
Total income tax benefit (expense)	$571,121	$(73,391)	$274,692	$(145,012)

F-38

The Company recorded income tax benefit of $571,121 in the three months ended December 31, 2017, compared to income tax expense of $73,391 in the three months ended December 31, 2016. The Company recorded income tax benefit of $274,692 in the six months ended December 31, 2017, compared to income tax expense of $145,012 in the six months ended December 31, 2016.

The Company’s deferred tax assets are comprised of the following:

	December 31,	June 30,
	2017	2017

Allowance for doubtful accounts	$333,000	$106,000
Stock-based compensation	687,000	790,000
Net operating loss	1,316,000	1,464,000
Total deferred tax assets	2,336,000	2,360,000
Valuation allowance	(512,900)	(1,610,600)
Deferred tax assets, net - long-term	$1,823,100	$749,400

The Company’s operations in the U.S. for federal tax purposes have incurred a cumulative net operating loss (“NOL”) of approximately $5,567,000 as of December 31, 2017, which may reduce federal future taxable income. For the three and six months ended December 31, 2017, approximately $241,000 and 637,000 of NOL was utilized, respectively.

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. The Company considers many factors when assessing the likelihood of future realization of the deferred tax assets, including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes, and other relevant factors. Management has provided an allowance against the deferred tax assets balance as of December 31, 2017. The net decrease in the valuation allowance for the three and six months ended December 31, 2017 amounted to $1,038,600 and $1,097,700, respectively on the basis of management’s reassessment of the amount of its deferred tax assets that are more likely than not to be realized. Management considers new evidence, both positive and negative, that could affect its future realization of deferred tax assets. Due to enactment of the Act, NOL could be carried forward indefinitely and the Company has pretax income resulting in utilization of the NOL in the current period, management determined that there is sufficient positive evidence to conclude that it is more likely than not that all of its NOL are realizable.

The Company’s taxes payable consists of the following:

	December 31,	June 30,
	2017	2017

VAT tax payable	$552,144	$520,436
Corporate income tax payable	2,079,776	1,290,832
Others	67,036	74,948
Total	2,698,956	1,886,216
Less: current portion	2,258,737	1,886,216
Income tax payable - noncurrent portion	$440,219	$-

Note 13. CONCENTRATIONS

Major Customers

For the three months ended December 31, 2017, three customers accounted for 60%, 16% and 11% of the Company’s revenues, respectively. As of December 31, 2017, one of these three customers accounted for 100% of the Company’s accounts due from related parties and the remaining two customers accounted for approximately 74% of the Company’s accounts receivable.

F-39

For the three months ended December 31, 2016, four customers accounted for 39%, 29%, 11% and 10% of the Company’s revenues, respectively. At December 31, 2016, one of these four customers accounted for 100% of the Company’s accounts due from related parties and the remaining three customers accounted for approximately 86% of the Company’s accounts receivable.

For the six months ended December 31, 2017, three customers accounted for 54%, 16% and 11% of the Company’s revenues, respectively. As of December 31, 2017, one of these three customers accounted for 100% of the Company’s accounts due from related parties and the remaining two customers accounted for approximately 74% of the Company’s accounts receivable.

For the six months ended December 31, 2016, three customers accounted for 36%, 36% and 12% of the Company’s revenues, respectively. At December 31, 2016, one of these three customers accounted for 100% of the Company’s accounts due from related parties and the remaining two customers accounted for approximately 79% of the Company’s accounts receivable.

Major Suppliers

For the three months ended December 31, 2017, two suppliers accounted for 82% and 15% of the total costs of revenue, respectively. For the three months ended December 31, 2016, one supplier accounted for 47% of the total costs of revenue.

For the six months ended December 31, 2017, one supplier accounted for 71% of the total costs of revenue. For the six months ended December 31, 2016, two suppliers accounted for 28% and 10% of the total costs of revenue, respectively.

Note 14. SEGMENT REPORTING

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments.

The Company’s chief operating decision maker is the Chief Executive Officer, who reviews the financial information of the separate operating segments when making decisions about allocating resources and assessing the performance of the group. The Company has determined that it has six operating segments: (1) shipping agency and shipping management services; (2) shipping and chartering services; (3) inland transportation management services; (4) freight logistics services; (5) container trucking services; (6) bulk cargo container services. However, due to the downturn in the shipping industry, the Company has decided to suspend to its shipping agency and shipping management services and shipping and chartering services.

As stated in Note 1, ACH Center’s operating revenue was less than 1% of the Company’s consolidated revenue and the results of operations for ACH Center was not reported as discontinued operations and was included in the container trucking services segment and freight logistics services segment below. For the three and six months ended December 31, 2017, revenue from ACH Center for container trucking services amounted to $nil and $42,968 respectively, representing 0% and 8% of the segment’s revenue. For the three and six months ended December 31, 2017, gross profit from ACH Center for container trucking services amounted to $nil and $4,297 respectively, representing 0% and 2% of the segment’ gross profit. For the three and six months ended December 31, 2017, revenue from ACH Center for freight logistics services amounted to $nil and $46,937 respectively, representing 0% and 1% of the segment’s revenue. For the three and six months ended December 31, 2017, gross profit from ACH Center for freight logistics services amounted to $nil and $13,989 respectively, representing 0% and 2% of the segment’ gross profit.

Prior to second quarter of fiscal 2018, bulk cargo container services were included in our freight logistics services segment and were operated by our New York subsidiary. Due to the growth of this business line and to enable our CODM to better assess the financial performance of the Company, we separated bulk cargo container services as a separate segment starting from this quarter. We have reclassified $504,815 of revenue from freight logistics services to bulk cargo container services for the six months ended December 31, 2017 for better comparison.

F-40

The following tables present summary information by segment for the three and six months ended December 31, 2017 and 2016, respectively:

	For the three months ended December 31, 2017
	Inland Transportation Management Services	Freight Logistics Services	Container Trucking Services	Bulk Cargo Container Services	Total
Revenues
- Related party	$555,246	$-	$-	$-	$555,246
- Third parties	$838,595	$3,596,323	$126,865	$103,452	$4,665,235
Total revenues	$1,393,841	$3,596,323	$126,865	$103,452	$5,220,481
Cost of revenues	$174,025	$3,108,195	$49,848	$43,810	$3,375,878
Gross profit	$1,219,816	$488,128	$77,017	$59,642	$1,844,603
Depreciation and amortization	$12,736	$476	$5,327	$-	$18,539
Total capital expenditures	$-	$2,721	$42,480	$-	$45,201

	For the three months ended December 31, 2016
	Inland Transportation Management Services	Freight Logistic Services	Container Trucking Services	Bulk Cargo Container Services	Total
Revenues
-Related party	$616,924	$-	$-	$-	$616,924
-Third parties	$834,679	$517,066	$159,879	$-	$1,511,624
Total revenues	$1,451,603	$517,066	$159,879	$-	$2,128,548
Cost of revenues	$87,800	$167,035	$95,961	$-	$350,796
Gross profit	$1,363,803	$350,031	$63,918	$-	$1,777,752
Depreciation and amortization	$6,695	$5,370	$-	$-	$12,065
Total capital expenditures	$45,466	$-	$-	$-	$45,466

	For the six months ended December 31, 2017
	Inland Transportation Management Services	Freight Logistics Services	Container Trucking Services	Bulk Cargo Container Services	Total
Revenues
- Related party	$1,120,406	$-	$-	$-	$1,120,406
- Third parties	$1,691,901	$6,600,212	$579,706	$608,267	$9,480,086
Total revenues	$2,812,307	$6,600,212	$579,706	$608,267	$10,600,492
Cost of revenues	$356,175	$5,828,108	$393,024	$464,489	$7,041,796
Gross profit	$2,456,132	$772,104	$186,682	$143,778	$3,558,696
Depreciation and amortization	$20,397	$951	$10,394	$-	$31,742
Total capital expenditures	$-	$7,798	$42,480	$-	$50,278

	For the six months ended December 31, 2016
	Inland Transportation Management Services	Freight Logistic Services	Container Trucking Services	Bulk Cargo Container Services	Total
Revenues
- Related party	$1,466,403	$-	$-	$-	$1,466,403
- Third parties	$1,470,935	$975,733	$159,879	$-	$2,606,547
Total revenues	$2,937,338	$975,733	$159,879	$-	$4,072,950
Cost of revenues	$191,801	$369,373	$95,961	$-	$657,135
Gross profit	$2,745,537	$606,360	$63,918	$-	$3,415,815
Depreciation and amortization	$14,667	$10,740	$-	$-	$25,407
Total capital expenditures	$45,466	$-	$-	$-	$45,466

F-41

	December 31,	June 30,
	2017	2017
Total assets:
Inland Transportation Management Services	$18,219,884	$15,552,593
Freight Logistic Services	206,190	1,704,946
Container Trucking Services	1,100,081	558,482
Bulk Cargo Container Services	697,144	-
Total Assets	$20,223,299	$17,816,021

Note 15. OTHER RELATED PARTY TRANSACTIONS

As of December 31, 2017 and June 30, 2017, the outstanding amounts due from related party consist of the following:

	December 31,	June 30,
	2017	2017

Tianjin Zhiyuan Investment Group Co., Ltd.	$2,636,662	$1,715,130
Less: allowance for doubtful accounts	(263,666)	-
Total	$2,372,996	$1,715,130

In June 2013, the Company signed a five-year global logistics service agreement with Tianjin Zhiyuan Investment Group Co., Ltd. (the “Zhiyuan Investment Group”) and TEWOO Chemical & Light Industry Zhiyuan Trade Co., Ltd. (together with Zhiyuan Investment Group, “Zhiyuan”). Zhiyuan Investment Group is owned by Mr. Zhang, the largest shareholder of the Company. In September 2013, the Company executed an inland transportation management service contract with the Zhiyuan Investment Group, whereby it would provide certain advisory services and help control potential commodities loss during the transportation process. As a result of the inland transportation management services provided to Zhiyuan, the Company generated revenue of $555,246 (11% of the Company’s total revenue) and $616,924 (29% of the Company’s total revenue) for the three months ended December 31, 2017 and 2016, respectively. The Company generated revenue of $1,120,406 (11% of the Company’s total revenue) and $1,466,403 (36% of the Company’s total revenue) for the six months ended December 31, 2017 and 2016, respectively. The amount due from Zhiyuan Investment Group at June 30, 2017 was $1,715,130. During the six months ended December 31, 2017, the Company continued to provide inland transportation management services to Zhiyuan and collected nil from Zhiyuan to increase outstanding accounts receivable. As of December 31, 2017, the Company provided a 10% allowance for doubtful accounts of the amount due from Zhiyuan.

As of December 31, 2017 and June 30, 2017, the outstanding amounts of advance to suppliers-related party consist of the following:

	December 31,	June 30,
	2017	2017

Zhiyuan International Investment & Holding Group (Hong Kong) Co., Ltd.	$3,473,717	$3,333,038
Total	$3,473,717	$3,333,038

On February 18, 2017, Trans Pacific Beijing (subsidiary) and Sino China (VIE) (collectively, the “Seller”), a subsidiary and VIE of the Company, entered into a Cooperative Transportation Agreement (the “Agreement”) with Zhiyuan International Investment & Holding Group (Hong Kong) Co., Ltd. (the “Buyer” or “Zhiyuan Hong Kong”). Mr. Zhang has also invested in the Buyer and is the largest shareholder of the Company. Pursuant to the Agreement, the Buyer, jointly with China Minmetals Corporation and China Metallurgical Group Corporation, acts as the general designer, general equipment provider and general service contractor in the upgrade and renovation project of Perwaja Steel Indonesia, which is located in Malaysia (the “Project”). The Seller shall be appointed as general agent to handle all related logistics and transportation occurring in the Project, ranging from equipment manufacturing, assembling, processing to instalment as referenced in the Agreement. The Seller agrees to make certain advance transportation payments during the Project on the basis of current practice in China’s transportation agency industry. The Buyer agrees to repay the advances to the Seller at any time as requested and, as instructed by the Seller, to satisfy the security repayment test in light of the Seller’s listed company profile. The Seller is contracted to provide high-quality services including the design of a detailed transportation plan as well as execution and necessary supervision of the transportation plan at the Buyer’s demand, and shall receive from the Buyer 1% - 1.25% of the total transportation expense incurred in the Project as commission for its professional design and execution of transportation plan as the general agent. No additional freight fees were advanced during the three and six months ended December 31, 2017.

F-42

SINO-GLOBAL SHIPPING AMERICA, LTD.

PROSPECTUS

4,000,000 Shares of Common Stock Issuable

Upon Exercise of Warrants

May 8, 2018